   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1996

                                                       REGISTRATION NO. 333-8307
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                KITTY HAWK, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          4522                         75-2564006
(State or other jurisdiction of   (Primary standard industrial          (I.R.S. employer
 incorporation or organization)   classification code number)         identification no.)

                             1515 WEST 20TH STREET
                                P.O. BOX 612787
              DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TEXAS 75261
                                 (214) 456-2200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               M. TOM CHRISTOPHER
                            CHIEF EXECUTIVE OFFICER
                             1515 WEST 20TH STREET
                                P.O. BOX 612787
              DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TEXAS 75261
                                 (214) 456-2200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                          Copies of communications to:

                MICHAEL M. BOONE                                STEPHEN A. OPLER
                 GREG R. SAMUEL                                  JOEL J. HUGHEY
             HAYNES AND BOONE, LLP                               ALSTON & BIRD
             3100 NATIONSBANK PLAZA                           ONE ATLANTIC CENTER
                901 MAIN STREET                            1201 WEST PEACHTREE STREET
            DALLAS, TEXAS 75202-3789                      ATLANTA, GEORGIA 30309-3424
                 (214) 651-5000                                  (404) 881-7000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                KITTY HAWK, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                FORM S-1 REGISTRATION STATEMENT
                 (PART I) ITEM NO. AND CAPTION               LOCATION IN PROSPECTUS BY CAPTION
      ----------------------------------------------------  -----------------------------------
  1.  Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus....................  Forepart of Registration Statement;
                                                              Outside Front Cover Page of
                                                              Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus........................................  Inside Front and Outside Back Cover
                                                              Pages of Prospectus
  3.  Summary Information, Risk Factors, and Ratio of
        Earnings to Fixed Charges.........................  Prospectus Summary; The Company;
                                                              Risk Factors
  4.  Use of Proceeds.....................................  Prospectus Summary; Use of
                                                            Proceeds; Management's Discussion
                                                              and Analysis of Financial
                                                              Condition and Results of
                                                              Operations
  5.  Determination of Offering Price.....................  Outside Front Cover Page of
                                                              Prospectus; Underwriting
  6.  Dilution............................................  Risk Factors; Dilution
  7.  Selling Security Holders............................  Management; Principal Stockholders
                                                              and Selling Stockholder; Certain
                                                              Transactions
  8.  Plan of Distribution................................  Outside Front Cover Page of
                                                              Prospectus; Underwriting
  9.  Description of Securities to be Registered..........  Description of Capital Stock
 10.  Interests of Named Experts and Counsel..............  *
 11.  Information with Respect to Registrant..............  Prospectus Summary; The Company;
                                                              Risk Factors; Use of Proceeds;
                                                              Dividend Policy; Dilution;
                                                              Capitalization; Selected
                                                              Consolidated Financial and
                                                              Operating Data; Management's
                                                              Discussion and Analysis of
                                                              Financial Condition and Results
                                                              of Operations; Business;
                                                              Management; Certain Transactions;
                                                              Principal Stockholders and
                                                              Selling Stockholder; Description
                                                              of Capital Stock; Shares Eligible
                                                              for Future Sale; Additional
                                                              Information
 12.  Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities....................  *

- ---------------

* Such item is inapplicable, or the answer thereto is in the negative and is omitted from the Prospectus.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************


                SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1996


PROSPECTUS

                                3,000,000 SHARES

                            [KITTY HAWK, INC. LOGO]

                              KITTY HAWK(R), INC.

                                  COMMON STOCK
                               ------------------
     Of the 3,000,000 shares offered hereby, 2,700,000 shares are being sold by the Company and 300,000 shares are being sold by a stockholder (the "Selling Stockholder"). See "Principal Stockholders and Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.


     Prior to this offering, there has not been a public market for the common stock (the "Common Stock") of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "KTTY."


      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

==================================================================================================
                                                    UNDERWRITING                    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                       PUBLIC      COMMISSIONS(1)    COMPANY(2)     STOCKHOLDER
- --------------------------------------------------------------------------------------------------
Per Share                                $               $               $               $
- --------------------------------------------------------------------------------------------------
Total(3)                                 $               $               $               $
==================================================================================================

   (1) For information regarding indemnification of the Underwriters, see "Underwriting."

   (2) Before deducting expenses payable solely by the Company estimated to be
       $        .

   (3) The Selling Stockholder has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
       Commissions, and Proceeds to Selling Stockholder will be $        ,
       $        , and $        , respectively.
                             ---------------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1996 at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

SMITH BARNEY INC.
                           ALEX. BROWN & SONS
                              INCORPORATED
                                                           FIELDSTONE
                                                        FPCG SERVICES, L.P.
            , 1996

                                    [MAP OF
                                SCHEDULED KITTY
                               HAWK U.S. ROUTES]

                             [PICTURE OF KITTY HAWK
                                 CONTROL ROOM]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus: (i) does not give effect to the exercise of the Underwriters' over-allotment option and (ii) gives effect to the consummation during June 1996 of a 0.2285391 share dividend for each share of Common Stock then outstanding. As used in this Prospectus, the terms "Kitty Hawk" and "Company" refer to Kitty Hawk, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise. A reference to a fiscal year by date refers to the Company's fiscal year ending on August 31 of that calendar year.

                                  THE COMPANY

     Kitty Hawk is one of the leading providers of air freight charter services in the United States, emphasizing highly-reliable, time-sensitive services. The Company's air freight carrier owns 24 aircraft, 16 of which are currently used in scheduled airport-to-airport freight service under contracts primarily with major freight forwarders in North America and the Pacific Rim. These contracts generally require the Company to supply aircraft, crew, maintenance, and insurance ("ACMI") and to meet certain on-time performance standards, while its customers are responsible for substantially all other operating expenses, including fuel. Additionally, Kitty Hawk is the leading provider of same-day air logistics charter services in the United States. Through use of its advanced, proprietary computer software, the Company manages delivery of extremely time-sensitive freight utilizing the on-demand charter services of both third-party air freight carriers and planes from the Company's fleet that are not then committed to ACMI service. The Company's total revenues have increased to $103.7 million in fiscal year 1995 from $33.4 million in fiscal year 1991. During the same period, the Company's owned aircraft fleet grew to 21 aircraft from 9 aircraft. Kitty Hawk has been profitable in every fiscal year since its inception in 1985.


     Air Freight Carrier. Kitty Hawk believes it operates one of the three largest fleets of Boeing 727-200F (freighter) aircraft dedicated to ACMI contract charters. Under ACMI contracts the air freight carrier operates designated aircraft on scheduled routes typically for either certificated air freight carriers that desire the operational flexibility of supplementing their existing fleet with additional airlift capacity provided by the Company or uncertificated entities that prefer to outsource the air freight carrier function of their operations. The Company believes it met the scheduled departure and/or arrival times (as applicable under the subject ACMI contract) of its ACMI contract charter customers 98.9% of the time during the nine months ended May 31, 1996, not including delays beyond the Company's control (such as weather and customer-related delays). In addition, the Company's air freight carrier flew approximately 8.8% of the on-demand charters managed by the Company in the nine months ended May 31, 1996. By deploying aircraft owned by the air freight carrier not then operating under an ACMI contract to service on-demand charters for its air logistics business, Kitty Hawk is able to moderate fluctuations in its asset utilization and thereby maintain higher utilization rates in its air freight carrier business. During the nine months ended May 31, 1996, the Company's air freight carrier customers included the U.S. Postal Service and air freight companies such as Burlington Air Express, Inc., DHL Airways, Inc., Emery Worldwide Airlines, Inc. and Federal Express Corporation. The Company's air freight carrier business accounted for $9.8 million (56.3%) of the Company's gross profit in the nine months ended May 31, 1996.



     Air Logistics. Kitty Hawk's expedited, same-day air charter services primarily support the "just-in-time" inventory management systems and emergency repair and replacement part requirements of major industrial companies. Utilizing a proprietary computerized database, the Company coordinates "door-to-door" transportation services by arranging for ground pickup, loading, air transportation, unloading, and ground delivery of freight. On-demand air logistics services are generally used to transport manufacturing and replacement parts and products when expedited, same-day delivery is critical to avoid costly inventory shortages or work stoppages. For the nine months ended May 31, 1996, the time elapsed between the customer's initial estimate of freight availability and the delivery of that freight was typically less than six hours at an average charge per shipment of $5,803. In the nine months ended May 31, 1996, the Company's air logistics business arranged 11,209 on-demand charters for more than 500 customers such as Eagle USA Airfreight Inc., General Motors Corporation ("GM"), International Business Machines Corp., Ryder System, Inc., the U.S. Postal Service, and TRW Inc. In the nine months ended May 31, 1996, the Company's air logistics business accounted for $7.6 million (43.7%) of the Company's gross profit.

     Most Significant Customers. Since 1990, Kitty Hawk has managed virtually all of GM's North American on-demand air freight charters. In the nine months ended May 31, 1996, GM accounted for approximately $42.1 million (39.3%) of the Company's total revenues. Additionally, Kitty Hawk is a significant provider of services to the U.S. Postal Service and Burlington Air Express, Inc. In the nine months ended May 31, 1996, the U.S. Postal Service and Burlington Air Express, Inc. accounted for approximately $21.3 million (19.8%) and approximately $10.0 million (9.3%), respectively of the Company's total revenues.

                                   THE FLEET


     The Company's air freight fleet is comprised of ten Boeing 727-200Fs (including two recently purchased Boeing 727-200 aircraft that are in the process of cargo reconfiguration), five Douglas DC-9-15Fs and nine turbo-prop Convairs. During fiscal year 1997, the Company intends to use the proceeds of the offering to add five Boeing 727-200Fs to its fleet, three of which the Company anticipates will be initially dedicated to ACMI contract charter use and two to on-demand charters, and for general corporate purposes. With these additional aircraft, the Company believes that its air freight carrier will be able to obtain a greater number of ACMI contract and on-demand charters flown on Company aircraft, which generally produce a higher gross profit margin than charters subcontracted to third-party carriers.


                             COMPETITIVE STRENGTHS

     Kitty Hawk believes that its principal competitive strengths are its:

     - Customer Focus. Kitty Hawk's commitment to customer service and satisfaction is a significant factor in its ability to attract and retain customers. In an independent survey of certain of the Company's customers performed by Dun & Bradstreet, Inc. dated May 18, 1995, the Company received an overall rating of 1.00 (on a performance scale of: 1.00 = "Exceeds Expectations" to 5.00 = "Below Expectations"). The Company believes that its profit sharing compensation structure motivates its employees to provide excellent customer service and reduces employee turnover.

     - Boeing 727-200F Fleet. The Company believes that its fleet of Boeing 727-200Fs enables it to offer its customers a desirable aircraft type for the shipment of freight and to attract and retain customers who desire a single source of Boeing 727-200F aircraft. Kitty Hawk believes the popularity of the 727-200F aircraft stems from its range and payload characteristics, which the Company believes are well suited for flights
       of up to 2,500 miles that are typical of the intra-American      and
       intra-Asian routes of its integrated freight customers. According to the April 1996 issue of FedEx Aviation Services' Commercial Jet Fleet, more Boeing 727 (-100 and -200) aircraft are currently utilized in freighter configuration than are any other aircraft type.

     - Advanced Technology. The Company believes that its computerized database, information software, and tracking systems enable it to increase its aircraft utilization and provide better service to customers. These systems enable the Company to provide a level of service which the Company believes is not otherwise currently available in the market for on-demand air logistics.

     - Economies of Scale. As the leading provider of same-day air logistics charter services in the United States, the Company believes it enjoys significant pricing advantages in arranging third-party air freight charters, which results in lower charges to its customers and increased profitability for Kitty Hawk.

                               BUSINESS STRATEGY

     The Company's strategy is to continue its rapid growth by: (i) acquiring additional Boeing 727-200F aircraft primarily for its ACMI contract business to meet expected growth in air freight transportation demand in both the North American and Pacific Rim markets, (ii) increasing its focus on marketing to firms reducing inventory and shortening product cycle times through direct air shipments from manufacturer to end user, (iii) continuing to provide high quality service through the ongoing development and enhancement of its computerized database, information software, and tracking systems, and (iv) pursuing the acquisition of domestic and international strategic suppliers of on-demand air and related ground transportation services.

                                  THE OFFERING


Common Stock offered by the Company......................  2,700,000 shares
Common Stock offered by the Selling Stockholder..........  300,000 shares
Common Stock to be outstanding after the offering........  10,450,000 shares (1)
Use of proceeds..........................................  For the acquisition and modification of five additional Boeing 727-200 aircraft
                                                           and for general corporate purposes.
Proposed Nasdaq National Market Symbol...................  KTTY


- ---------------

(1) Does not include: (i) 300,000 shares of Common Stock available for the future grant of stock options under the Company's Omnibus Securities Plan and for matching contributions by the Company under its 401(k) Savings Plan,
    (ii) 200,000 shares of Common Stock available for issuance under the Company's Annual Incentive Compensation Plan and (iii) 100,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Employee Compensation Plans and Arrangements."

                              RECENT DEVELOPMENTS


     Set forth below is preliminary unaudited revenue data for the Company for the three months ended August 31, 1995, and 1996 and the fiscal year ended August 31, 1996.



                                                                THREE MONTHS
                                                                ENDED AUGUST       FISCAL YEAR
                                                                     31,              ENDED
                                                               ---------------     AUGUST 31,
                                                               1995      1996         1996
                                                               -----     -----     -----------
                                                                        (IN MILLIONS)
    Revenues:
      Air freight carrier....................................  $10.3     $15.9       $  52.9
      Air logistics..........................................   15.2      19.4          89.5
                                                               -----     -----        ------
              Total revenues.................................  $25.5     $35.3       $ 142.4
                                                               =====     =====        ======

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                FISCAL YEAR ENDED AUGUST 31,              NINE MONTHS
                                      -------------------------------------------------      ENDED
                                       1991      1992      1993       1994       1995     MAY 31, 1996
                                      -------   -------   -------   --------   --------   ------------
INCOME STATEMENT DATA:
Revenues:
  Air freight carrier................ $ 6,121   $ 6,760   $12,939   $ 28,285   $ 41,117     $ 37,042
  Air logistics......................  27,260    45,893    52,840     79,415     62,593       70,084
                                      -------   -------   --------  --------   --------     --------
Total revenues.......................  33,381    52,653    65,779    107,700    103,710      107,126
Gross profit.........................   5,281     4,188    10,578     14,749     18,178       17,392
Stock option grant to executive......      --        --        --         --         --        2,907(1)
Operating income.....................   1,454     1,258     5,934      8,004      9,345        6,908
Net income...........................     846     1,013     4,105      5,261      4,416        3,411(1)
Net income per share................. $  0.08   $  0.12   $  0.52   $   0.66   $   0.55     $   0.43(1)
                                      =======   =======   ========  ========   ========     ========
Weighted average common and common
  equivalent shares outstanding......  10,089     8,671     7,968      7,968      7,968        7,968
OPERATING DATA:
Air Freight Carrier
  Revenue aircraft owned (at end of
     period).........................       9        11        10         15         21           23
  Flight hours flown(2)..............   3,615     3,567     7,030     11,795     15,183       14,168
  Number of on-demand charters
     flown...........................     377       292       752      1,182      1,238          987
  Number of ACMI contract charters
     flown...........................     257       655     1,314      1,734      2,601        2,530
Air Logistics
  Number of on-demand charters
     managed(3)......................   6,514     8,708     9,748     16,713     14,198       11,209


                                                                           AS OF MAY 31, 1996
                                                                        ------------------------
                                                                        ACTUAL    AS ADJUSTED(4)
                                                                        -------   --------------
BALANCE SHEET DATA:
Working capital.......................................................  $ 4,450      $  5,150
Total assets..........................................................   61,977        93,955
Long-term debt, including current maturities..........................   25,739        25,739
Stockholder's equity..................................................   23,284        55,262


- ---------------

(1) Results for the nine months ended May 31, 1996, lack comparability to prior periods because such period includes one of two nonrecurring grants to an executive officer of stock options that resulted in a charge to earnings of approximately $2,907,000. Had this grant of stock options not occurred, net income for the nine months ended May 31, 1996 would have been $5,141,000 and net income per share would have been $0.69. See "Management -- Employee Compensation Plans and Arrangements."

(2) As reported by the Company to the Federal Aviation Administration (the
    "FAA").

(3) Includes on-demand charters flown by the Company's air freight carrier.


(4) Adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application by the Company of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  THE COMPANY

     The Company conducts its operations primarily through two wholly-owned subsidiaries, Kitty Hawk Aircargo, Inc. and Kitty Hawk Charters, Inc. Kitty Hawk Aircargo, Inc. was formed in 1989 and operates as the Company's air freight carrier. Kitty Hawk Charters, Inc. was formed in 1980 and operates the Company's air logistics business.

     In 1980, Mr. M. Tom Christopher, the Selling Stockholder, founded Christopher Charters, Inc. which arranged on-demand air charters using third-party air freight carriers. In 1985, Mr. Christopher formed the Company to acquire Kitty Hawk Airways, Inc., an FAA certificated Part 135 (small aircraft) operator and to acquire Christopher Charters, Inc. (whose name was later changed to Kitty Hawk Charters, Inc.). Kitty Hawk Airways, Inc. was an independent on-demand air freight carrier used frequently by Christopher Charters, Inc. The Company obtained FAA Part 121 certification (transport category aircraft) in 1987 through the acquisition of a small independent air freight carrier.

     Kitty Hawk was reincorporated in Delaware in October 1994. The Company's principal executive offices are located at 1515 West 20th Street, P.O. Box 612787, Dallas/Fort Worth International Airport, Texas 75261 and its telephone number is (214) 456-2200.

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors relating to the Company and its Common Stock before making an investment.

CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP AND OPERATION


     Capital Investment. The air freight carrier business is a highly capital-intensive business. The Company's balance sheet as of May 31, 1996, reflected an increase in its ownership of aircraft to $53.0 million from $18.6 million at August 31, 1994, primarily reflecting the acquisition of five Boeing 727-200s and two Douglas DC-9-15Fs. Since May 31, 1996, the Company has acquired and will modify two additional aircraft for an estimated cost of approximately $15.0 million. In order to further expand the Company's air freight carrier business, the Company intends to purchase used jet aircraft (including the five Boeing 727-200s the Company intends to purchase with the proceeds of the offering) that typically require certain modifications including reconfiguring the aircraft from passenger to cargo use and installing equipment to comply with noise abatement regulations. The market for used jet aircraft and parts required for such modifications is volatile and can be negatively affected by limited supply, increased demand, and other market factors and recently has experienced significant price increases. Therefore, there can be no assurance that Kitty Hawk will be able to purchase and modify additional aircraft at favorable prices or that the Company will have or be able to obtain sufficient resources with which to make such purchases and modifications. See "Business -- Business Strategy," "Business -- Government Regulation," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Operating Costs. The operation of the Company's air freight carrier business incurs considerable operational, maintenance, fuel, and personnel expenses. In addition, the Company's financial results can be adversely affected by unexpected engine or airframe repairs to the extent uninsured. In fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, the costs of revenues attributable to the air freight carrier were $8.9 million, $19.5 million, $28.1 million and $27.2 million, respectively, principally reflecting an expansion of the Company's air freight carrier fleet.

     Kitty Hawk's operation of aircraft requires compliance with maintenance directives and regulations of the FAA. Spare or replacement parts and components may not be readily available in the marketplace. If the Company is unable to obtain necessary parts or components in a timely manner, the Company's air freight carrier business could be adversely affected. In addition, even if such parts or components are available, a shortage of supply could result in an increase in procurement costs that may adversely affect the Company's profitability.

     Fuel is a cost component in the operation of the Company's aircraft for on-demand services and the aircraft of third-party providers of charter services. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world and recently the cost of fuel has increased markedly. Kitty Hawk has no agreement with any fuel supplier assuring the availability or price stability of fuel and such agreements are generally not available in the industry. The Company is unable to pass on increased fuel costs to GM without GM's consent, pursuant to the terms of the GM Agreement, and the Company may have similar restrictions with respect to fuel cost increases under other customer agreements in the future. Accordingly, the future cost and availability of fuel to Kitty Hawk cannot be predicted, and substantial price increases in, or the unavailability of adequate supplies of, fuel may have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Maintenance," and "Business -- Government Regulation."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Kitty Hawk's largest three customers, General Motors Corporation, the U.S. Postal Service, and Burlington Air Express, Inc., directly accounted for 68.4% of total revenues in the nine months ended May 31, 1996.

     General Motors Corporation. Of the Company's total revenues in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, GM accounted for $36.0 million (54.7%), $67.9 million (63.1%),

$48.9 million (47.1%), and $42.1 million (39.3%), respectively. GM accounted for 70.7%, 77.4%, 59.9%, and 59.1% of the total number of on-demand charters that were flown by the air freight carrier in 1993, 1994, and 1995 and in the nine months ended May 31, 1996, respectively. In addition to GM, the Company believes approximately 16.3% of its total revenues in the nine months ended May 31, 1996 were generated from services provided to other participants in the U.S. automotive industry, a substantial portion of which the Company believes were GM suppliers. See "Business -- Relationship with GM."


     Kitty Hawk provides on-demand logistics services to GM pursuant to a non-exclusive agreement executed in June 1990 for a term ending May 1997 (the "GM Agreement"). Pursuant to the GM Agreement, the Company is the primary manager of on-demand cargo charters for GM in North America. The GM Agreement limits the Company's utilization of its air freight carrier to a maximum of 30% of the charter revenue or charter volume in the performance of on-demand charters for GM. In the nine months ended May 31, 1996, the air freight carrier accounted for approximately 18.8% of the charter revenue from, and 8.1% of the charter volume of, the GM on-demand charters managed by the Company. These limitations could prevent Kitty Hawk from directing GM on-demand charters to its air freight carrier, thereby precluding the Company from realizing the higher gross profit margins generated by the air freight carrier as compared to charters subcontracted to third-party carriers. In addition, this limitation may restrict the flexibility of Kitty Hawk in shifting aircraft dedicated or expected to be dedicated to ACMI contract charter service to on-demand charter service, which in turn results in a greater dependence by the Company on its ACMI contract charter customers.

     The GM Agreement also provides that either party may, with or without cause, terminate the agreement following a quarterly review by giving the other party at least 30 days' prior written notice thereof. Therefore, there can be no assurance that the GM Agreement will remain in effect for its scheduled term or that it will be extended beyond May 1997. A change in, or renewal of, the GM Agreement on terms less favorable to the Company could have a material adverse effect on the Company. Kitty Hawk believes GM has attempted (including on at least two occasions issuing system-wide pronouncements to significantly reduce use of expedited transportation, including Kitty Hawk's air logistics services), and in the future will continue to attempt, to reduce its premium transportation expenses including amounts paid to the Company under the GM Agreement. A strike of GM workers at various plants during the third quarter of fiscal 1996 resulted in GM temporarily ceasing to use the Company's air logistics services. Any development that precipitates a reduction in GM's or its suppliers' usage of air freight charters or any decision by GM to terminate or not extend its relationship with the Company could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Relationship with GM."


     U.S. Postal Service. Of the Company's total revenues in fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, the U.S. Postal Service accounted for $17.3 million (26.3%), $11.1 million (10.3%), $10.0 million (9.7%), and $21.3 million (19.8%), respectively. Of the Company's gross profits from air logistics in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, the U.S. Postal Service accounted for $4.0 million (61.5%), $2.0 million (33.8%), $1.0 million (18.9%), and $3.8 million (50.0%), respectively. See "Business -- Air Logistics -- United States Postal Service."



     The U.S. Postal Service awards contracts periodically pursuant to a public bidding process which considers quality of service and other factors, including price to a lesser extent. Bids for contracts to provide Christmas season charters generally are submitted in the summer of each year and are typically awarded during the following fall. These contracts are typically for one year or less. The inability of Kitty Hawk to remain competitive with respect to price and quality of service would have a material adverse effect on the Company's ability to obtain such contracts. The inability of Kitty Hawk to obtain such contracts in the future and replace them with new business could have a material adverse effect on the Company's total revenues and profitability. Kitty Hawk's contracts with the U.S. Postal Service are subject to termination at the convenience of the U.S. Postal Service. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Air Logistics."


     Burlington Air Express, Inc. Recently, Burlington Air Express, Inc. has developed into a significant customer, accounting for $10.0 million (9.3%) of the Company's total revenues for the nine months ended

May 31, 1996. Burlington Air Express, Inc. currently leases under one ACMI contract five of the Company's Boeing 727-200Fs and under a separate ACMI contract three of the Company's Convairs. The Boeing 727-200F ACMI contract is for a term expiring on March 1, 1999, but pursuant to the terms of this contract, either party may terminate upon thirty days' written notice the services of one Boeing 727-200F aircraft immediately and one additional Boeing 727-200F aircraft on or after each of March 1, 1997, March 1, 1998, and September 1, 1998. In addition, Burlington Air Express, Inc. may earlier terminate this contract if, among other reasons, the Company fails to meet certain performance standards. The loss of this customer, or a reduction in this customer's use of the Company's services, could have a material adverse effect on the Company. See "Business -- Air Freight Carrier."


CYCLICALITY OF CUSTOMERS' BUSINESSES


     Kitty Hawk's air logistics services are provided to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond the control of the Company and, therefore, the demand for the Company's services could be materially adversely affected by downturns in the businesses of the Company's customers. Of the Company's total revenues for the nine months ended May 31, 1996, the Company believes approximately 55.5% were generated from services provided to the U.S. automotive industry, which has historically been a cyclical industry. A contraction in the U.S. automotive industry, a prolonged work stoppage or other significant labor dispute involving that industry, or a change in policy reducing the usage of air freight charters in that industry, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION


     Domestic Regulation. The Company's air freight carrier is subject to Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), under which the Department of Transportation ("DOT") and the FAA exercise regulatory authority over air carriers.


     The DOT regulates the economic aspects of the airline industry, while the FAA regulates air safety and flight operations. The DOT is primarily responsible for regulating economic issues affecting air service, including, among other things, air carrier certification and fitness, insurance, consumer protection, unfair methods of competition and transportation of hazardous materials.

     The FAA is primarily responsible for regulating air safety and flight operations, including, among other things, airworthiness requirements for each type of aircraft the Company's air freight carrier operates, pilot and crew certification, aircraft maintenance and operational standards, noise abatement, airport slots and other safety-related factors.

     The Company's operations are subject to routine, and periodically more intensive, inspections and oversight by the FAA. Following a review of safety procedures at ValuJet, Inc., the FAA on June 19, 1996, announced it would propose changes to the FAA's and air carriers' oversight of contract maintenance and training procedures which, if implemented, would result in higher scrutiny of such maintenance and training procedures and could result in the Company incurring increased maintenance costs for its contract maintenance. See "Business -- Maintenance." Because the Company conducts operations for the U.S. military, it is also subject to inspections by the Department of Defense (the "DOD"). The Company's air freight carrier is also subject to regulation by the DOD in connection with operations to military airfields, and, in connection with international operations, to regulation by the Department of Commerce, the U.S. Customs Service, the Immigration and Naturalization Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture. The Environmental Protection Agency has jurisdiction to regulate aircraft engine exhaust emissions. All air carriers are also subject to certain provisions of the Federal Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities. Additional laws and regulations have been imposed from time to time by federal, state, and local governments that have increased significantly the cost of operations by imposing additional requirements or restrictions on operations. For example, certain cities, states, and local airport authorities prohibit flights in and out of their airports with Stage II aircraft (as defined by the FAA) or between certain hours. The FAA has proposed amendments to its flight and rest time regulations which, if adopted as proposed, could restrict the ability of the Company to respond to a shipper's request for same day delivery and/or would require the Company to hire and train additional qualified pilots to perform the Company's flight operations.

     The adoption of new laws, policies, or regulations, or changes in the interpretation or application of existing laws, policies or regulations, whether by the FAA, the DOT, the Federal Communications Commission, the United States government, or any foreign, state, or local government, could have a material adverse impact on Kitty Hawk and its operations.

     The Company's revenue fleet is comprised of ten Boeing 727-200 aircraft manufactured between 1969 and 1978, five Douglas DC-9-15 aircraft manufactured during 1967 and 1968, and nine turbo-prop Convairs manufactured between 1948 and 1957. Manufacturer's Service Bulletins ("Service Bulletins") and FAA Airworthiness Directives ("Directives") issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis cause certain of these aircraft to be subject to extensive aircraft examinations and may require certain of these aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft included in the Company's fleet could be issued in the future. The cost of compliance with Directives and Service Bulletins cannot currently be estimated, but could be substantial.

     The DOT and the FAA have the authority to modify, amend, suspend, or revoke the authority and licenses issued to the Company for failure to comply with the provisions of law or applicable regulation. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions by the FAA or the DOT, if taken, could have a material adverse effect on Kitty Hawk.

     The DOT and the Environmental Protection Agency exercise regulatory jurisdiction over the transportation of hazardous materials. The Company may from time to time transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility for compliance with these regulations and are responsible for proper packaging and labeling. Substantial civil monetary penalties can be imposed on both shippers and air carriers for infractions of these regulations.


     Foreign Regulation. Certain of the Company's air freight carrier operations are conducted wholly between two or more points that are all located outside of the United States. To the extent required to do so, the Company obtains authority to operate such foreign operations from the aeronautical authorities of the countries in which such operations are conducted. As with the certificates and license obtained from U.S. authorities, the Company must comply with all applicable rules and regulations imposed by these foreign aeronautical authorities or be subject to the suspension, amendment or modification of its operating authorities.



     Excise Tax. On August 27, 1996, a 6.25% federal transportation excise tax applicable to air freight transportation was reinstated. Reinstatement of the tax by the government will result in higher costs to shippers of air freight and air freight carriers, which may have a material adverse effect on the Company's freight traffic, yields, revenue, and margins.



     Restrictions on Foreign Ownership and Control. Under current federal aviation law, the Company's air freight carrier could cease to be eligible to operate as an air freight carrier if more than 25% of the voting stock of the Company were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air freight carrier certificate, the president and two-thirds of the directors and officers of an air carrier must be U.S. citizens. All of the Company's directors and officers are U.S. citizens. Furthermore, (i) the Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter and (ii) the Bylaws do not permit non-U.S. citizens to serve as directors or officers of the Company. See "Business -- Government Regulation" and "Description of Capital Stock."

COMPETITION

     The market for air freight carrier services has been and is expected to remain highly competitive. Kitty Hawk competes with other air freight carriers with regard to furnishing on-demand charters and ACMI contract charters. The Company believes that the basis for such competition is price, quality of service, and the location and performance characteristics of aircraft. The Company's air freight carrier is also subject to competition from other modes of transportation, including, but not limited to, railroads and trucking.


     Numerous competitors of Kitty Hawk provide or coordinate door-to-door air freight charters on an expedited basis. The market for air logistics also has been and is expected to remain highly competitive. The Company's principal competitors for on-demand air logistics services are other air logistics companies, air freight carriers which seek to book charters directly with customers, and air freight companies that offer expedited service. During the last fourteen months, each of Emery Worldwide Airlines Inc., Federal Express Corporation, and United Parcel Service have entered the expedited air freight business by offering "next-flight-out" service. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.


     The Company's ability to attract and retain business also is affected by the decisions of the transportation departments of commercial and industrial businesses whether, and to what extent, to coordinate their own transportation needs. Prior to 1990, GM conducted its air logistics business in-house. GM and certain other customers maintain transportation departments that could be expanded to manage charters in-house which could have a material adverse effect on Kitty Hawk. With respect to the Company's ACMI contract charter business, the Company could be adversely affected by the decision of certain of its certificated customers to acquire additional aircraft, or by its uncertificated customers to acquire and operate their own aircraft, to service routes currently serviced by Company aircraft. Many of the Company's competitors and customers have substantially greater financial resources than the Company.


POSSIBILITY THAT HISTORICAL RATES OF GROWTH WILL NOT CONTINUE; CHALLENGES PRESENTED BY MANAGEMENT OF EXPANDED OPERATIONS



     From August 31, 1990 to May 31, 1996, Kitty Hawk experienced substantial growth. If Kitty Hawk continues to grow, the Company's ability to manage growth successfully will require it to continue to improve its operations and financial management; to develop the management skills of its account managers and supervisors; and to train, motivate, and effectively manage its employees. The Company's failure to manage growth successfully could have a material adverse effect on the Company's business. The Company's future success also depends on its continuing ability to attract and retain highly qualified mechanical, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key mechanical, managerial and technical employees or that it will be successful in attracting, assimilating or retaining other highly qualified mechanical, technical and managerial personnel in the future.


     A significant factor in the growth of the Company and its air logistics business has been the utilization by certain manufacturers (particularly GM) of "just-in-time" inventory management systems that rely on the use of same-day air freight delivery service. Because many manufacturers have already adopted "just-in-time" inventory management programs, much of the growth in the expedited, same-day air logistics business associated with the conversion to such inventory control systems may already have occurred and, therefore, the rates of growth historically experienced by the Company's air logistics business may not continue. See "Business -- Overview of Expedited Air Freight Transportation Industry."


     The Company's future success is dependent to a significant degree on its ability to manage and integrate profitably seven Boeing 727-200Fs that the Company has either recently acquired or intends to acquire and place in service during fiscal year 1997, five of which the Company anticipates will be initially dedicated to ACMI contract charter use. Kitty Hawk is seeking to obtain new ACMI contracts with additional and existing customers, to which the Company anticipates such aircraft would be dedicated when placed in service. The Company intends to have new ACMI contracts in place for these aircraft by the time they are placed in service. However, to the extent arrangements for such new ACMI contracts have not been made at such time,

Kitty Hawk would seek other revenue opportunities for such aircraft although there can be no assurance that such opportunities will be available at such time. The failure to generate adequate revenue from such Boeing 727-200Fs pending the entering into of ACMI contracts, or the failure to secure ACMI contracts for such aircraft, could have a material adverse effect on the Company. Furthermore, there also can be no assurance that Kitty Hawk will be able to achieve profitable results from these aircraft or any other aircraft acquired in the future. See "Business."

RISKS RELATED TO GROWTH THROUGH ACQUISITIONS


     One of Kitty Hawk's business strategies is to continue its growth by pursuing the acquisition of both domestic and international strategic suppliers of on-demand air and related ground transportation services. Growth through acquisition involves substantial risks, including improper valuation and inadequate or unsuccessful integration of acquired businesses. There can be no assurance that suitable acquisition candidates will be available, that the Company will be able to acquire, profitably manage, or successfully integrate such additional companies, or that any such future acquisitions will produce returns justifying the investment by Kitty Hawk. In addition, the Company may compete for acquisition candidates with its competitors or other companies that have significantly greater resources than the Company. Additionally, Kitty Hawk's existing Amended and Restated Credit Agreement dated August 14, 1996 with Wells Fargo Bank (Texas), N.A. and Bank One, Texas, N.A. (the "Credit Agreement") restricts the Company's ability to make certain types of acquisitions. See "Business -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Kitty Hawk currently intends to finance future acquisitions by issuing shares of Common Stock to sellers of such businesses as all or a portion of the consideration to be paid. Any future such issuance may result in substantial dilution to purchasers of the shares of Common Stock offered hereby. In the event that sellers of potential acquisition candidates are unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, Kitty Hawk may be required to utilize its available cash resources or to pursue other types of financing to complete any acquisitions.

DEPENDENCE ON KEY PERSONNEL


     The Company believes that its continued success depends, and will continue to depend, on the services of: (i) M. Tom Christopher, the founder, Chairman of the Board of Directors, Chief Executive Officer, and, until recently, the sole stockholder of the Company and (ii) Tilmon J. Reeves, the President and Chief Operating Officer of the Company who is primarily responsible for the day-to-day operations of the Company. The loss of services of either Mr. Christopher or Mr. Reeves could have a material adverse effect on the Company. The GM Agreement provides that GM may terminate the GM Agreement in the event of a change in management of Kitty Hawk Charters, Inc. In addition, the Credit Agreement is terminable if Mr. Christopher ceases to be the Chief Executive Officer of Kitty Hawk or active in the management of the Company. Mr. Christopher, Mr. Reeves, and Mr. Richard R. Wadsworth, Senior Vice President -- Finance, Chief Financial Officer, and Secretary have entered into employment agreements with the Company. See "Management -- Employment Agreements."


OPERATIONS DEPENDENT UPON LIMITED FLEET

     Because 18 of the Company's 24 aircraft are or are expected to be dedicated to service under ACMI contracts (and the Company anticipates three of the five aircraft to be purchased with the proceeds of the offering also will be so dedicated), in the event one or more of the Company's aircraft were destroyed or out of service for an extended period of time, the Company's ability to fulfill its obligations under one or more of its ACMI contracts could be impaired. While Kitty Hawk believes that its insurance coverage is sufficient to cover the replacement cost of an aircraft, there can be no assurance that suitable replacement aircraft could be purchased or leased or that, if purchased, the Company could utilize such an aircraft without incurring substantial costs or delays.

SEASONALITY

     The Company's air logistics business is seasonal, with its highest revenues historically occurring in the Company's first, second and fourth fiscal quarters due to the services provided to the U.S. Postal Service during the Christmas holiday season in the Company's second fiscal quarter and to increased production schedules of GM and its suppliers in the Company's first and fourth fiscal quarters. The Company's results of operations would be adversely and disproportionately affected if the Company's air logistics revenues were substantially lower than those normally expected during such three fiscal quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" and "Business."

CONTROL BY MR. CHRISTOPHER

     Immediately after completion of this offering, Mr. Christopher will own 7,123,436 shares, or approximately 68.2% (63.9% if the Underwriters' over-allotment option is exercised in full), of the Common Stock. Consequently, Mr. Christopher will have the ability to elect all of the directors of the Company and to effect or prevent certain corporate transactions that require majority approval, including mergers and other business combinations. Furthermore, Mr. Christopher will be able to reject proposed transactions favored by a majority of the independent stockholders pursuant to voting decisions made by Mr. Christopher in his capacity as a stockholder, which decisions may be made independent of his fiduciary duty to stockholders in his capacity as a director of the Company. See "Principal Stockholders and Selling Stockholder."

BENEFITS TO SELLING STOCKHOLDER AND OTHER AFFILIATES OF THE COMPANY


     Benefits to the Selling Stockholder, Mr. Christopher, as a result of the offering include the increased marketability of his shares of Common Stock and the sale of certain of his shares of Common Stock in the offering. The original aggregate purchase price of Mr. Christopher's shares in a predecessor corporation, which shares he ultimately exchanged for his shares of Common Stock, was approximately $1,000. Messrs. Reeves and Wadsworth recently were granted, and exercised, options to purchase 390,707 and 153,567 shares of Common Stock respectively for a purchase price of $.01 per share. Pursuant to a provision in such options, the Company withheld 40% of the shares of Common Stock to be issued to Messrs. Reeves and Wadsworth in order to satisfy income tax withholding obligations. Messrs. Reeves and Wadsworth also will benefit from the increased marketability of their shares. The shares of Common Stock held by Messrs. Christopher, Reeves and Wadsworth will have a market value (based upon an assumed initial offering price of $13.00 per share) immediately following the offering of $92,604,668 ($86,754,668 if the Underwriters' over-allotment option is exercised in full), $3,047,512 and $1,197,820, respectively. See "Management" and "Principal Stockholders and Selling Stockholder."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. Accordingly, no assurance can be given as to the liquidity of the market for the Common Stock or the price at which any sales may occur. The future market price of the Common Stock could be subject to wide fluctuations in response to a variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends, and other factors. The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Stockholder, and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect prevailing market prices for the Common Stock. Upon completion of this offering, 10,450,000 shares of Common Stock will be outstanding. The 3,000,000 shares (or 3,450,000 shares, if the Underwriters' over-allotment option is exercised in full) offered hereby will be freely tradable by persons that are not "affiliates" of Kitty Hawk without restriction under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 7,450,000 shares of Common Stock (7,000,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock are deemed "restricted securities" pursuant to Rule 144 under the Securities Act and may be resold to the extent permitted by Rule 144 and Rule 701 of the Securities Act or any exemption under the Securities Act.

     The Company intends to file a registration statement under the Securities Act covering the 600,000 shares of Common Stock reserved for issuance under the Company's Omnibus Securities Plan, 401(k) Savings Plan, Annual Incentive Compensation Plan and Employee Stock Purchase Plan (collectively, the "Plans"). See "Management -- Employee Compensation Plans and Arrangements." As of the date hereof, no options or shares had been issued under any of these Plans. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market when issued pursuant to the Plans, subject to provisions of the Plans, including vesting, and the lock-up agreements described herein.

     The Selling Stockholder, as well as Messrs. Reeves and Wadsworth, will hold, in the aggregate, 7,450,000 shares of Common Stock after this offering (7,000,000 shares if the Underwriters' over-allotment option is exercised in full). The Company, its directors and executive officers (other than the Selling Stockholder, who has agreed to a period of 360 days) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company, except for the grant of options or other rights under the Company's Omnibus Securities Plan so long as such options do not vest within such 180 day period. Such consent of Smith Barney Inc. may be provided without notice to purchasers of the Common Stock or to officials of the Nasdaq National Market System. See "Management -- Employee Compensation Plans and Arrangements" and "Shares Eligible for Future Sale."


POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS, GM AGREEMENT AND CREDIT AGREEMENT


     The Certificate of Incorporation and Bylaws of Kitty Hawk include certain provisions that may be deemed to have anti-takeover effects and may delay, defer, or prevent a takeover attempt that a stockholder of the Company might consider to be in the best interests of the Company or its stockholders. These provisions: (i) classify the Company's Board of Directors into three classes, each of which will serve for different three year periods, (ii) provide that only the Board of Directors, the Chairman of the Board of Directors, or the beneficial owners of 25% or more of the outstanding voting capital stock may call special stockholders' meetings, (iii) require the vote of the holders of at least two-thirds of the outstanding shares of each class of the Company's capital stock then entitled to vote thereon for the stockholders to amend or repeal the Bylaws or certain provisions of the Certificate of Incorporation,
(iv) require the vote of at least two-thirds of the members of the Board of Directors who are elected by the holders of Common Stock for the Board of Directors to amend or repeal the Bylaws, (v) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (vi) subject the Company to a provision of Delaware law that restricts certain "business combinations" involving a stockholder who owns 15% or more of the Company's outstanding voting stock, (vii) limit the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter, and
(viii) prohibit non-U.S. citizens from serving as directors or officers of the Company. See "Description of Capital Stock -- Special Provisions of the Certificate of Incorporation and Bylaws" and "Business -- Government Regulation." In addition, the requirement that the vote of the holders of at least two-thirds of the outstanding shares of each class of the Company's capital stock is necessary for the stockholders to amend or repeal the Bylaws or certain provisions of the Certificate of Incorporation may adversely affect the extent to which stockholders, other than Mr. M. Tom Christopher, exercise control over the Company.

     GM may terminate the GM Agreement in the event Mr. Christopher no longer holds majority ownership of the Company or if a major automobile manufacturer acquires more than 20% of the outstanding Common Stock of the Company.

     In addition, the Credit Agreement is terminable in the event: (i) Mr. Christopher ceases to own a majority of the Company's outstanding voting stock,
(ii) if Mr. Christopher ceases to be the Chief Executive Officer of Kitty Hawk or active in its management or (iii) a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, acquires beneficial ownership of 25% or more of the outstanding voting stock of Kitty Hawk.

ABILITY TO ISSUE PREFERRED STOCK

     The authorized capital stock of the Company includes 1,000,000 shares of preferred stock (the "Preferred Stock"). The Board of Directors, in its sole discretion, may designate and issue one or more series of Preferred Stock from the authorized and unissued shares of Preferred Stock. Subject to limitations imposed by law or the Company's Certificate of Incorporation, the Board of Directors is empowered to determine: (i) the designation of and the number of shares constituting each series of Preferred Stock, (ii) the dividend rate for each series, (iii) the terms and conditions of any voting, conversion, and exchange rights for each series, (iv) the amounts payable on each series upon redemption or the Company's liquidation, dissolution or winding-up, (v) the provisions of any sinking fund for the redemption or purchase of shares of any series, and (vi) the preferences and the relative rights among the series of Preferred Stock. At the discretion of the Board of Directors, and subject to its fiduciary duties, the Preferred Stock could be used to deter any takeover attempt, by tender offer or otherwise. In addition, Preferred Stock could be issued with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock could also result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation. The Board of Directors has no current intention to issue shares of Preferred Stock.

IMMEDIATE SUBSTANTIAL DILUTION


     The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Accordingly, investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution of $7.54 per share based upon an assumed initial offering price of $13.00 per share. See "Dilution."


                                USE OF PROCEEDS


     The net proceeds to be received by Kitty Hawk from this offering, after deducting the estimated underwriting discount and offering expenses payable by the Company, are estimated to be approximately $32.0 million, based on an assumed initial public offering price of $13.00 per share. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Stockholder.



     Kitty Hawk intends to use the proceeds to acquire and modify five additional Boeing 727-200F aircraft for an estimated total cost of approximately $31.3 million, three of which the Company anticipates will be initially dedicated to ACMI contract charter use and two of which will be dedicated to on-demand charters. The Company, however, periodically evaluates the utilization of its owned aircraft and, therefore, the Company's actual aircraft use may vary materially from the current plans. Kitty Hawk intends to use the remaining net proceeds of approximately $700,000 for working capital and other general corporate purposes.

     The following table illustrates the Company's intended use of the proceeds of the offering:



                                                                               ESTIMATED
                           INTENDED USE OF PROCEEDS                         REQUIRED AMOUNT
    ----------------------------------------------------------------------  ---------------
    Purchase and Modify Five Additional Boeing 727-200F Aircraft..........   $31.3 million
    Working Capital and Other General Corporate Purposes..................     0.7 million
                                                                             -------------
              Total Estimated Proceeds....................................   $32.0 million
                                                                             =============


                                DIVIDEND POLICY

     Kitty Hawk has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain earnings for development and growth of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The terms of the Company's Credit Agreement with Wells Fargo Bank, National Association and Bank One, Texas, N.A. restrict Kitty Hawk's ability to declare and pay dividends to its stockholders during any fiscal year to an amount not to exceed 25% of the Company's net income during the immediately preceding fiscal year. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors, after taking into account various factors, including the Company's earnings, capital requirements and surplus, financial position, contractual restrictions, and other relevant business conditions and there can be no assurance that dividends will be paid. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION


     As of May 31, 1996, the net tangible book value of Kitty Hawk was $23.3 million, or $3.14 per share of Common Stock. Net tangible book value per share is defined as the book value of all tangible assets of the Company, less its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,700,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of May 31, 1996 would have been approximately $55.3 million, or $5.46 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.32 per share to the existing stockholders and an immediate dilution to new stockholders of $7.54 per share. The following table illustrates this dilution on a per share basis:



        Assumed initial public offering price per share...............          $13.00
        Net tangible book value per share before the offering.........  $3.14
        Increase per share attributable to new investors..............   2.32
                                                                        -----
        Pro forma net tangible book value per share after the
          offering....................................................            5.46
                                                                                ------
        Dilution per share to new investors...........................          $ 7.54(1)
                                                                                ======


- ---------------

(1) Excludes the effect of 326,564 shares issued to Messrs. Reeves and Wadsworth on June 26, 1996, upon the exercise of outstanding options. See
    "Management -- Employee Compensation Plans and Arrangements."

     The following table sets forth on a pro forma basis as of June 28, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders and by the new investors (before deduction of underwriting discounts and commissions and estimated offering expenses):


                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                   ----------------------     -----------------------     PRICE PER
                                     NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                   ----------     -------     -----------     -------     ---------
    Existing stockholders........   7,750,000       74.16%    $     5,430         .01%       *
    New investors................   2,700,000       25.84      35,100,000       99.99      $ 13.00
                                   ----------      ------     -----------      ------
    Total........................  10,450,000      100.00%    $35,105,430      100.00%
                                   ==========      ======     ===========      ======


- ---------------

* Less than $0.01 per share.

     The foregoing table (i) includes 326,564 shares issued to Messrs. Reeves and Wadsworth on June 26, 1996 and (ii) assumes no exercise of the Underwriters' over-allotment option. Under Kitty Hawk's Omnibus Securities Plan and 401(k) Savings Plan, Annual Incentive Compensation Plan and Employee Stock Purchase Plan, Kitty Hawk has reserved for issuance 300,000, 200,000 and 100,000 shares of Common Stock, respectively. As of June 28, 1996, no options or shares had been issued under any of these plans. To the extent that any options or shares are issued under these plans, there will be further dilution to new investors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Kitty Hawk at May 31, 1996, and as adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."



                                                                           MAY 31, 1996
                                                                       ---------------------
                                                                       ACTUAL    AS ADJUSTED
                                                                       -------   -----------
                                                                          (IN THOUSANDS)
    Current maturities of long-term debt.............................  $ 4,347     $ 4,347
                                                                       =======     =======
    Long-term debt...................................................  $21,392     $21,392
    Stockholders' equity:
      Preferred stock, $1.00 par value; 1,000,000 shares authorized;
         no shares issued............................................       --          --
      Common stock, $.01 par value; 25,000,000 shares authorized;
         7,423,436 shares issued and outstanding; 10,123,436 shares issued
         and outstanding as adjusted(1)..............................       74         101
      Paid-in capital................................................    2,907      34,858
      Retained earnings..............................................   20,303      20,303
                                                                       -------     -------
    Total stockholders' equity.......................................   23,284      55,262
                                                                       -------     -------
    Total capitalization.............................................  $44,676     $76,654
                                                                       =======     =======


- ---------------

(1) Does not include: (i) 326,564 shares issued to Messrs. Reeves and Wadsworth on June 26, 1996, upon the exercise of outstanding options, (ii) 300,000 shares of Common Stock available for the future grant of stock options under the Company's Omnibus Securities Plan and for matching contributions by the Company under its 401(k) Savings Plan, (iii) 200,000 shares of Common Stock available for issuance under the Company's Annual Incentive Compensation Plan, and (iv) 100,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Employee Compensation Plans and Arrangements."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth selected financial and operating data with respect to Kitty Hawk for each of the fiscal years indicated and the nine months ended May 31, 1995 and May 31, 1996. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. The selected financial data as of and for each of the fiscal years ended August 31, 1991 through 1995 and as of and for the nine months ended May 31, 1996 has been derived from audited consolidated financial statements of the Company. In the opinion of management of the Company, the data presented for the nine months ended May 31, 1995, which are derived from the Company's unaudited consolidated financial statements, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such period. Results for the nine months ended May 31, 1996 are not necessarily indicative of results for the entire fiscal year.


                                                                                                          NINE MONTHS ENDED
                                                            FISCAL YEAR ENDED AUGUST 31,                       MAY 31,
                                                -----------------------------------------------------    -------------------
                                                 1991       1992       1993        1994        1995       1995        1996
                                                -------    -------    -------    --------    --------    -------    --------
INCOME STATEMENT DATA:
Revenues:
  Air freight carrier.......................... $ 6,121    $ 6,760    $12,939    $ 28,285    $ 41,117    $30,768    $ 37,042
  Air logistics................................  27,260     45,893     52,840      79,415      62,593     47,404      70,084
                                                -------    -------    -------    --------    --------    -------    --------
Total revenues.................................  33,381     52,653     65,779     107,700     103,710     78,172     107,126
Total costs of revenues........................  28,100     48,465     55,201      92,951      85,532     64,362      89,734
                                                -------    -------    -------    --------    --------    -------    --------
Gross profit...................................   5,281      4,188     10,578      14,749      18,178     13,810      17,392
General and administrative expenses............   3,827      2,930      4,394       6,013       7,832      5,156       6,676
Non-qualified profit sharing expense...........      --         --        250         732       1,001        772         901
Stock option grant to executive................      --         --         --          --          --         --       2,907(1)
                                                -------    -------    -------    --------    --------    -------    --------
Operating income...............................   1,454      1,258      5,934       8,004       9,345      7,882       6,908
Interest expense...............................    (132)      (157)      (134)       (343)     (1,185)      (783)     (1,344)
Contract settlement income, net(2).............      --         --        725       1,178          --         --          --
Other income (expense).........................     (49)       287        193        (432)       (601)        87         169
                                                -------    -------    -------    --------    --------    -------    --------
Income before income taxes.....................   1,273      1,388      6,718       8,407       7,559      7,186       5,733
Income taxes...................................     427        375      2,613       3,146       3,143      2,736       2,322
                                                -------    -------    -------    --------    --------    -------    --------
Net income..................................... $   846    $ 1,013    $ 4,105    $  5,261    $  4,416    $ 4,450    $  3,411(1)
                                                =======    =======    =======    ========    ========    =======    ========
Net income per share........................... $  0.08    $  0.12    $  0.52    $   0.66    $   0.55    $  0.56    $   0.43(1)
                                                =======    =======    =======    ========    ========    =======    ========
Weighted average common and common equivalent
  shares outstanding...........................  10,089      8,671      7,968       7,968       7,968      7,968       7,968
OPERATING DATA:
Air Freight Carrier
  Revenue aircraft owned (at end of period)....       9         11         10          15          21         21          23
  Flight hours flown(3)........................   3,615      3,567      7,030      11,795      15,183     11,253      14,168
  Number of on-demand charters flown...........     377        292        752       1,182       1,238        951         987
  Number of ACMI contract charters flown.......     257        655      1,314       1,734       2,601      1,811       2,530
Air Logistics
  Number of on-demand charters managed(4)......   6,514      8,708      9,748      16,713      14,198     10,458      11,209
BALANCE SHEET DATA:
Working capital................................ $   913    $   895    $ 4,679    $  4,223    $  1,747    $   727    $  4,450
Total assets...................................   9,699      9,874     18,598      37,911      47,954     45,382      61,977
Long-term debt, including current maturities...   1,085      2,367        976       9,145      16,981     17,209      25,739
Stockholder's equity...........................   2,226      3,184      7,289      12,550      16,966     17,000      23,284


- ---------------


(1) Results for the nine months ended May 31, 1996, lack comparability to prior periods because such period includes one of two nonrecurring grants to an executive officer of stock options that resulted in a charge to earnings of approximately $2,907,000. Had this grant of stock options not occurred, net income for the nine months ended May 31, 1996 would have been $5,141,000 and net income per share would have been $0.69. See "Management -- Employee Compensation Plans and Arrangements."



(2) Reflects sums received in settlement of litigation. See "Business -- Legal Proceedings -- Litigation and Arbitration Related to Postal Contract" and
     Note 5 of Notes to Consolidated Financial Statements.


(3)  As reported by the Company to the FAA.

(4)  Includes on-demand charters flown by the Company's air freight carrier.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Revenues. The Company's revenues are derived from two related businesses:
(i) air freight carrier and (ii) air logistics. Air freight carrier revenues are derived substantially from ACMI contract and on-demand charters flown with Company aircraft. Air logistics revenues are derived substantially from on-demand air freight charters arranged by Kitty Hawk for its customers utilizing the flight services of third-party air freight carriers. With respect to on-demand charters that are arranged by the Company and flown by its air freight carrier, charges to the customer for air transportation are accounted for as air freight carrier revenues and charges for ground handling and transportation are accounted for as air logistics revenues.


     GM and the U.S. Postal Service have accounted for a substantial majority of the Company's revenues for the last three fiscal years and the nine months ended May 31, 1996. A contract with GM for on-demand charters produced revenues of $36.0 million, $67.9 million, $48.9 million, and $42.1 million in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, respectively, which represented 54.7%, 63.1%, 47.1%, and 39.3% of the Company's total revenues for such periods. Of the revenues derived from GM for fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, 10.8%, 15.4%, 20.8%, and 18.8%, respectively, were attributable to the air freight carrier and 89.2%, 84.6%, 79.2%, and 81.2%, respectively, were attributable to air logistics. Revenues derived from GM for fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, constituted 30.0%, 36.9%, 24.7%, and 21.4%, respectively, of the revenues derived from the air freight carrier business and 60.8%, 72.4%, 61.9%, and 48.7%, respectively, of the revenues derived from the air logistics business. Of the Company's gross profits from air logistics in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, GM accounted for $2.1 million (32.2%), $3.0 million (50.4%), $1.4 million (27.1%), and $2.8 million (37.1%), respectively.


     The U.S. Postal Service accounted for revenues of $17.3 million, $11.1 million, $10.0 million, and $21.3 million in fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, respectively, which represented 26.3%, 10.3%, 9.7%, and 19.8% of the Company's total revenues for such periods, respectively. Of the revenues derived from the U.S. Postal Service for fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, 83.0%, 74.5%,
59.6%, and 92.5%, respectively, were attributable to air logistics for seasonal Christmas charters flown by third-party air freight carriers and 17.0%, 25.5%, 40.4%, and 7.5%, respectively, were attributable to the air freight carrier for ACMI contract charters. Revenues derived from the U.S. Postal Service for fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, constituted 22.7%, 10.0%, 9.9%, and 4.3%, respectively, of the revenues derived from the air freight carrier business and 27.2%, 10.4%, 9.6%, and 28.1%, respectively, of the revenues derived from the air logistics business. Of the Company's gross profits from air logistics in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, the U.S. Postal Service accounted for $4.0 million (61.5%), $2.0 million (33.8%), $1.0 million (18.9%), and $3.8 million (50.0%), respectively.

     Burlington Air Express, Inc. accounted for revenues of $10.0 million in the nine months ended May 31, 1996, which represented 9.3% of the total revenues for such period and constituted 25.9% of the revenues derived from the air freight carrier business and 0.5% of the revenues derived from the air logistics business. Of these revenues, 96.2% were attributable to the air freight carrier for ACMI contract charters and 3.8% were attributable to air logistics. See "Risk Factors -- Dependence on Significant Customers."

     Costs of Revenues. The principal components of the costs of revenues attributable to the air freight carrier consist of the costs for the maintenance and operation of its aircraft including the salaries of pilots and maintenance personnel, charges for fuel, insurance and maintenance, and depreciation of engines and airframes. Generally, charges for fuel are only applicable for the on-demand charters flown by the air freight carrier because fuel for the ACMI contract charters is generally provided by the customer or billed to them on a direct pass-through basis. The principal components of the costs of revenues attributable to air logistics consist of subcharter costs paid to third-party air freight carriers and costs paid for ground handling and transportation. With respect to on-demand charters that are flown by the air freight carrier, all related air transportation expenses are allocated to the air freight carrier and all related cargo ground handling and transportation expenses are allocated to air logistics.

     Under an earlier version of the Company's Annual Incentive Compensation Plan, the Company awarded semiannual cash bonuses to its employees. See "Management -- Employee Compensation Plans and Arrangements." The aggregate amount of the bonuses for each of the fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, have equaled 3.6%, 8.0%, 11.7%, and 13.6% of the Company's income before the deduction of income taxes and the bonuses that were paid under the Annual Incentive Compensation Plan.

     Significant Events Affecting Comparability of Results of Operations. Since September 1, 1992, several events have affected the comparability of results of operations for each of the last three fiscal years and the nine months ended May 31, 1995 and 1996, and will affect the comparability of the results of operations for fiscal year 1996. First, on December 31, 1995, the Company granted Mr. Reeves options to purchase 390,707 shares of Common Stock for an exercise price of $.01 per share, that resulted in a charge to earnings of approximately $2,907,000. Second, on June 12, 1996, the Company granted Mr. Wadsworth options to purchase 153,567 shares of Common Stock for an exercise price of $.01 per share, which will result in a charge to earnings in the fourth quarter of fiscal 1996 of approximately $1,325,000. Third, fiscal years 1993 and 1994 included contract settlement income amounting to $725,000 and $1,178,000, respectively. See Note 5 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, on a comparative basis for the periods indicated, the components of the Company's gross profit (in thousands) and the gross profit margin by revenue type:

                                             FISCAL YEAR ENDED AUGUST 31,                       NINE MONTHS ENDED MAY 31,
                               --------------------------------------------------------    ------------------------------------
                                     1993                1994                1995                1995                1996
                               ----------------    ----------------    ----------------    ----------------    ----------------
Air freight carrier:
  Revenues...................  $12,939    100.0%   $28,285    100.0%   $41,117    100.0%   $30,768    100.0%   $37,042    100.0%
  Costs of revenues..........    8,912     68.9     19,550     69.1     28,104     68.4     20,795     67.6     27,246     73.6
                               -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
  Gross profit...............  $ 4,027     31.1%   $ 8,735     30.9%   $13,013     31.6%   $ 9,973     32.4%   $ 9,796     26.4%
                               =======    =====    =======    =====    =======    =====    =======    =====    =======    =====
Air logistics:
  Revenues...................  $52,840    100.0%   $79,415    100.0%   $62,593    100.0%   $47,404    100.0%   $70,084    100.0%
  Costs of revenues..........   46,288     87.6     73,402     92.4     57,428     91.7     43,567     91.9     62,488     89.2
                               -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
  Gross profit...............  $ 6,552     12.4%   $ 6,013      7.6%   $ 5,165      8.3%   $ 3,837      8.1%   $ 7,596     10.8%
                               =======    =====    =======    =====    =======    =====    =======    =====    =======    =====

     The following table presents, for the periods indicated, consolidated income statement data expressed as a percentage of total revenues:

                                                     FISCAL YEAR ENDED AUGUST        NINE MONTHS
                                                                31,                 ENDED MAY 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Revenues:
  Air freight carrier..............................   19.7%     26.3%     39.6%     39.4%     34.6%
  Air logistics....................................   80.3      73.7      60.4      60.6      65.4
                                                     -----     -----     -----     -----     -----
Total revenues.....................................  100.0     100.0     100.0     100.0     100.0
Total costs of revenues............................   83.9      86.3      82.5      82.3      83.8
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   16.1      13.7      17.5      17.7      16.2
General and administrative expenses................    6.7       5.6       7.6       6.6       6.2
Non-qualified profit sharing expense...............    0.4       0.7       0.9       1.0       0.8
Stock option grant to executive....................     --        --        --        --       2.7
                                                     -----     -----     -----     -----     -----
Operating income...................................    9.0       7.4       9.0      10.1       6.5
Interest expense...................................   (0.2)     (0.3)     (1.1)     (1.0)     (1.3)
Contract settlement income, net....................    1.1       1.1        --        --        --
Other income (expense).............................    0.3      (0.4)     (0.6)      0.1       0.2
                                                     -----     -----     -----     -----     -----
Income before income taxes.........................   10.2       7.8       7.3       9.2       5.4
Income taxes.......................................    4.0       2.9       3.0       3.5       2.2
                                                     -----     -----     -----     -----     -----
Net income.........................................    6.2%      4.9%      4.3%      5.7%      3.2%
                                                     =====     =====     =====     =====     =====

NINE MONTHS ENDED MAY 31, 1996 COMPARED TO NINE MONTHS ENDED MAY 31, 1995

     Revenues -- Air Freight Carrier. Air freight carrier on-demand and ACMI contract charter revenues were $14.6 million and $20.8 million, or 39.5% and 56.3%, respectively, of total air freight carrier revenues for the nine months ended May 31, 1996, as compared to $14.5 million and $14.9 million, or 47.2% and 48.4%, respectively, for the nine months ended May 31, 1995. ACMI contract charter revenues for the nine months ended May 31, 1996, increased 40.0% over the nine months ended May 31, 1995, primarily as the result of additional Boeing 727-200F ACMI contract charters. Revenues from on-demand charters flown by Company aircraft for the nine months ended May 31, 1996, increased 0.7% from the comparable prior year period. For the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, prices for the Company's on-demand and ACMI contract charters remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues increased $22.7 million, or 47.8%, to $70.1 million in the nine months ended May 31, 1996, from $47.4 million in the nine months ended May 31, 1995. This increase was primarily due to increased demand for on-demand charters from the automobile industry in the fourth quarter of calendar year 1995 and a substantial increase in the number of managed charters for the U.S. Postal Service during December 1995. For the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, prices for the Company's air logistics services remained relatively constant.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $6.5 million, or 31.0%, to $27.2 million in the nine months ended May 31, 1996, from $20.8 million in the nine months ended May 31, 1995, reflecting the increased volume of business from Boeing 727-200F ACMI contract charters. Gross profit margin from the air freight carrier decreased to 26.4% in the nine months ended May 31, 1996, from 32.4% in the comparable prior year period. This decrease reflects the increase in ACMI contract charters, which produce lower gross margins than on-demand charters.

     As reported to the FAA, overall aircraft utilization increased to 14,168 flight hours for the nine months ended May 31, 1996, from 11,253 in the nine months ended May 31, 1995, a 25.9% increase. This increase was primarily due to the increased hours flown for ACMI contract charters.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues increased $18.9 million, or 43.4%, to $62.5 million in the nine months ended May 31, 1996, from $43.6 million in the nine months ended May 31, 1995, reflecting the increased volume of business. The gross profit margin from air logistics increased to 10.8% in the nine months ended May 31, 1996, from 8.1% in the comparable prior year period, a 33.3% increase. This increase was primarily due to the Company's success in reducing its costs paid to third-party air freight carriers and ground service providers and increased gross profit margin from the Company's U.S. Postal Service Christmas contract in December 1995.

     General and Administrative Expenses. General and administrative expenses increased $1.5 million, or 29.5%, to $6.7 million in the nine months ended May 31, 1996, from $5.2 million in the nine months ended May 31, 1995. This increase was primarily due to an increase in support functions and administrative costs associated with the growth in the aircraft fleet and the increased revenue volume for the air freight carrier in the nine months ended May 31, 1996. As a percentage of total revenues, general and administrative expenses decreased to 6.2% in the nine months ended May 31, 1996, from 6.6% in the nine months ended May 31, 1995.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased $129,000, or 16.7%, to $901,000 in the nine months ended May 31, 1996, from $772,000 in the nine months ended May 31, 1995, reflecting the increased profitability from operating activities of Kitty Hawk in the nine months ended May 31, 1996.

     Stock Option Grant to Executive. During the nine months ended May 31, 1996, the Company granted an executive officer options to purchase 390,707 shares of Common Stock that resulted in a charge to earnings of approximately $2,907,000.

     Operating Income. Operating income decreased $1.0 million, or 12.4%, to $6.9 million in the nine months ended May 31, 1996, from $7.9 million in the nine months ended May 31, 1995. Operating income margin decreased to 6.5% from 10.1%, for the nine month periods ended May 31, 1996, and 1995, respectively.

     Interest Expense. Interest expense increased to $1.3 million for the nine months ended May 31, 1996 from $783,000 in the nine months ended May 31, 1995, a 71.7% increase. The increase was primarily the result of the incurrence of additional long-term debt to finance the acquisition of two Boeing 727-200F aircraft in the second half of fiscal year 1995 and two additional Boeing 727-200F aircraft in the nine months ended May 31, 1996.

     Other Income (Expense). Other income increased to $169,000 in the nine months ended May 31, 1996, from $87,000 in the comparable prior year period, primarily due to increased interest income.

     Income Taxes. Income taxes as a percentage of income before income taxes increased to 40.5% for the nine months ended May 31, 1996, from 38.1% for the comparable prior year period. The increase was primarily due to increased state income taxes.

     Net Income. As a result of the above, net income decreased to $3.4 million in the nine months ended May 31, 1996, from $4.5 million in the nine months ended May 31, 1995, a 23.3% decrease. Net income as a percentage of total revenues decreased to 3.2% in the nine months ended May 31, 1996, from 5.7% in the comparable prior year period.

FISCAL YEAR ENDED AUGUST 31, 1995 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1994

     Revenues -- Air Freight Carrier. Air freight carrier on-demand and ACMI contract charter revenues were $18.1 million and $20.9 million, or 44.2% and 50.8%, respectively, of total air freight carrier revenues for fiscal year 1995, as compared to $15.4 million and $10.6 million, or 54.5% and 37.4%, respectively, for fiscal year 1994. The increase in on-demand and ACMI contract charter revenues for fiscal year 1995 over fiscal year 1994, was 17.9% and 97.1%, respectively. These increases were primarily the result of additional Boeing 727-200F ACMI contract charters and increased on-demand charters flown by the Company's jet aircraft. For fiscal year 1995 as compared to fiscal year 1994, prices for the Company's ACMI contract charter services and U.S. Postal Service Christmas contracts remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues decreased $16.8 million, or 21.2%, to $62.6 million in fiscal year 1995 from $79.4 million in fiscal year 1994 primarily due to the substantial decline in volume of on-demand charters for the automobile industry in the first half of calendar 1995 as compared to the same period in 1994. This decline was primarily the result of the temporary decision by GM to significantly reduce use of expedited transportation, including Kitty Hawk's air logistics services, as part of a cost containment initiative. Prices for the Company's on-demand charters decreased slightly due to a revenue rate reduction in the GM Agreement which took effect on May 1, 1994.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $8.6 million, or 43.8%, to $28.1 million in fiscal year 1995 from $19.5 million in fiscal year 1994, reflecting the increased volume of business from ACMI contract and on-demand charters flown by the Company's jet aircraft. Gross profit margin from the air freight carrier increased slightly to 31.6% in fiscal year 1995 from 30.9% in fiscal year 1994, a 2.3% increase.


     As reported to the FAA, overall aircraft utilization increased to 15,183 flight hours for fiscal year 1995 from 11,795 flight hours in fiscal year 1994, a 28.7% increase. This increase was primarily the result of the inclusion of an additional four Boeing 727-200Fs, and two Douglas DC-9-15F aircraft into the Company's operations during fiscal year 1995.


     Costs of Revenues -- Air Logistics. Air logistics costs of revenues decreased $16.0 million, or 21.8%, to $57.4 million in fiscal year 1995 from $73.4 million in fiscal year 1994, reflecting the decrease in the volume of business. The gross profit margin from air logistics increased to 8.3% in fiscal year 1995 from 7.6% in fiscal year 1994, a 9.2% increase. This increase was primarily due to the Company's success in reducing its costs paid to third-party air freight carriers and ground service providers in the second half of fiscal year 1995.

     General and Administrative Expenses. General and administrative expenses increased $1.8 million, or 30.3%, to $7.8 million in fiscal year 1995 from $6.0 million in fiscal year 1994. As a percentage of total revenues, general and administrative expenses increased to 7.6% in fiscal year 1995 from 5.6% in fiscal year 1994. This increase was primarily due to an increase in support functions and number of personnel associated with the growth in the aircraft fleet and the revenue volume for the air freight carrier in fiscal year 1995.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased to $1.0 million in fiscal year 1995 from $732,000 in fiscal year 1994, a 36.8% increase, reflecting the increased profitability from operating activities of Kitty Hawk in fiscal year 1995.

     Operating Income. Operating income increased $1.3 million, or 16.8%, to $9.3 million in fiscal year 1995 from $8.0 million in fiscal year 1994. Operating income margin increased to 9.0% from 7.4% for fiscal year 1995 and 1994, respectively.

     Interest Expense. Interest expense increased to $1.2 million for fiscal year 1995 from $343,000 in fiscal year 1994, a 246.0% increase. The increase was primarily the result of the incurrence of additional long-term debt to finance the acquisition of two Boeing 727-200 aircraft in the second half of fiscal year 1994 and two Douglas DC-9-15F aircraft and two Boeing 727-200 aircraft in fiscal year 1995.

     Other Income (Expense). Other expense increased to $601,000 in fiscal year 1995 from $432,000 in fiscal year 1994, a 39.1% increase. This increase was primarily due to the write off of costs associated with the Company's attempted initial public offering.

     Income Taxes. Income taxes as a percentage of income before income taxes increased to 41.6% for fiscal year 1995 from 37.4% in fiscal year 1994. The increase was primarily due to higher state income taxes.

     Net Income. As a result of the above, net income decreased to $4.4 million for fiscal year 1995 from $5.3 million in fiscal year 1994, a 16.0% decrease. Net income as a percentage of total revenues was 4.3% in fiscal year 1995 compared to 4.9% for fiscal year 1994.

FISCAL YEAR ENDED AUGUST 31, 1994 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1993

     Revenues -- Air Freight Carrier. Air freight carrier revenues increased $15.3 million, or 118.6%, to $28.3 million from $12.9 million as a result of new ACMI contract charters with two air freight companies.

     Revenues -- Air Logistics. Air logistics revenues increased $26.6 million, or 50.3%, to $79.4 million from $52.8 million. This increase was attributable almost exclusively to the increased volume of business from a strong automotive industry for on-demand charters. Prices for the Company's services generally were slightly lower for fiscal year 1994 as compared to fiscal year 1993.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $10.6 million, or 119.4%, to $19.5 million in fiscal year 1994 from $8.9 million in fiscal year 1993 reflecting the increased volume of business. As reported to the FAA, overall aircraft utilization increased to 11,795 flight hours in fiscal year 1994 as compared to 7,030 flight hours in fiscal year 1993, a 67.8% increase. Gross profit margin from the air freight carrier decreased slightly to 30.9% in fiscal year 1994 from 31.1% in fiscal year 1993.

     Kitty Hawk experienced a decrease in fuel costs as a percentage of air freight carrier revenues to 16.5% in fiscal year 1994 compared to 19.6% in fiscal year 1993. The Company attributes this decrease to slightly lower market fuel costs and the Company's negotiation of lower into-plane fuel charges in fiscal year 1994. Generally, the Company's air freight carrier only incurs net fuel costs in connection with the on-demand charters flown by it.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues increased $27.1 million, or 58.6%, to $73.4 million in fiscal year 1994 from $46.3 million in fiscal year 1993, reflecting the increased volume of business. Gross profit margin from air logistics decreased to 7.6% in fiscal year 1994 from 12.4% in fiscal year 1993, due primarily to a $6.1 million decrease in revenues derived from the Christmas charters managed for the U.S. Postal Service.

     General and Administrative Expenses. General and administrative expenses increased $1.6 million, or 36.8%, to $6.0 million in fiscal year 1994 from $4.4 million in fiscal year 1993. This increase was primarily due to increased administrative expenditures to support the Company's 63.7% increase in revenues in fiscal year 1994 as compared to fiscal year 1993. As a percentage of total revenues, general and administrative expenses decreased to 5.6% in fiscal year 1994 from 6.7% in fiscal year 1993. This decrease was primarily due to the increase in total revenues which more than offset the increase in costs associated with the additional expenditures.

     Operating Income. Operating income increased $2.1 million, or 34.9%, to $8.0 million in fiscal year 1994 from $5.9 million in fiscal year 1993. Operating income margin decreased to 7.4% from 9.0%.

     Interest Expense. Interest expense increased to $343,000 in fiscal year 1994 from $134,000 in fiscal year 1993. This increase in interest expense was due primarily to a net increase in debt of approximately $8.2 million attributable to financing of aircraft acquired in fiscal year 1994.

     Contract Settlement Income, Net. Contract settlement income was $1.2 million in fiscal year 1994 as compared to $725,000 in fiscal year 1993. Kitty Hawk recorded contract settlement income (net of expenses) for fiscal year 1993 based upon its best estimate at that time of the ultimate outcome of the matter. In fiscal year 1994, the final, more favorable resolution resulted in the Company's recording additional contract settlement income. The settlement income resulted from the division and allocation of the benefits to the Company, Mr. Christopher, and other parties resulting from a settlement of litigation among Emery Worldwide Airlines, Inc., Express One International, Inc., the U.S. Postal Service, and the Company. See "Business -- Legal Proceedings -- Litigation and Arbitration Related to Postal Contract."

     Other Income (Expense). Other expense in fiscal year 1994 was $432,000 primarily reflecting charges associated with certain current litigation. See "Business -- Legal Proceedings -- Litigation about Charter Agreement." Other income for fiscal year 1993 relates primarily to gains on the disposal of property and equipment.

     Net Income. As a result of the above, net income increased $1.2 million, or 28.2%, to $5.3 million in fiscal year 1994 from $4.1 million in fiscal year 1993. Net income margin decreased to 4.9% from 6.2%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements are primarily for the acquisition and modification of aircraft and working capital. In addition, Kitty Hawk has, and will continue to have, capital requirements for the requisite periodic and major overhaul maintenance checks for its air freight carrier fleet. The Company's funding of its capital requirements historically has been from a combination of internally generated funds and bank borrowings.

     Cash provided by operating activities was $4.3 million, $7.6 million, $9.1 million, and $8.8 million in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, respectively. At the end of fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, the Company had working capital of $4.7 million, $4.2 million, $1.7 million, and $4.5 million, respectively.


     On August 14, 1996 Kitty Hawk entered into the Credit Agreement with Wells Fargo Bank (Texas), National Association ("WFB"), successor in interest to First Interstate Bank of Texas, N.A., and Bank One, Texas, N.A. ("BOT") for a $15 million Revolving Credit Loans Facility (the "Revolving Credit Facility"), an approximately $12.7 million Term Loans A Facility (the "Term Loans A"), an approximately $11.2 million Term Loans B Facility (the "Term Loans B") and a $10 million Term Loans C Facility (the "Term Loans C") (collectively, the "Commitments"). As of August 28, 1996 approximately $11.9 million was outstanding under the Revolving Credit Facility, approximately $12.7 million was outstanding under the Term Loans A, approximately $11.2 million was outstanding under the Term Loans B and $0 was outstanding under the Term Loans C. The Commitments bear interest at WFB's prime rate or, at Kitty Hawk's option, a Eurodollar rate plus 1.5% to 2.0% based upon a debt-to-cash flow ratio of Kitty Hawk.



     Under the Credit Agreement, $10 million of proceeds of the Revolving Credit Facility are restricted to use from time to time for interim financing of up to $6.5 million per aircraft for aircraft acquisitions by the Company; the remaining $5 million of the Facility may be used for general corporate purposes, including interim financing for acquired aircraft that exceeds the limits that apply to the restricted portion. The outstanding balance of the Revolving Credit Facility results from borrowing to pay revolving credit indebtedness to WFB which was recently incurred by Kitty Hawk in connection with purchasing two Boeing 727-200s that are being converted to freighter configuration, and to fund such cargo conversion, noise abatement modifications and maintenance on those two aircraft.



     The Revolving Credit Facility expires on December 31, 1998. Any advance under the portion of the Revolving Credit Facility that is restricted to interim financing for aircraft acquisition must be repaid in full within 150 days of first advance for the acquired aircraft. All advances under the commitment for Term Loans C must be made by April 29, 1998. The Term Loans A matures on March 31, 2002 and the Term Loans B and C mature on March 31, 2003.



     The Commitments are cross-collateralized and are secured by certain aircraft owned by the Company, all aircraft acquired with advances under the restricted portion of the Revolving Credit Facility while those advances are outstanding, certain leases of aircraft and engines, accounts, chattel paper, general intangibles and other personal property.



     The Credit Agreement prohibits (i) the redemption or repurchase of the Company's securities, (ii) the payment of dividends to Kitty Hawk's stockholders in an amount over 25% of the Company's net income of the immediately preceding fiscal year, (iii) certain investments, acquisitions of stock, acquisitions of assets to the extent that the business acquired is not in the present lines of business of the Company, and other business combinations, (iv) certain transactions with affiliates and (v) the Company to incur any additional indebtedness, liabilities or obligations other than debt incurred (a) with the prior written consent of certain lenders, (b) with WFB or BOT or (c) in the ordinary course of business not to exceed $25 million.



     The Credit Agreement also contains certain other covenants, including limitations on the ability of the Company to change its lines of business. If a "Change of Control" occurs, WFB and BOT may accelerate or terminate the Commitments. "Change of Control" includes (a) the failure of Kitty Hawk to own all of the outstanding stock of certain of its subsidiaries, (b) Mr. Christopher failing to own at least 51% of the outstanding stock of Kitty Hawk,
(c) Mr. Christopher ceasing to be Chief Executive Officer of Kitty Hawk or active in the management of the Company or (d) if, after the consummation of a public offering, any person (or two or more persons acting as a group) acquiring beneficial ownership of 25% or more of the outstanding shares of Common Stock. During fiscal years 1994 and 1995 and the nine months ended May 31, 1996, similar restrictions and prohibitions under the Company's other credit facilities did not have a material impact on the Company's ability to meet its cash obligations and the Company does not believe that the restrictions under the Credit Agreement will have any such impact in the future.



     In addition, the Company has a loan with 1st Source Bank. As of August 1, 1996, the outstanding balance of this loan was approximately $1 million. The loan bears interest at 9.7%, is secured by a DC9-15-F and matures in May 2000. The 1st Source loan contains certain aircraft maintenance covenants and provides that a change in the Company's business is a event of default upon which 1st Source may declare all or any part of the remaining unpaid principal.



     Capital expenditures were $1.3 million, $13.9 million, $17.9 million, and $17.2 million for fiscal years 1993, 1994, and 1995 and for the nine months ended May 31, 1996, respectively. The $17.2 million in capital expenditures for the nine months ended May 31, 1996 were primarily for the purchase of: (i) three Boeing 727-200 aircraft and the cargo and noise abatement modification of two of these aircraft and (ii) three used JT8D-7/-9 jet engines. The $17.9 million in capital expenditures for fiscal year 1995 were due primarily to the purchase of:
(i) two Boeing 727-200 aircraft and their cargo modification, (ii) three JT8D-15 jet engines for installation on one of the Boeing 727-200 aircraft, (iii) two Douglas DC-9-15F aircraft in cargo configuration, (iv) noise abatement equipment with respect to one of the Douglas DC-9-15F aircraft, (v) five used/overhauled Rolls Royce Dart Convair engines, (vi) two used JT8D-7/-9 jet engines, (vii) a Westwind 1124 jet aircraft to be used for corporate purposes only, and (viii) the cargo modification of one Boeing 727-200 aircraft acquired at the end of fiscal year 1994. The $13.9 million in capital expenditures for fiscal year 1994 were primarily for the purchase of: (i) two Boeing 727-200 aircraft and the cargo modification of two of these aircraft, (ii) two Douglas DC-9-15F aircraft in cargo configuration, (iii) three Convair 600/640 turbo-prop aircraft, and
(iv) ground handling equipment. Capital expenditures in fiscal year 1993 were primarily for cargo containers and ground handling equipment. The acquisitions of all of the Boeing 727-200 aircraft and subsequent cargo conversions, the Douglas DC-9-15F aircraft and the JT8D-15 engines in the past three years were financed by bank borrowings and internally generated funds, except for one Boeing 727-200 aircraft received in the settlement of the ANET litigation described in "Business -- Legal Proceedings." All other capital acquisitions were financed from internally generated funds.



     Kitty Hawk anticipates purchasing and modifying to cargo configuration five 727-200s (including modifying two of these 727-200s with noise abatement equipment for approximately $5.0 million) for an aggregate capital expenditure of approximately $31.3 million in fiscal year 1997. The Company believes, based upon its knowledge of the market for ACMI contract charters of jet and turbo-prop aircraft, that recent and planned changes to the composition of its fleet towards jet aircraft will afford the Company the opportunity to expand its ACMI contract charter business and direct to its air freight carrier additional on-demand charters that require jet service. The Company further believes the $5.0 million amount for noise abatement modifications proposed for fiscal year 1997 for two of these five aircraft proposed to be purchased, together with an additional $6.8 million to modify currently owned aircraft with noise abatement equipment during fiscal 1997, represents the total capital expenditures that would currently be necessary to comply with the requirements of existing applicable environmental regulations for such fiscal year. See
"Business -- Government Regulation."


     The Company historically has followed, and currently intends to follow, a policy of retiring Convairs at the time of their next scheduled major overhaul maintenance checks rather than expending the amounts necessary for such checks. The Company believes that revenue lost from retiring its Convair turbo-prop aircraft from service will be offset by revenue gains from recent additions of Boeing 727-200Fs and Douglas DC-9-15Fs. The Company further believes increased maintenance costs resulting from the addition of these jet aircraft will be exceeded by corresponding increased revenues. Schedule disruptions caused by periodic maintenance checks for these jet aircraft generally will be less frequent than for the Company's turbo-prop aircraft; however, schedule disruptions resulting from such periodic maintenance checks will generally be considerably longer for these jets (during which time the jets will be unavailable for revenue service) than for the Company's turbo-prop aircraft. During such periodic maintenance checks, the Company intends to avoid a disruption of service by substituting another aircraft that otherwise would be dedicated to on-demand service.

     Kitty Hawk presently intends to either exercise its option to purchase for approximately $2.0 million the facility it currently occupies at Dallas/Ft. Worth International Airport on or before March 1, 1997 or attempt to negotiate an extension of the lease.

     The Company believes that the net proceeds from this offering, together with available funds, bank borrowings, and cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities will result in additional dilution to the Company's stockholders. There can be no assurance that additional equity or debt financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company.


     In March 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS 121 in the first quarter of fiscal year 1997 and, based on current circumstances, does not believe that adopting SFAS No. 121 will affect materially its financial statements.



     The Company accounts for stock-based compensation utilizing the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation". The Company is not required to adopt the provisions of SFAS No. 123 until fiscal 1997. Under SFAS 123, companies are allowed to continue to apply the provisions of APB Opinion No. 25 to their stock-based compensation arrangements. As such, the Company will only be required to supplement its financial statements with additional disclosures in fiscal 1997.


SEASONALITY

     Certain customers of the Company engage in seasonal businesses, especially the U.S. Postal Service, GM, and other customers in the automotive industry. As a result, Kitty Hawk's air logistics business has historically experienced its highest quarterly revenues and profitability in its second fiscal quarter due to the peak activity of the U.S. Postal Service during the Christmas season and in its first and fourth fiscal quarters when production schedules of the automotive industry typically increase.

     The following table reflects certain selected quarterly operating results, which have not been audited or reviewed, for each quarter since the fiscal quarter ended May 31, 1994. The information has been prepared on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information shown. The Company's results vary significantly from quarter to quarter and the operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                 FISCAL QUARTER ENDED
                           -------------------------------------------------------------------------------------------------
                           AUGUST 31   NOVEMBER 30   FEBRUARY 28   MAY 31    AUGUST 31   NOVEMBER 30   FEBRUARY 28   MAY 31
                             1994         1994          1995        1995       1995         1995          1996        1996
                           ---------   -----------   -----------   -------   ---------   -----------   -----------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues...........   $31,122      $29,593       $31,743     $16,835    $25,539      $36,045       $48,577    $22,504
Gross profit.............     4,275        5,210         6,290      2,310       4,368        5,936         8,190      3,265
Operating income
  (loss).................     2,022        3,310         3,912        660       1,463        3,564         2,447        897
Net income (loss)........     1,623        1,960         2,298        192         (34)       1,956         1,273        182
Net income (loss) per
  share..................   $  0.20      $  0.25       $  0.29     $ 0.02     $ (0.01)     $  0.25       $  0.16     $ 0.02

                                    BUSINESS

GENERAL

     Kitty Hawk is one of the leading providers of air freight charter services in the United States, emphasizing highly-reliable, time-sensitive services. The Company's air freight carrier owns 24 aircraft, 16 of which are currently used in scheduled airport-to-airport freight service under contracts primarily with major freight forwarders in North America and the Pacific Rim. These contracts generally require the Company to supply aircraft, crew, maintenance, and insurance ("ACMI") and to meet certain on-time performance standards, while its customers are responsible for substantially all other operating expenses, including fuel. Additionally, Kitty Hawk is the leading provider of same-day air logistics charter services in the United States. Through its advanced, proprietary computer software, the Company manages delivery of extremely time-sensitive freight utilizing the on-demand charter services of both third-party air freight carriers and planes from the Company's fleet that are not then committed to ACMI service. The Company's total revenues have increased to $103.7 million in fiscal year 1995 from $33.4 million in fiscal year 1991. During the same period, the Company's owned aircraft fleet grew to 21 aircraft from 9 aircraft. Kitty Hawk has been profitable in every fiscal year since its inception in 1985.

OVERVIEW OF EXPEDITED AIR FREIGHT TRANSPORTATION INDUSTRY

     The expedited air freight transportation industry is composed largely of same-day, next-day, and two-day services for the delivery of heavy-weight freight (as distinguished from packages). The Company directly participates in the same-day service segment of this industry by coordinating on-demand air charters and ancillary services through third-parties and by providing on-demand air charters through its own air freight carrier. Kitty Hawk also indirectly participates in the next-day and two-day delivery segment of this industry by providing ACMI contract charters for air freight companies.

     ACMI Contract Charters. The next-day and two-day freight delivery business for heavy-weight freight is dominated by large nationally known companies such as Burlington Air Express, Inc., DHL Airways, Inc., and Emery Worldwide Airlines, Inc. The Company's air freight carrier indirectly participates in these businesses by providing primary and additional lift capacity through ACMI contract charters for airfreight companies on designated routes for specific time periods. The Company's air freight carrier has also historically provided contract charters for mail delivery for the U.S. Postal Service. Most contracts with these customers are for periods varying from thirty days to three years. Kitty Hawk does not engage directly in the next-day or two-day delivery business, and, therefore, does not compete directly with its customers in this segment.


     According to the "McDonnell Douglas World Economic and Traffic Outlook 1995," the growth rate in overall world cargo traffic growth was 5.7% during 1994. The "Boeing 1995 World Air Cargo Forecast," predicts the world air freight (non-mail) market will increase at an average rate of 6.7% per year through, and triple by, 2014. During this time period, the intra-Asia air freight market is predicted by the same source to grow by over 8% per year and the U.S. domestic air freight market is expected to grow approximately 5% per year. Consequently, Boeing projects a corresponding increase in the world air cargo fleet to approximately 2,080 dedicated freighter aircraft in 2014 from approximately 1,003 dedicated freighter aircraft in 1994. In the "Boeing 1996 Current Market Outlook," Boeing updated this forecast to 2,260 dedicated freighter aircraft in 2015. Of this increase in the number of dedicated air freighter aircraft, Boeing expects the small freighter aircraft class, which includes the Boeing 727-200, to account for approximately 26% of this increase. Each of the foregoing projected growth rates are estimates only and there can be no assurance that such rates of growth will be achieved.



     As the Stage III noise control standards are phased into effect by January 1, 2000, the Company believes the supply of Boeing 727-200 aircraft available for freighter reconfiguration will increase as commercial airlines retire all or portions of their passenger-equipped 727-200s rather than bringing them into compliance with the Stage III noise control regulations. Stage III noise control standards require noncomplying aircraft to be modified with a noise suppression kit (or "hushkit") designed to meet certain noise level limits (which are significantly stricter than Stage II standards) during various phases of an aircraft's operation and flight. With over 180 Boeing 707s and certain "short" Douglas DC-8s facing likely retirement from use in the U.S. market because of the costs of equipping these aircraft to comply with the Stage III noise control standards, which the Company believes is not economically feasible, the Company also believes that in many cases freight traditionally shipped on such aircraft will be shipped in the future on Boeing 727-200F aircraft. See "Government Regulation." There can be no assurance, however, of the future availability of Boeing 727-200 aircraft or the status of the Boeing 727-200F as an aircraft type favored for freighter use in replacement of retired freighter aircraft types. See "Risk Factors -- Aircraft Ownership and Operation."


     On-Demand Air Logistics. In contrast to the market for next-day and two-day delivery services of heavy-weight freight, the Company believes that the market in North America for on-demand air logistics is served by hundreds of air freight carriers, the vast majority of which are privately held, operate from only one location, and do not coordinate "door-to-door" charter delivery services to the extent provided by the Company. Of these air charter companies in the Company's database, the Company believes approximately 40 are operated under Part 121 of the FAA regulations and are therefore licensed to operate aircraft certificated to transport in excess of 7,500 pounds of freight. The Company's air freight carrier also operates under Part 121 of the FAA regulations.

     Kitty Hawk believes that future demand for expedited, same-day air logistics services from commercial and industrial customers will depend upon a number of factors, including: (i) outsourcing -- more companies, seeking to outsource non-core activities, determine that air freight delivery operations can be outsourced effectively; (ii) enhanced inventory management -- more companies determine to emphasize or place greater emphasis on "just-in-time" deliveries and other methods to improve the management of inventory through the use of reliable, same-day air freight delivery services; and (iii) increased customer expectations -- more companies experience a need for expedited, same-day delivery service as their expectations for the timeliness of deliveries increases.

BUSINESS STRATEGY

     The Company's strategy is to continue its rapid growth by: (i) acquiring additional Boeing 727-200 aircraft primarily for its ACMI contract business to meet expected growth in air freight transportation demand in both the North American and Pacific Rim markets, (ii) increasing its focus on marketing to firms reducing inventory and shortening product cycle times through direct air shipments from manufacturer to end user, (iii) continuing to provide high quality service through the ongoing development and enhancement of its computerized database, information software, and tracking systems, and (iv) pursuing the acquisition of domestic and international strategic suppliers of on-demand air and related ground transportation services.

     Acquiring Additional Aircraft to Meet Expected Growth in the Air Freight Industry. Kitty Hawk intends to acquire additional Boeing 727-200 aircraft to capitalize upon the projected demand for small freighters in the world air cargo market. See "Overview of Expedited Air Freight Transportation Industry -- ACMI Contract Charters."

     Increase Marketing to Firms Reducing Inventory and Shortening Product Cycle Times. The Company believes that many manufacturing and non-manufacturing firms are adopting inventory management systems that reduce inventory and shorten product cycle times. To avoid costly inventory shortages or work stoppages, such inventory management systems often require on-demand air charters to supply inventory directly from the manufacturer to the end users. Kitty Hawk has recently expanded, and will continue to expand, its marketing efforts, particularly its logistics and air freight carrier services, to potential and existing customers outside of the automotive industry. See "Business -- Sales and Marketing."

     Continuing to Provide High Quality Services Through Enhanced Technology. The Company's full-time staff of five computer programmers intends to continue developing systems and software to enhance productivity, knowledge, and customer service. The Company has developed and is testing an Internet system to provide its account managers with real-time updates on available third party on-demand air charter aircraft across North America. The Company believes that this system will enable it to meet customer demands more efficiently and quickly in the future. In addition, Kitty Hawk is working to enhance communication between its flight managers and flight crews by utilizing laptop computers with communications software that will enable the Company to quickly exchange operating data between Company headquarters and an aircraft, including while such aircraft is airborne. By increasing speed and reliability of communications through the use of these laptop computers, the Company believes it can reduce telecommunications and labor costs. Finally, Kitty Hawk intends to provide its maintenance and flight crews with on-line access to the latest operating and maintenance manuals stored on CD-ROMs.

     Acquire Strategic Suppliers of On-Demand Transportation Services. The Company intends to acquire third party suppliers of on-demand air and related ground transportation services. As the leading provider of expedited, same-day air logistics charter services in a highly fragmented industry, the Company believes such acquisitions should provide strategic and operational benefits, including the reduction of costs that result from centralizing finance, administration, and information technology functions. Additionally, because the Company's gross profit margin on flights flown by third party air freight carriers is generally lower than on flights flown by the Company's air freight carrier, Kitty Hawk believes that such acquisitions will increase its average gross profit margin. However, the Company is not presently engaged in any negotiations and has no present understandings, agreements, or commitments with respect to any business acquisition.

AIR FREIGHT CARRIER

  General

     Kitty Hawk has owned and operated aircraft for on-demand air freight charter services since 1985. In 1987, the Company's air freight carrier was expanded to include ACMI contract charter service. Pursuant to ACMI contracts, the Company's air freight carrier provides scheduled charters carrying heavy-weight freight and mail for entities that engage primarily in next-day and two-day delivery service to their customers. The Company's air freight carrier monitors its on-time performance for its ACMI contract charter and on-demand functions.

  Aircraft Fleet


     The Company owns and operates 22 aircraft in revenue service and has recently purchased two additional Boeing 727-200 aircraft that the Company expects to place into revenue service in January 1997. The following table contains certain information about the Company's revenue fleet:


                                     MAXIMUM
                                     TAKE-OFF         YEAR                           CURRENT
           AIRCRAFT TYPE           WEIGHT (LBS)   MANUFACTURED     ENGINE MODEL        USE            CURRENT BASE
- -----------------------------------------------   ------------   -----------------  ----------  -------------------------
Boeing 727-200.....................    194,800        1978       P&W JT8D-15        *           *
Boeing 727-200.....................    194,800        1978       P&W JT8D-15        *           *
Boeing 727-200F....................    178,000        1976       P&W JT8D-9A        ACMI        Phoenix, AZ
Boeing 727-200F....................    178,000        1976       P&W JT8D-15        ACMI        Saipan, CNMI
Boeing 727-200F....................    194,800        1975       P&W JT8D-15        ACMI        San Jose, CA
Boeing 727-200F....................    194,800        1975       P&W JT8D-15        ACMI        Brownsville, TX
Boeing 727-200F....................    175,500        1975       P&W JT8D-9A        On-Demand   Ypsilanti, MI
Boeing 727-200F....................    178,000        1969       P&W JT8D-9A        ACMI        Austin, TX
Boeing 727-200F....................    178,000        1969       P&W JT8D-9A        ACMI        Minneapolis/St. Paul, MN
Boeing 727-200F....................    178,000        1968       P&W JT8D-9A        ACMI        Manila, Philippines
Douglas DC-9-15F...................     90,700        1968       P&W JT8D-7B        ACMI        Syracuse, NY
Douglas DC-9-15F...................     90,700        1968       P&W JT8D-7B        On-Demand   Ypsilanti, MI
Douglas DC-9-15F...................     90,700        1967       P&W JT8D-7B        On-Demand   Dallas/Ft. Worth, TX
Douglas DC-9-15F...................     90,700        1967       P&W JT8D-7B        On-Demand   Ypsilanti, MI
Douglas DC-9-15F...................     90,700        1967       P&W JT8D-7B        On-Demand   Ypsilanti, MI
Convair 640........................     55,000        1957       Rolls Royce Dart   ACMI        Ypsilanti, MI
Convair 640........................     55,000        1957       Rolls Royce Dart   ACMI        El Paso, TX
Convair 640........................     55,000        1952       Rolls Royce Dart   ACMI        Laredo, TX
Convair 640........................     55,000        1952       Rolls Royce Dart   On-Demand   El Paso, TX
Convair 600........................     46,200        1949       Rolls Royce Dart   ACMI        Memphis, TN
Convair 600........................     46,200        1948       Rolls Royce Dart   ACMI        Pittsburgh, PA
Convair 600........................     46,200        1948       Rolls Royce Dart   ACMI        Cleveland, OH
Convair 600........................     46,200        1948       Rolls Royce Dart   ACMI        El Paso, TX
Convair 600........................     46,200        1948       Rolls Royce Dart   ACMI        Albuquerque, NM

- ---------------

* These aircraft, acquired in July 1996, will undergo certain maintenance and modification procedures, including cargo reconfiguration and noise abatement modifications, prior to operating in revenue service for the Company. The Company anticipates that these aircraft will initially be dedicated to ACMI contract service.

     The aircraft described above do not include (i) a Westwind 1124 jet aircraft owned by the Company and utilized solely for the transport of Company personnel, and (ii) the Company's undivided one-third interest in two Falcon 20C jet aircraft to be leased to a third-party operator. See
"Management -- Compensation Committee Interlocks and Insider Participation."


  ACMI Contracts

     As an FAA Part 121 certificated carrier, the Company's air freight carrier provides primary lift capacity as well as additional lift capacity for overflow and seasonal freight transportation needs on an ACMI contract basis. In the nine months ended May 31, 1996, ACMI contracts accounted for approximately 19.5% of the Company's total revenues.

     As of the date of this Prospectus, Kitty Hawk was operating seven Boeing 727-200Fs, eight Convairs and one Douglas DC-9-15F under ACMI contracts with Burlington Air Express, Inc., Ting Hong Oceanic Enterprises Co., Ltd., Pacific East Asia Cargo Airlines, Inc., DHL Airways, Inc., and Emery Worldwide Airlines, Inc. The Company believes that its relationships with its ACMI customers are mutually satisfactory. However, there can be no assurance that such contracts will not be canceled in accordance with their terms. See "Risk
Factors -- Dependence on Significant Customers." On July 15, 1996, the Company entered into an ACMI contract with Pan Air Lineas Aereas S.A. ("Pan Air") to lease one Boeing 727-200F aircraft to Pan Air in scheduled service from a GD Express Worldwide, N.V. hub in Cologne, Germany. The lease is scheduled to commence on September 15, 1996 and terminate on November 29, 1996.

     The Company's ACMI contracts typically require the Company to supply aircraft, crew, maintenance, and insurance, while its customers are responsible for substantially all other aircraft operating expenses, including fuel, fuel servicing, airport freight handling fees, landing and parking fees, ground handling expenses, and aircraft push-back costs. These ACMI contracts also typically require the Company to operate specific aircraft and/or provide minimum air freight capacity, and generally are terminable if the Company (i) fails to meet certain minimum performance levels, (ii) otherwise breaches the contract, or (iii) becomes subject to other customary events of default.

     The ACMI contracts also provide that the Company has exclusive operating control and direction of each aircraft the Company operates and that certain foreign-based customers must obtain any government authorizations and permits required to service the designated routes. See "Risk Factors -- Government Regulation." Therefore, the Company's route structure is limited to areas in which customers gain access from the relevant governments. The Company is permitted under its ACMI Contracts to utilize, and, in fact often does utilize, its aircraft in on-demand service in the periods between ACMI contract flights.

     Burlington Air Express, Inc. Burlington Air Express, Inc. ("Burlington") currently leases under one ACMI contract five of the Company's Boeing 727-200Fs and under a separate ACMI contract three of the Company's Convairs. Under each contract, Burlington pays the Company a fixed fee for each scheduled round-trip flown by the Company and a per hour charge for any non-scheduled flight requested by Burlington. At present, each of the five Boeing 727-200Fs leased by Burlington is scheduled to fly five round-trips per non-holiday week.

     The Boeing 727-200F ACMI contract is for a term expiring on March 1, 1999, but pursuant to the terms of the contract, either party may upon thirty days' written notice terminate the services of one Boeing 727-200F aircraft immediately and one additional Boeing 727-200F aircraft on or after each of March 1, 1997, March 1, 1998 and September 1, 1998. In addition, Burlington may earlier terminate the contract if, among other reasons, the Company fails to meet certain performance standards or if majority ownership or control of the Company is acquired by a competitor of Burlington. The Company operates three Convairs on behalf of Burlington pursuant to a contract between the parties on terms substantially similar to those set forth in the Boeing 727-200F ACMI contract between the parties.

     Pacific East Asia Cargo Airlines, Inc. Pacific East Asia Cargo Airlines, Inc. ("PEACA"), an affiliate of TNT Express Worldwide, Inc., currently leases one of the Company's Boeing 727-200F aircraft in scheduled service from Manila, Philippines under an ACMI contract that expires on April 26, 1998. PEACA may earlier terminate the contract if the Company fails to meet certain performance standards. Under the terms of the contract, PEACA pays the Company a guaranteed fixed monthly fee and an additional fixed charge per flight hour per month in excess of a certain threshold. The contract provides that prior to September 30, 1996, PEACA may give notice to require the Company, within six months of such notice, to upgrade the current Boeing 727-200F Stage II aircraft to a Boeing 727-200F Stage III aircraft with certain specified engines and hushkit. See "Business -- Government Regulation." In the event PEACA exercises its option, the charges under the contract will automatically increase to certain specified levels. Because all of the Company's revenues from this ACMI contract, and many of its costs, are in U.S. dollars, the Company is able to minimize currency risks normally associated with doing business overseas.

     Ting Hong Oceanic Enterprises, Ltd. Ting Hong Oceanic Enterprises Co., Ltd. ("Ting Hong") currently leases one of the Company's Boeing 727-200F aircraft in scheduled service from Saipan, CNMI under an ACMI contract that expires on August 31, 1997. Ting Hong may earlier terminate the contract if the Company fails to meet certain performance standards. Under the terms of the contract, Ting Hong pays the Company in U.S. dollars a guaranteed fixed monthly fee and an additional fixed charge per flight hour per month in excess of a certain threshold. In connection with a recent extension of the contract's term, Ting Hong granted the Company certain rights of first refusal to match third parties' rates and terms with respect to new operating leases or renewals or extensions of existing operating leases for services similar to those provided under the contract.

     DHL Airways, Inc. DHL Airways, Inc. ("DHL") currently leases four Convairs and one Douglas DC-9-15F from the Company under an ACMI contract that is terminable upon thirty days' prior written notice. For use of the aircraft, DHL pays the Company a fixed charge per scheduled round-trip less certain penalties for late departures or arrivals, other than as a result of delays beyond the Company's control or caused by DHL's fault or negligence. Currently, each aircraft leased by DHL under this contract is scheduled to fly five round-trips per non-holiday week. DHL may earlier terminate the contract if the Company fails to meet certain performance standards.

  On-Demand Charter Service

     The air freight carrier provides on-demand charter service for customers of the Company's air logistics business. Approximately 7.7%, 7.1%, 8.7%, and 8.8% of the on-demand charters managed by the Company during fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, respectively, were flown by the air freight carrier. These charters were flown mostly for GM. The Company also has flown its own aircraft on certain of the seasonal charters it has managed for the U.S. Postal Service. See "Business -- Air Logistics -- Seasonal Charters for the United States Postal Service."

     The Company intends to direct a higher percentage of on-demand charters to its air freight carrier as its fleet size increases. On-demand contract charters flown by the air freight carrier generate a higher gross margin to the Company than charters subcontracted to third-party carriers.

  Acquisition Program


     Kitty Hawk has embarked on a program of selective aircraft acquisitions because it believes certain aircraft can be profitably deployed to increase its ACMI contract charter business as well as on-demand charter services. In fiscal year 1997, the Company intends to add five Boeing 727-200F aircraft to its airline fleet, three of which the Company anticipates initially will be dedicated to ACMI contract charter use and two initially dedicated to on-demand charters. See "Use of Proceeds." Although Kitty Hawk has not entered into any contracts to utilize the aircraft to be purchased with the proceeds of the offering and no such contract is imminent, the Company currently is negotiating with a number of existing and potential customers for ACMI contract charters. The Company believes, based upon its knowledge of the on-demand market, that it can utilize two of the additional Boeing 727-200Fs to be acquired with the proceeds of the offering for the foreseeable future in on-demand service without violating the terms of the GM Agreement. The Company, however, periodically evaluates the utilization of its owned aircraft and, therefore, the Company's actual aircraft use may vary materially from the current plans. Any jet aircraft not in use on an ACMI contract charter route may be employed in on-demand service. See "Risk
Factors -- Dependence on Significant Customers" and "Business -- Air Freight Carrier -- Aircraft Fleet."

     The Company has recently acquired an undivided one-third interest in two Falcon 20C jet aircraft and pursuant to an anticipated co-ownership agreement will lease such aircraft to a third-party operator. The Company intends to charter such jet aircraft in on-demand service. See "Management -- Compensation Committee Interlocks and Insider Participation."

AIR LOGISTICS

  General

     On-demand air charters of heavy-weight freight generally are used when "next-flight-out" delivery services of commercial airlines or the next-day delivery services of air freight companies or other service providers cannot meet the customer's delivery deadline. Utilizing a proprietary computerized database, the Company's air logistics services involve coordinating "door-to-door" transportation by arranging for ground pick-up, loading, air transportation, unloading, and ground delivery of the freight. Kitty Hawk has managed a broad variety of freight shipments including military equipment, satellites, rescue/disaster recovery supplies, and exotic animals.

     The most frequent use of on-demand charters is to deliver manufacturing or replacement parts to avoid a work stoppage. Manufacturers who employ the "just-in-time" methodology encourage the order and delivery of inventory just before it is needed at the assembly plant. On-demand charters also are used to transport replacement parts on an expedited basis so that critical equipment can be kept operational or put back in service to avoid or minimize the length of a shut-down. Firms that are reducing inventory and shortening product cycle times through direct air shipments also use on-demand charters. For example, the Company has transported goods for electronics and apparel concerns between their domestic operations and their operations in Central or South America. The Company intends to increase its marketing focus on such types of firms. See "Business -- Sales and Marketing."

     The customers of the Company's on-demand air logistics services include companies that are engaged in industries such as automotive, chemical, computer, mail and bulk package delivery, retail merchandising, and oil field service and equipment. Typically, the premium costs incurred in utilizing on-demand charters to achieve expedited same-day delivery are justified by the Company's customers on the basis that greater costs would otherwise be incurred as a result of a work stoppage or having to maintain greater inventory levels.

     A significant portion of all on-demand, same-day air freight charters in North America is accounted for by the automotive industry. The importance of the automotive industry to on-demand air charters reflects the large number of automobile parts, the complexity of an automotive manufacturer's supplier and assembly plant network, and the high cost of shutting down production facilities. Kitty Hawk believes that "just-in-time" inventory systems have increased the use of on-demand air charters by the automotive industry and that on-demand air charters are an integral cost of such "just-in-time" inventory management systems. Because automotive manufacturers generally carry less inventory than in the past, unanticipated parts shortages may occur more frequently.

     The Company has experienced rapid growth in the number of on-demand charters managed for customers unrelated to the automotive industry. The Company believes it managed 919 non-automotive on-demand charters for the nine months ended May 31, 1996 as compared to 634 non-automotive on-demand charters for the nine months ended May 31, 1995.

  Delivery of Logistics Services

     For the nine months ended May 31, 1996, Kitty Hawk arranged an average of approximately 41 on-demand charters per day. Kitty Hawk has arranged as many as 208 charters in a single day. Each transaction originates from a customer's telephonic request to arrange a charter answered by one of the Company's

16 full-time account managers who are on duty 24 hours per day, 365 days per year. The information collected during the first few minutes after a request for a charter is received is critical to the successful completion of the charter on a timely basis. The Company believes it provides dependable service on a cost-effective basis because of its computerized database, information software, and tracking systems, its training of account managers, and its standardized charter management procedures.

     With respect to each freight shipment managed by the Company, the account manager is required to input the following information in a computerized charter work sheet: (i) contact information for both the shipper and the recipient; (ii) the estimated time the freight will be available at the shipper's location and the estimated time the recipient needs the shipment delivered; (iii) the specifications of the freight to be shipped; and (iv) information concerning needed ground transportation between the shipper's facility and the origin airport as well as between the destination airport and the recipient's facility.

     The account manager (subject to the review of a supervisor) selects the proper type of aircraft to be used for the shipment. Once the most appropriate aircraft meeting the charter requirements has been identified, the information maintained by the Company concerning the charter operator is reviewed to ensure that the chosen carrier meets all of the Company's requirements. The account manager also is responsible for airport selection. Factors which affect airport selection include proximity to shipper/receiver, runway lengths and weight bearing capabilities, instrument approach and weather reporting facilities, fuel availability, and loading and unloading capabilities. Any ground transportation and handling also are typically arranged by the account manager.

     Unless the customer requesting the logistics services is already subject to a written agreement concerning pricing, the customer is quoted a price per mile by aircraft type on a round trip basis plus charges for loading, unloading, and ground transportation. The shipment size and speed requirements are taken into account in selecting aircraft type. The Company's per mile prices are developed based upon a schedule of tariffs by aircraft type provided by third-party air carriers.

     The procedure for account managers is to maintain periodic communication with the customer throughout the charter. The Company's goal is to notify the customer of all details of the charter within 15 minutes after receiving the request for a charter, including aircraft type, carrier, the time the material will be picked up at the shipper's location, the time the aircraft will be in position at the origin airport, when the aircraft will be loaded and depart, flight time, and the time the shipment will be delivered to the recipient. If any of these details change significantly during the course of the charter, the customer is notified promptly.

     Because a significant amount of information concerning a charter is required to be assimilated by the account manager within a very short time frame, the training period typically necessary for an account manager is between six and nine months. Kitty Hawk has access to experienced outside personnel who work as account managers on a temporary basis during periods of peak demand. The Company believes its existing number of account managers is adequate for the foreseeable future. Upgrades to the Company's computer systems and related technology have facilitated an increase in the productivity of each account manager and the Company will seek further upgrades. See "Business -- Sales and Marketing."

  Database, Information Software, and Tracking Systems

     Database System. Kitty Hawk believes that its database is critical to its ability to arrange on-demand air charters in a timely and reliable manner. The Company maintains in its database a carrier profile for over 500 air freight carriers that provide on-demand charter service. A carrier profile generally contains the following information that is pertinent to the Company's carrier selection decision: (i) the carrier's location and aircraft list, including physical descriptions, year, make and model, and engines; (ii) the most recent certificate of insurance obtained with respect to the carrier; (iii) copies of the carrier's current FAA Air Carrier Certificates and Operating Specifications and any other international operating certificates; (iv) the carrier's 24-hour contact information; and (v) copies of the tariff agreement with the carrier. The most utilized carriers are visited by Company representatives at least annually to inspect the carrier's facilities and equipment and to update the carrier database. The database also contains information concerning ground transportation and aircraft loading companies in North America that is similar to its information concerning air carriers.

     The Company has developed and is testing an Internet system to provide its account managers with real-time updates on available third party on-demand air charter aircraft across North America. The Company believes that this system will enable it to meet customer demands more efficiently and quickly in the future.

     Information Software System. The Company's logistics system was developed in 1990 to automate access to the Company's database and has been frequently revised and improved. This system provides on-screen information regarding air carriers, aircraft type and specifications, fuel suppliers, cargo handlers, and surface carriers, along with relevant cost information.

     In addition, Kitty Hawk is an on-line subscriber to Jeppesen's Flight Planning and Kavouras Meteorological services. The flight planning services provided by Jeppesen integrate airport analyses (comprised of runway lengths, altitudes, hours of operation and noise abatement procedures) with the current weather data and other information to provide an automated flight plan. This flight planning service then transmits electronically the automated flight plan to the pilot and to the FAA contemporaneously.

     The Company is currently testing the feasibility of a wireless information link between a laptop computer located on-board the Company's aircraft and a computer located at the Company's headquarters. This computer link, if successful, will allow the Company to transmit flight plans, weather packages and flight releases directly to the pilot. This on-board laptop computer is expected to permit the pilot to compute and transmit weight and balance, payload, flight times, and fuel into-plane information directly to Company headquarters. In addition, Kitty Hawk intends to provide its maintenance and flight crews with on-line access to the latest operating and maintenance manuals stored on CD-ROMs.

     Tracking System. In December 1993, the Company began operation of its HawkEye system, which was developed internally by its full time programming and computer support staff. HawkEye allows account managers to track an aircraft's progress from origin to destination on his or her computer screen and on the main projection board of the control room. Aircraft icons show each flight, its direction, and information about the flight including the type of aircraft, the flight number, its current altitude, ground speed, distance to destination, and times of departure and estimated arrival. The data supporting the HawkEye System is a direct data feed obtained from the FAA's Air Traffic Control computer system. Although the data obtained by the HawkEye system is readily available for a fee, the Company is not aware of any other air logistics provider that currently uses the FAA data feed with some form of programming similar to HawkEye. This real-time information available from the HawkEye system enables the Company's account managers to provide a level of service which the Company believes is not otherwise currently available in the market for on-demand, same-day air logistics.


  U. S. Postal Service



     Of the Company's total revenues in fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, the U.S. Postal Service accounted for $17.3 million (26.3%), $11.1 million (10.3%), $10.0 million (9.7%), and $21.3 million
(19.8%), respectively. Of these revenues, $14.3 million (83.0%), $8.3 million (74.5%), $6.0 million (59.6%), and $19.7 million (92.5%), respectively, were attributable to the Company's air logistics business in connection with its management of seasonal Christmas charters flown by third-party air cargo carriers, and $3.0 million (17.0%), $2.8 million (25.5%), $4.0 million (40.4%), and $1.6 million (7.5%), respectively, were attributable to the air freight carrier for ACMI contract charters flown by the Company on designated routes. Of the Company's gross profits from air logistics in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, the U.S. Postal Service accounted for $4.0 million (61.5%), $2.0 million (33.8%), $1.0 million (18.9%), and $3.8 million (50.0%), respectively.


     Since 1986, Kitty Hawk has managed Christmas season charters for the U.S. Postal Service utilizing third-party air freight carriers in order to provide additional lift capacity for this peak period. Of the Company's total revenues for fiscal years 1993, 1994, and 1995 and the nine months ended May 31, 1996, these Christmas season managed charters accounted for $14.3 million (21.8%), $8.3 million (7.7%),

$6.0 million (5.8%), and $19.7 million (18.4%), respectively. The U.S. Postal Service awards contracts periodically pursuant to a public bidding process that considers quality of service and other factors, including to a lesser extent price. Bids for contracts to provide these Christmas season charters generally are submitted in the summer of each year and are typically awarded during the following fall. The Company recently was awarded a contract with the U.S. Postal Service for the 1996 Christmas season peak mailing period. In the future, the air freight carrier may fulfill certain Christmas season charters with the U.S. Postal Service. See "Risk Factors -- Dependence on Significant Customers."


MAINTENANCE

     The Company's aircraft require considerable maintenance in order to remain in compliance with FAA regulations. The Company estimates that at current rates of operation of its existing fleet, during the fiscal year 1997, the next scheduled major overhaul maintenance checks for six Boeing 727-200Fs will be completed and, during the fiscal year 1998, three will be completed. The Company does not anticipate any of its aircraft, at current rates of operation, requiring major overhaul maintenance checks during fiscal year 1999. The Company estimates that the service life of each of its revenue aircraft extends beyond the year 2000. Kitty Hawk historically has followed, and currently intends to follow, a policy of retiring Convairs at the time of their next scheduled major overhaul maintenance checks rather than expending the amounts necessary for such checks.

     Any equipment being placed on the Company's operating certificate is inspected and repaired prior to being utilized by the Company for either on-demand or ACMI contract charters. The Company's maintenance facilities enable it to perform all required airframe maintenance and minor engine repairs on the aircraft ranging from overnight "turnaround" checks to major airframe overhauls. The Company performs all maintenance for its fleet, including line maintenance, at its own maintenance facilities, except for repairs to avionics and overhauls of engines and airframes. All contract maintenance is performed by subcontracted FAA-approved maintenance facilities under the on-site supervision and/or inspection of Company quality assurance personnel. Management currently anticipates no difficulties in acquiring needed parts. See "Risk
Factors -- Aircraft Ownership and Operation."


     The Company has engaged in accident-free operation of aircraft since its inception in 1985 (the National Transportation Safety Board defines "accident" as an aircraft occurrence involving death, injury, or substantial damage). The Company has been fined by the FAA only once in its operating history, when in 1988, it was fined $5,000 for operating a Convair with one less than the required number of engine fire suppression systems.


RELATIONSHIP WITH GM

     From the mid-1980s through June 1990, Kitty Hawk used its own aircraft to fly on-demand charters for GM assembly plants and suppliers that directly acquired on-demand charters from the open market. In 1990, GM made the decision to outsource its air logistics function. From among many bidders, including some of the largest cargo airlines and air freight forwarders in the United States, the Company was selected as GM's primary air logistics provider.

     Under the terms of the GM Agreement, the Company's air logistics business is encouraged to utilize the air freight carrier but is prohibited from (i) placing with the Company's air freight carrier in excess of 30% of the total number of air charters arranged for GM in any calendar year and (ii) placing with the Company's air freight carrier charters producing revenue in excess of 30% of the total revenue derived from air charters arranged for GM in any calendar year. In the nine months ended May 31, 1996, the Company's air freight carrier flew 583 on-demand charters (or 8.1% of total charters arranged for GM by the Company's air logistics business) resulting in $7.9 million of revenues to the Company (or 18.8% of the total revenues derived by the Company from GM). The GM Agreement does not provide for automatic fuel price adjustments. Since execution of the GM Agreement in June 1990, however, the Company and GM have agreed to seven fuel price adjustments reflecting both increases and decreases in the price of aircraft fuel.

     The term of the GM Agreement extends through May 1997 and thereafter from month-to-month until terminated by thirty days' written notice. The GM Agreement, however, stipulates that in the event of an irreconcilable difference, either party may, with or without cause, terminate the agreement following a quarterly review meeting by giving the other party at least 30 days' prior written notice thereof. Furthermore, GM may terminate the GM Agreement on ten days' written notice if there is a change in (i) management of Kitty Hawk Charters, Inc., the Company's wholly-owned subsidiary, through which the Company's air logistics business is conducted, or (ii) the stock ownership of the Company such that (a) Mr. Christopher no longer holds a majority of the outstanding Common Stock of the Company or (b) a major automobile manufacturer acquires more than 20% of the outstanding Common Stock of the Company, unless such changes are communicated to GM at least 60 days prior to the effective date and GM concurs with the changes.

     Due to its significant use of on-demand charters, GM could conceivably determine that it is more economical to arrange charters in-house. For the following reasons, Kitty Hawk believes it is unlikely that GM will re-establish in-house air logistics operations: (i) the Company's performance under the GM Agreement has resulted in what the Company believes is a good relationship with GM; (ii) such re-establishment of in-house air logistics operations is contrary to the prevailing trend in the automotive industry towards outsourcing and reducing general liability exposure; (iii) GM would have to make a significant investment in personnel and systems to replicate the Company's service capabilities; and (iv) the Company believes that it provides service at a lower total cost than GM can achieve by arranging air logistics in-house.


     Of the Company's total revenues in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, GM accounted for $36.0 million (54.7%), $67.9 million (63.1%), $48.9 million (47.1%), and $42.1 million (39.3%), respectively. Of the revenues from GM, $32.1 million (89.2%), $57.5 million (84.6%), $38.7 million (79.2%), and $34.2 million (81.2%), respectively, were attributable to air logistics primarily in connection with on-demand charters flown by third-party air cargo carriers, and $3.9 million (10.8%), $10.4 million (15.4%), $10.2 million (20.8%), and $7.9 million (18.8%), respectively, were attributable to on-demand charters flown by the Company's air freight carrier. Of the Company's gross profits from air logistics in fiscal years 1993, 1994, and 1995 and in the nine months ended May 31, 1996, GM accounted for $2.1 million (32.2%), $3.0 million (50.4%), $1.4 million (27.1%), and $2.8 million
(37.1%), respectively. GM accounted for 70.7%, 77.4%, 59.9%, and 59.1% of the total number of on-demand charters that were flown by the air freight carrier in 1993, 1994, and 1995 and in the nine months ended May 31, 1996, respectively. In addition to GM, the Company believes approximately 16.3% of its total revenues in the nine months ended May 31, 1996 were generated from services provided to other participants in the U.S. automotive industry, a substantial portion of which the Company believes were GM suppliers. "Risk Factors -- Dependence on Significant Customers."



SALES AND MARKETING


     The Company's primary marketing focus is on transportation executives, financial officers, and purchasing directors of major users of air freight transportation services and other logistics providers. In connection with the Company's emphasis on developing and maintaining long-term relationships with major customers, an individual from the Company is dedicated to particular accounts. This individual is responsible for educating the client about the Company's service capabilities, ensuring quality service, and determining how the Company can best serve the customer. The Company's five dedicated sales and marketing personnel, in addition to the Company's 16 account managers, typically maintain close customer contact through weekly calls and periodic visits. Four of the Company's five dedicated marketing personnel concentrate on developing air logistics business outside of the automotive industry in keeping with the Company's strategy of diversifying its air logistics customer base. These efforts will include an increased focus on firms that are reducing inventory and shortening product cycle times. The marketing effort on behalf of the air freight carrier business is primarily focused on selected freight forwarders and integrators and the existing customers of its air freight carrier business. Customers also are encouraged to visit Kitty Hawk to meet with Company executives, tour facilities, and learn more about the Company's services. The Company does not engage in a significant amount of mass media advertising.

     Kitty Hawk believes that retaining existing customers is equally as important as generating new clients and is a direct result of customer satisfaction. The Company will continue to upgrade its database, information software, and tracking systems to maintain high quality service. The Company has developed a feature that enables customers to access the Company's aircraft tracking system on a "real time" basis to monitor their own freight. This feature allows account managers to be more productive by reducing time spent updating customers on the status of shipments.

EMPLOYEES

     At May 31, 1996, Kitty Hawk employed approximately 281 full-time personnel, of which 47 were involved in sales and administrative functions and 234 in maintenance and flight operations (including 127 pilots). The Company is not party to any collective bargaining agreement and considers its relations with its employees to be satisfactory. The Company intends to motivate certain employees through ownership of Common Stock and options to purchase Common Stock and to encourage all employees to own Common Stock.

GROUND FACILITIES


     Kitty Hawk occupies a 40,000 square foot facility located at Dallas/Fort Worth International Airport. This facility includes administrative offices, maintenance work areas, and hangar and parts storage facilities as well as flight operations and training facilities. The Company has an option to purchase the building, subject to the consent of the Dallas/Fort Worth Regional Airport Board, with an exercise price of $2.0 million at June 30, 1996, which option amount decreases by $5,000 per month, pursuant to a five-year lease agreement that commenced March 1, 1993. The option to purchase the property will expire on March 1, 1997. There is no stated renewal on the lease. The Company presently intends to either exercise its option or to attempt to negotiate an extension of the lease. See "Certain Transactions."



     Management believes that its current facilities are adequate to support the growth in operations that the Company believes will result from the purchase of seven Boeing 727-200s. The Company maintains an approximately 20,000 square foot secondary maintenance facility located in Ypsilanti, Michigan comprised of a maintenance work area, hangar and an area for the storage of certain aircraft repair parts and maintenance items. In addition, Kitty Hawk occupies approximately 12 small rental parts storage spaces (aggregating approximately 2,000 square feet) at a number of origin airports around the country and in the Pacific Rim, principally supporting the ACMI contract charter operations, and approximately four apartments in various locations (aggregating approximately 7,500 square feet) for flight crew layovers. In conjunction with providing warehouse services for IBM, the Company utilizes an aggregate of less than 2,000 square feet of warehouse space at approximately 13 locations throughout the United States.


GOVERNMENT REGULATION

     The Company's air freight carrier is subject to Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), under which the DOT and the FAA exercise regulatory authority over air carriers.

     The DOT regulates the economic aspects of the airline industry, while the FAA regulates air safety and flight operations. The DOT is primarily responsible for regulating economic issues affecting air service, including, among other things, air carrier certification and fitness, insurance, consumer protection, unfair methods of competition, and transportation of hazardous materials.

     The FAA is primarily responsible for regulating air safety and flight operations, including, among other things, airworthiness requirements for each type of aircraft the Company's air freight carrier operates, pilot and crew certification, aircraft maintenance and operational standards, noise abatement, airport slots, and other safety-related factors.

     The Company's operations are subject to routine, and periodically more intensive, inspections and oversight by the FAA. Following a review of safety procedures at ValuJet, Inc., the FAA on June 19, 1996, announced it would propose changes to the FAA's and air carriers' oversight of contract maintenance and training procedures which, if implemented, would result in higher scrutiny of such maintenance and training procedures and could result in the Company incurring increased maintenance costs for its contract maintenance. See "Business -- Maintenance." Because the Company conducts operations for the U.S. military, it is also subject to inspections by the Department of Defense (the "DOD"). The Company's air freight carrier is also subject to regulation by the DOD in connection with operations to military airfields and, in connection with international operations, to regulation by the Department of Commerce, the U.S. Customs Service, the Immigration and Naturalization Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture. The Environmental Protection Agency has jurisdiction to regulate aircraft engine exhaust emissions. All air carriers are also subject to certain provisions of the Federal Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities. Additional laws and regulations have been imposed from time to time by federal, state, and local governments that have increased significantly the cost of operations by imposing additional requirements or restrictions on operations. For example, certain cities, states, and local airport authorities prohibit flights in and out of their airports with Stage II aircraft (as defined by the FAA) or between certain hours. The FAA has proposed amendments to its flight and rest time regulations which, if adopted as proposed, could restrict the ability of the Company to respond to a shipper's request for same day delivery and/or would require the Company to hire and train additional qualified pilots to perform the Company's flight operations.

     The adoption of new laws, policies, or regulations or changes in the interpretation or application of existing laws, policies, or regulations, whether by the FAA, the DOT, the Federal Communications Commission, the United States government, or any foreign, state, or local government, could have a material adverse impact on Kitty Hawk and its operations.

     The Company's revenue fleet is comprised of ten Boeing 727-200 aircraft manufactured between 1969 and 1978, five Douglas DC-9-15 aircraft manufactured during 1967 and 1968, and nine turbo-prop Convairs manufactured between 1948 and 1957. Manufacturer's Service Bulletins ("Service Bulletins") and FAA Airworthiness Directives ("Directives") issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis cause certain of these aircraft to be subject to extensive aircraft examinations and may require certain of these aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft included in the Company's fleet could be issued in the future. The cost of compliance with Directives and Service Bulletins cannot currently be estimated, but could be substantial.


     Airline operators must comply with FAA noise standard regulations promulgated under Title 49 of the United States Code, the Noise Control Act of 1972, the Quiet Communities Act of 1978, the Airport Noise and Capacity Act of 1990, and the Environmental Protection Agency Engine Emission Regulations promulgated under the Clean Air Act of 1970, as amended (collectively, the "Noise Regulations"). The Noise Regulations affect the Company's five Douglas DC-9-15Fs and its ten Boeing 727-200Fs (the "Jet Fleet"). Four of the aircraft in the Jet Fleet are currently in compliance with Stage III noise control standards. By the following deadlines, the Company must bring the Jet Fleet into Stage III compliance to the extent indicated: December 31, 1996, 50%; December 31, 1998, 75%; and January 1, 2000, 100%. Kitty Hawk intends to comply with the next deadline of December 31, 1996 by modifying one of its DC-9-15Fs and two of its 727-200Fs with noise suppression kits during November and December of 1996 for a total cost of $6.8 million (FAA rules permit rounding down to the next whole aircraft to determine 50% of fleet size). In addition to three firm orders for noise suppression kits, the Company currently holds an option for six noise suppression kits and their installation for Boeing 727-200Fs at a cost of $2.6 million for each aircraft modified. Certain airport operations have adopted local regulations which, among other things, impose curfews and noise abatement requirements. These local regulations currently have little effect on the Company.


     The DOT and the FAA have the authority to modify, amend, suspend, or revoke the authority and licenses issued to the Company for failure to comply with the provisions of law or applicable regulation. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions by the FAA or the DOT, if taken, could have a material adverse effect on Kitty Hawk.

     The DOT and the Environmental Protection Agency exercise regulatory jurisdiction over the transportation of hazardous materials. The Company may from time to time transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility for compliance with these regulations and are responsible for proper packaging and labeling. Substantial civil monetary penalties can be imposed on both shippers and air carriers for infractions of these regulations.

     Certain of the Company's air freight carrier operations are conducted wholly between two or more points that are all located outside of the United States. As with the certificates and license obtained from U.S. authorities, the Company must comply with all applicable rules and regulations imposed by these foreign aeronautical authorities or be subject to the suspension, amendment or modification of its operating authorities.


     On August 27, 1996, a 6.25% federal transportation excise tax applicable to air freight transportation was reinstated. Reinstatement of the tax by the government will result in higher costs to shippers of air freight and air freight carriers, which may have a material adverse effect on freight traffic, yields, revenue, and margins.


     Under current federal aviation law, the Company's air freight carrier could cease to be eligible to operate as an air freight carrier if more than 25% of the voting stock of the Company were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air freight carrier certificate, the president and two-thirds of the directors and officers of an air carrier must be U.S. citizens. All of the Company's directors and officers are U.S. citizens. Furthermore, (i) the Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter and (ii) the Bylaws do not permit non-U.S. citizens to serve as directors or officers of the Company.

INSURANCE


     The Company is vulnerable to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. The Company is required by the DOT to carry liability insurance on each of its aircraft, and each of the Company's aircraft leases and ACMI contracts also requires the Company to carry such insurance. Any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company. See "Risk Factors -- Operations Dependent upon Limited Fleet." The Company currently maintains public liability and property damage insurance and aircraft liability insurance for each of the aircraft in the revenue fleet in amounts consistent with industry standards. All-risk aircraft hull insurance is maintained for all aircraft in the revenue fleet other than the Convairs. The Company maintains baggage and cargo liability insurance if not provided by its customers under ACMI contracts. Although the Company believes that its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the Company's financial condition and could affect the ability of the Company to obtain insurance in the future.


     The Company attempts to monitor the amount of liability insurance maintained by the third-party carriers utilized in its air logistics business through, among other things, the obtaining of certificates of insurance.

COMPETITION

     The market for air freight carrier services has been and is expected to remain highly competitive. Kitty Hawk competes with other air freight carriers with regard to furnishing on-demand charters and ACMI contract charters. The Company believes that the basis for such competition is price, quality of service, and the location and performance characteristics of aircraft. The Company's air freight carrier is also subject to competition from other modes of transportation including, but not limited to, railroads and trucking.

     Numerous competitors of Kitty Hawk provide or coordinate door-to-door air freight charters on an expedited basis. The market for air logistics also has been and is expected to remain highly competitive. The Company's principal competitors for on-demand air logistics services are other air logistics companies, air freight carriers which seek to book charters directly with customers, and air freight companies that offer expedited service. During the last fourteen months, each of Emery Worldwide, FedEx, and the United Parcel Service have entered the expedited freight business by offering "next-flight-out" service.

     The Company's ability to attract and retain business also is affected by the decisions of the transportation departments of commercial and industrial businesses whether, and to what extent, to coordinate their own transportation needs. Prior to 1990, GM conducted its air logistics business in-house. GM and certain other customers maintain transportation departments that could be expanded to manage charters in-house which could have a material adverse effect on Kitty Hawk. With respect to the Company's ACMI contract charter business, the Company could be adversely affected by the decision of certain of its certificated customers to acquire additional aircraft, or by its uncertificated customers to acquire and operate their own aircraft, to service routes currently serviced by Company aircraft. Many of the Company's competitors and customers have substantially greater financial resources than the Company.

LEGAL PROCEEDINGS

  Litigation and Arbitration Related to Postal Contract

     The U.S. Postal Service selected the Company's air freight carrier in September 1992 as the successful bidder on a contract for a multi-city network of air transportation services supporting the U.S. Postal Service's Express Mail system. Another air freight carrier (the "Co-Bidder") was associated with the Company in the successful bid (the "ANET bid"). Two unsuccessful bidders, including Emery Worldwide Airlines, Inc. ("Emery") (the incumbent), sued to enjoin the award. This litigation (the "ANET Litigation") was settled in April 1993 by agreements under which the U.S. Postal Service terminated the Company's contract for convenience and awarded the contract to Emery. In lieu of damages for the contract's termination, the U.S. Postal Service paid $10.0 million into an escrow account to be divided between the Company and the Co-Bidder. Also under the settlement, Emery delivered releases of the Company's contractual obligations to purchase more than $40 million in aircraft and equipment, paid $2.7 million into the escrow account, and agreed to pay $162,500 into the escrow each quarter for up to 10 years so long as the Emery contract remained in effect.

     Before settling the ANET litigation, the Company, Mr. Christopher, the Co-Bidder and the Co-Bidder's stockholder agreed, among other things, to hold the escrowed funds in escrow until they had agreed upon an allocation and distribution, or until the matter was resolved by binding arbitration. Subsequent disagreements led to litigation and arbitration among the Company, Mr. Christopher, the Co-Bidder and the Co-Bidder's stockholder that were resolved pursuant to a comprehensive settlement reached in August 1994. Under the comprehensive settlement, the Company received approximately $3.5 million in cash from the escrowed funds, and obtained a Boeing 727-200. Also under the comprehensive settlement agreement, Mr. Christopher received rights to one-half of any future contingent quarterly payments from Emery.

  Qui Tam Litigation

     In March 1995, the Company was served with a complaint filed on behalf of the U.S. government by a third-party plaintiff seeking to share a recovery under the Federal False Claims Act (the "Act"). The suit, filed in May 1994 in the federal district court for the District of Columbia, was filed under seal in accordance with the Act, to enable the U.S. Government to review the claim before its disclosure to the defendants. The U.S. Government declined to pursue the claim, but the third-party plaintiff chose to continue. The suit claimed that the Company and the Co-Bidder fraudulently failed to disclose to the U.S. Postal Service, both in the ANET bid and in the settlement of the ANET litigation, that some of aircraft the Company proposed to purchase and use to perform the contract were aging aircraft with high use, and claimed that the Company, the Co-Bidder and Emery similarly fraudulently conspired in connection with the settlement of the ANET litigation. The suit sought to recover treble the $10 million settlement payment made by the U.S. Postal Service in settling the ANET litigation, plus the third-party plaintiff's costs and fees.

     In May 1996, the court granted the Company its motion to dismiss the suit and awarded the Company its attorneys' fees and costs. The plaintiff has asked the court to reconsider its ruling.

     The Company does not expect the outcome to have a material adverse effect upon the Company's financial condition or results of operations.

  Litigation about Charter Agreement

     The Company filed suit in the 14th Judicial District Court of Dallas County, Texas against Express One International, Inc. ("Express One") in July 1992 claiming under a one-year aircraft charter by Express One to the Company that Express One breached its obligations and seeking actual damages of approximately $60,000. Express One counterclaimed that the Company wrongfully repudiated the charter and fraudulently induced Express One to provide services not required by the charter. Express One claimed damages of $356,718 for services allegedly performed, $1,140,000 for additional fees it would have received under the charter, an unspecified amount of punitive damages, and additional amounts for its attorneys' fees and costs.

     In February 1995, a jury verdict awarded the Company $25,000 in damages plus its attorneys' fees and denied Express One's counterclaims. In May 1995, the court entered judgment in favor of the Company for $25,000 in damages, for $148,115 in attorneys' fees through trial, and for additional attorneys' fees if Express One appealed. Before the time for appeal expired, Express One filed a petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Texas (Sherman Division). The Company filed its claim based on the judgment in the bankruptcy proceeding. In November 1995, Express One filed an appeal, to which the Company responded.

     Kitty Hawk does not expect the outcome to have a material adverse effect upon the Company's financial condition or results of operations.

  Routine Litigation

     The Company from time to time is involved in various routine legal proceedings incidental to the conduct of its business. As of the date of this Prospectus, the Company was not engaged in any legal proceeding expected to have a material adverse effect upon the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their ages, and positions are as follows:


                  NAME                  AGE               POSITION WITH COMPANY
    --------------------------------    ---     ------------------------------------------
    M. Tom Christopher(1)...........    49      Chairman of the Board of Directors and
                                                Chief Executive Officer
    Tilmon J. Reeves................    57      President, Chief Operating Officer, and
                                                Director
    Richard R. Wadsworth............    49      Senior Vice President -- Finance, Chief
                                                Financial Officer, Secretary, and Director
    Theodore J. Coonfield(2)........    48      Director
    James R. Craig(2)...............    57      Director
    Robert F. Grammer(1)(2).........    60      Director
    Lewis S. White(1)...............    56      Director


- ---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     The Board of Directors consists of seven members, including four independent directors. Executive officers are elected by the Board of Directors and serve at its discretion.

     M. TOM CHRISTOPHER has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1985, and serves in the class of directors whose terms expire at the 1997 annual meeting of stockholders. Prior to assuming these positions, he formed and managed Kitty Hawk Charters, Inc. He has over 18 years of experience in the air freight industry, including serving as an account manager for Burlington Northern Airfreight from 1976 to 1978.

     TILMON J. REEVES has served as President and Chief Operating Officer of the Company since May 1993 and has over 30 years of aviation experience. Prior to assuming his current positions, he served as Vice President of the Company's air freight carrier from March 1992 to May 1993. Prior to joining Kitty Hawk, Mr. Reeves served as Vice President (Sales) of Express One from April 1991 to March 1992. Mr. Reeves served as the Managing Director -- Cargo Services for American Airlines, Inc. from March 1989 to January 1991. Mr. Reeves became a director in October 1994 and serves in the class of directors whose terms expire at the 1998 annual meeting of stockholders.

     RICHARD R. WADSWORTH has served as Senior Vice President -- Finance since October 1992, Chief Financial Officer since September 1994, and Secretary since October 1994. Prior to his current role, he served in a consulting capacity to Kitty Hawk in the preparation of various bids for the Company's contract air freight service from December 1991 to September 1992. Mr. Wadsworth served as Senior Underwriter in the Dallas office of Stephens Inc. from September 1989 until July 1991. Mr. Wadsworth filed for bankruptcy protection in his individual capacity in February of 1992. Mr. Wadsworth became a director in October 1994 and serves in the class of directors whose terms expire at the 1999 annual meeting of stockholders.

     THEODORE J. COONFIELD became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 1998 annual meeting of stockholders. Since April 1996, Mr. Coonfield has been a consultant with Performance Consulting Group, a firm specializing in change management consulting primarily in the banking and insurance industry. From January 1993 to April 1996, Mr. Coonfield was a consultant with the Richard-Rogers Group, a consulting firm specializing in total quality issues, where he primarily engaged in consulting for firms in the transportation industry. From 1990 to December 1992, Mr. Coonfield was the Special Assistant to the Director of the Department of Human Resources for the State of Oregon. Since 1985, Mr. Coonfield has been the President of Oregon Wine Designs, Inc., a wine production and marketing firm.

     JAMES R. CRAIG became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 1997 annual meeting of stockholders. Mr. Craig is an attorney who has served of counsel to Burke, Wright & Keiffer, P.C. since 1990. Prior to his affiliation with Burke, Wright & Keiffer, P.C., Mr. Craig was in private law practice in Dallas since 1971, and in 1989 served as President of Whitehall Development Company, a real estate development firm, of which he is now a director.

     ROBERT F. GRAMMER became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 1997 annual meeting of stockholders. From 1986 to October 1993, Mr. Grammer was Chairman, President and owner of R.G. Aviation, a provider of aircraft-related services. Mr. Grammer retired from this position in October of 1993 to manage his personal investments.

     LEWIS S. WHITE became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 1999 annual meeting of stockholders. From 1988 to April 1996, Mr. White was President of L. S. White & Co., a management consulting firm. In April 1996, Mr. White became a partner in Claymore Partners, Ltd., a firm specializing in business turnaround, restructuring, and corporate finance. Prior to 1988, he held senior financial positions with Paramount Communications Inc. and Union Carbide Corporation. Mr. White is also a director of Whitehall Corporation, a New York Stock Exchange company principally involved in aircraft maintenance.

DIRECTOR COMPENSATION

     Pursuant to the Company's Bylaws, the members of the Board of Directors may be compensated in a manner and at a rate determined from time to time by the Board of Directors. Directors who are employees of Kitty Hawk do not receive additional compensation for service as a director. Under the Company's Omnibus Securities Plan, directors who are not employees of the Company shall receive shares of Common Stock in an amount equal to their net annual retainer (which is currently anticipated to be $10,000).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1995, Mr. Christopher, the Chief Executive Officer of the Company, determined executive officer compensation.

     During the last three fiscal years, Martinaire East, Inc. ("Martinaire"), a corporation 50% owned by Mr. Christopher, leased a Learjet (the "Learjet"), 50% owned by Mr. Christopher, from the Company and provided the Company with on-demand charter services utilizing the Learjet. During fiscal years 1993, 1994, and 1995, the Company paid Martinaire $1.8 million, $1.0 million and $232,000, respectively, for on-demand charter services rendered, which amounts Mr. Christopher believed represented market rates. The Company's charges to Martinaire for leasing the Learjet and related operating expenses (at costs Mr. Christopher believed represented market rates) went largely unpaid until October 1994. The balance owed to Kitty Hawk for the Learjet lease and related operating expenses at fiscal year end 1993 and 1994 was $428,262 and $481,297, respectively. In accordance with Company policy, no interest was accrued on these amounts. On October 24, 1994, the owners of the Learjet, including Mr. Christopher, agreed to sell the Learjet. In connection with this sale, Martinaire repaid the Company approximately $636,000 representing all unpaid amounts owed to the Company at that date for the Learjet lease and related operating expenses.


     On August 17, 1996, the Company acquired an undivided one-third interest in two Falcon 20C jet aircraft together with two individuals unaffiliated with the Company who will each hold a one-third interest in such aircraft. An interim acquisition note (the "Note") in the amount of $1,700,000 covering the purchase price and immediately necessary maintenance was executed by Mr. Christopher and Bruce Martin. The Company anticipates that this Note will be extended for five years, will be secured by the Falcon 20C jet aircraft, and will be amended to provide for monthly installments of principal and interest. The Company further anticipates that the Company and Tom Wachendorfer will execute such extended Note, following which the Company and Messrs. Martin and Wachendorfer will be jointly and severally liable for repayment of the Note. Concurrent with the extension of the Note, Mr. Christopher will be released from liability therefor.

     The Company anticipates entering into a co-ownership and contribution agreement (the "Co-Ownership Agreement") with Messrs. Martin and Wachendorfer under which the parties will agree to lease the two Falcon 20C jet aircraft to Martinaire. Currently, Messrs. Martin and Wachendorfer are the only shareholders of Martinaire. The Company further anticipates that the Co-Ownership Agreement will require the parties thereto to contribute equally to the payment of all amounts due to the lender under the Note. The Company expects the lease with Martinaire governing such aircraft will require Martinaire to (i) maintain hull insurance on the aircraft in an amount at least equal to the fair market value of the aircraft and liability insurance of at least $50 million combined single limit coverage and (ii) name the co-owners, including the Company, as additional insureds and as loss payees.


     Beginning in March 1993, Mr. Christopher, in his individual capacity, subleased the Company's present facility at Dallas/Fort Worth International Airport for a guaranteed minimum rent of $21,000 per month from Robert F. Grammer, a director of the Company. During October 1994, Mr. Christopher transferred his entire interest in this sublease to the Company, and the Company assumed Mr. Christopher's obligations and liabilities to Mr. Grammer under the sublease, including environmental liabilities, if any. See "Business -- Ground Facilities."

     Other than the delay in collecting the Martinaire receivable, the Company believes that the terms of each transaction discussed above were as favorable to Kitty Hawk as would have been obtainable from unaffiliated parties under similar circumstances.

     Under the terms of the settlement allocating the benefits of the ANET Litigation, Mr. Christopher received rights to certain contingent future payments. See "Business -- Legal Proceedings -- Litigation and Arbitration Related to Postal Contract."

EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to Kitty Hawk for fiscal year 1994 and 1995, with respect to those persons who were, at August 31, 1994 and 1995,
(i) the Chief Executive Officer and (ii) the other two most highly compensated executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                           ------------
                                                          ANNUAL COMPENSATION               SECURITIES
                                                 -------------------------------------      UNDERLYING       ALL OTHER
              PRINCIPAL POSITIONS                FISCAL YEAR      SALARY       BONUS         OPTIONS        COMPENSATION
- -----------------------------------------------  -----------     --------     --------     ------------     ------------
M. Tom Christopher                                   1994        $120,000     $512,000             --         $ 25,022(1)
  Chairman of the Board of Directors and Chief       1995         120,000      898,731             --          352,163(2)
  Executive Officer
Tilmon J. Reeves                                     1994         101,000      225,000             --            2,982(3)
  President and Chief Operating Officer              1995         125,000      108,335        245,708(4)         2,310(3)
Richard R. Wadsworth                                 1994         110,000       96,000             --            1,675(3)
  Senior Vice President -- Finance, Chief            1995         110,000       70,000         92,140(5)         2,262(3)
  Financial Officer, and Secretary

- ---------------


(1) Consists of (i) matching contributions of $2,975 to the Company's 401(k) Savings Plan for Mr. Christopher and (ii) life insurance premiums of $22,047 paid on Mr. Christopher's behalf. Does not include any contingent payments to Mr. Christopher under the ANET litigation settlement made subsequent to fiscal year 1994. These payments are contingent upon the Emery contract remaining in effect. See "Business -- Legal Proceedings -- Litigation and Arbitration Related to Postal Contract."



(2) Consists of (i) contingent payments in the amount of $325,000 received by Mr. Christopher under the ANET litigation settlement during fiscal year 1995
    (ii) life insurance premiums of $25,500 paid on Mr. Christopher's behalf, and (iii) matching contributions of $1,663 to the Company's 401(k) Savings Plan for Mr. Christopher.

(3) Consists of matching contributions to the Company's 401(k) Savings Plan.

(4) The option covering these shares was rescinded on June 12, 1996. See "Management -- Employee Compensation Plans and Arrangements."

(5) The option covering these shares was rescinded on June 12, 1996, when Mr. Wadsworth was granted a new option. See "Management -- Employee Compensation Plans and Arrangements."

STOCK OPTIONS

     The following table sets forth certain information concerning options granted in fiscal year 1995 to the Company's Named Executive Officers. The Company has no outstanding stock appreciation rights and granted no stock appreciation rights during fiscal year 1995. The options described in the tables below were replaced with options having an exercise price of $.01 per share. Messrs. Reeves and Wadsworth fully exercised these replacement options on June 26, 1996. See "Management -- Employee Compensation Plans and Arrangements." No options for the purchase of Common Stock are currently outstanding.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                          --------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                          NUMBER OF         PERCENT OF                                              AT ASSUMED ANNUAL RATES OF
                          SECURITIES      TOTAL OPTIONS                                              STOCK PRICE APPRECIATION
                          UNDERLYING        GRANTED TO        EXERCISE OR                                 FOR OPTION TERM
                           OPTIONS          EMPLOYEES         BASE PRICE         EXPIRATION         ---------------------------
                           GRANTED        IN FISCAL YEAR        ($/SH)              DATE              5%($)            10%($)
                          ----------      --------------      -----------      ---------------      ----------       ----------
Tilmon J. Reeves........    245,708(1)         72.7%             $7.81         October 5, 2004      $1,206,836       $3,058,359
Richard R. Wadsworth....     92,140(2)         27.3%             $7.81         October 5, 2004      $  425,561       $1,146,878

- ---------------

(1) The option covering these shares was rescinded on June 12, 1996. See "Management -- Employee Compensation Plans and Arrangements."

(2) The option covering these shares was rescinded on June 12, 1996 when Mr. Wadsworth was granted a new option. See "Management -- Employee Compensation Plans and Arrangements."

     The following table sets forth certain information concerning the value of unexercised options held at August 31, 1995 by the Company's Named Executive Officers. None of the Named Executive Officers exercised options during fiscal year 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                                                   VALUE OF UNEXERCISED
                                              NUMBER OF SECURITIES UNDERLYING             IN-THE-
                                              UNEXERCISED OPTIONS AT 8/31/95    MONEY OPTIONS AT 8/31/95(1)
                                              -------------------------------   ---------------------------
                     NAME                        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- -----------------------------------------------------------------------------   ---------------------------
Tilmon J. Reeves..............................            0/245,708(2)                     $0/$0
Richard R. Wadsworth..........................             0/92,140(3)                     $0/$0

- ---------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at August 31, 1995 ($5.62 per share as determined by the Board of Directors) and the exercise price of the Named Executive Officer's option. In determining the fair market value of the Company's Common Stock, the Board of Directors relied upon an independent appraisal of an investment banking firm, which considered various factors, including the Company's financial condition and business prospects, its operating results, and the absence of a market for its Common Stock.

(2) The option covering these shares was rescinded on December 31, 1995, when Mr. Reeves was granted a new option. See "Management -- Employee Compensation Plans and Arrangements."

(3) The option covering these shares was rescinded on June 12, 1996, when Mr. Wadsworth was granted a new option. See "Management -- Employee Compensation Plans and Arrangements."

EMPLOYEE COMPENSATION PLANS AND ARRANGEMENTS


     The Company has adopted an Omnibus Securities Plan (the "Plan") for the employees of the Company and its subsidiaries and the outside directors of the Company. The number of shares of Common Stock reserved for issuance under the Plan is 300,000 shares. The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee may grant stock based and non-stock based compensation to Plan participants, including nonqualified stock options, incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, stock appreciation rights, other derivative securities, stock bonuses, restricted stock, awards denominated in stock units, securities convertible into stock, phantom stock, dividend equivalent rights, and performance awards that are contingent upon the Company's performance or the performance of the Plan participant. Awards under the Plan may contain provisions that, if a change in control of the Company occurs, give the Compensation Committee discretion to offer to purchase awards from Plan participants and make adjustments or modifications to outstanding awards to protect and maintain the rights and interests of the Plan participants or take any other action the award agreements may authorize. A change in control of the Company is deemed to occur upon any of the following events: (i) a consolidation or merger in which the Company does not survive, unless the Company's stockholders retain the same proportionate common stock ownership in the surviving company after the merger, (ii) a sale of all or substantially all of the Company's assets, (iii) the approval by the Company's stockholders of a plan to dissolve or liquidate the Company, (iv) a third party acquires 20% or more of the Company's voting securities, or (v) during any two-year period, persons who constituted a majority of the Company's Board of Directors at the beginning of such period cease to serve as directors for any reason other than death, unless each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.


     Under the Company's Annual Incentive Compensation Plan, the Compensation Committee will determine and award semiannual bonuses to employees of the Company. The aggregate amount of bonuses available for award by the Compensation Committee is limited to 10% of the Company's income before the deduction of income taxes and the bonuses that may be paid under the Annual Incentive Compensation Plan. The Company may elect under the Annual Incentive Compensation Plan to pay up to the full amount of the bonuses in Common Stock. Up to a maximum of 200,000 shares may be awarded as bonuses under the Annual Incentive Compensation Plan.

     Kitty Hawk also intends to amend its 401(k) Savings Plan to provide that it may elect to match employee contributions in cash or Common Stock and that employees may elect to direct that their accounts be invested in Common Stock. The aggregate number of shares of Common Stock to be issued pursuant to the 401(k) Savings Plan and the Plan cannot exceed 300,000 shares.

     Employees of the Company will be able to purchase an aggregate of 100,000 shares of Common Stock pursuant to an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended, at a price equal to 85% of the market value of the Common Stock on certain specified dates effective upon the later of April 1, 1997 or thirty days following the registration of shares reserved under such Employee Stock Purchase Plan.

     On October 5, 1994, the Company granted Mr. Reeves and Mr. Wadsworth nonqualified options to purchase an aggregate of 245,708 shares and 92,140 shares, respectively, of Common Stock. These options had a term of 10 years, an exercise price of $7.81 per share, and vested in five equal annual increments commencing on August 31, 1995. Upon the occurrence of a change in control of the Company, the death or disability of the optionee or the termination of the optionee other than for cause, the vesting of these nonqualified options would have automatically accelerated. In the event of a change in control of the Company, the Compensation Committee could have, in its discretion, elected to repurchase option shares at their market value or make adjustments or modifications to outstanding options to protect and maintain the rights and interests of optionees. A change in control of the Company was deemed to occur in the same manner as described above with respect to the Plan.

     On December 31, 1995, the Company granted Mr. Reeves an option to purchase 390,707 shares of Common Stock and on June 12, 1996, rescinded all options earlier granted to Mr. Reeves. The December 31, 1995 option would have terminated upon the earliest of (i) the date at which all optioned shares had been delivered, (ii) December 31, 2005, or (iii) the date 12 months after Mr. Reeves' death. The option was fully vested and had an exercise price of $0.01 per share. During the term of the option, the Company agreed to pay life insurance premiums required to maintain a term policy insuring Mr. Reeves up to an amount not to exceed $1,600,000. If Kitty Hawk fulfilled its obligations under the life insurance contract and Mr. Reeves died before all of the options were exercised, the remaining options would have terminated automatically upon Mr. Reeves' death.

     On June 12, 1996, the Company granted Mr. Wadsworth an option to purchase 153,567 shares of Common Stock and rescinded all options earlier granted to Mr. Wadsworth. The June 12, 1996 option would have terminated upon the earliest of
(i) the date at which all optioned shares had been delivered, (ii) December 31, 2015, or (iii) the date 12 months after Mr. Wadsworth's death. The option was fully vested and had an exercise price of $0.01 per share.

     On June 26, 1996, Messrs. Reeves and Wadsworth fully exercised their options. In order to satisfy any income tax withholding obligations arising by virtue of the exercise of their options, at the election of each of Messrs. Reeves and Wadsworth pursuant to the terms of their respective options, the Company withheld from the shares to be delivered to Mr. Reeves, 156,283 shares and Mr. Wadsworth, 61,427 shares, the fair market value of which is anticipated to equal to the Company's tax withholding obligation with respect thereto. Pursuant to their respective option agreements, Messrs. Reeves and Wadsworth have the right to have the Company register shares received upon exercise of their options in at least the same ratio of ownership as the number of Mr. Christopher's common shares included in a registration of Kitty Hawk's shares. Messrs. Reeves and Wadsworth waived this right with respect to this offering.

     The Company also has entered into split-dollar life insurance agreements with a trust for the benefit of Mr. Christopher and his wife to provide the trust with death benefits of an aggregate of $5 million under life insurance policies. Under the split-dollar agreements, the Company pays the premiums under the insurance policies. Upon Mr. Christopher's death or the termination of the agreements, the Company is entitled to reimbursement of premiums it has paid to the extent of the death benefits paid or the cash surrender value of the policies, as applicable.

     Pursuant to a salary continuation agreement, in the event that the Board of Directors determines that Mr. Christopher has become disabled, the Company has agreed to continue to pay Mr. Christopher the average monthly compensation he received during the two years prior to the date of his disability until he dies or is no longer disabled.

     Kitty Hawk has adopted its employee compensation plans and arrangements to motivate certain employees through ownership of Common Stock and options to purchase Common Stock and to encourage all employees to own Common Stock.

EMPLOYMENT AGREEMENTS

     Mr. Christopher has an employment agreement with Kitty Hawk that provides for an initial annual base salary of at least $125,000 and bonuses determined by the Compensation Committee pursuant to the Company's Annual Incentive Compensation Plan and otherwise. Mr. Christopher's employment agreement contains
(i) a confidentiality provision that prohibits disclosure of the Company's proprietary information and (ii) a covenant not to compete that provides upon Mr. Christopher's termination of employment with the Company for any reason, Mr. Christopher shall not engage, directly or indirectly, in the air logistics, charter brokerage, on-demand, or scheduled carriage business under an FAA Part 121 or Part 135 certificate for five years following such termination. The employment agreement may be terminated by either party with or without cause. If the employment agreement is terminated by the Company without a material breach by Mr. Christopher, he is entitled to six months of compensation at his then-current salary.

     Messrs. Reeves and Wadsworth have employment agreements with Kitty Hawk that provide for an initial annual base salary of at least $125,000 and $110,000, respectively, and annual bonuses determined by the Compensation Committee pursuant to the Company's Annual Incentive Compensation Plan and otherwise. These employment agreements provide that Mr. Reeves and Mr. Wadsworth are prohibited from engaging in the air logistics, charter brokerage, on-demand, or scheduled carriage business under an FAA Part 121 or Part 135 certificate for three and two years, respectively, following termination of employment. These employment agreements also contain a confidentiality provision that prohibits disclosure of the Company's proprietary information. These employment agreements may be terminated by either party thereto with or without cause. Mr. Reeves' employment agreement provides that if he is terminated by the Company without material breach by Mr. Reeves, he shall be entitled to 100% of his then-current salary in the year following termination and 50% of such annual compensation in both the second and third year following termination and all rights under the stock options and other benefits described above. Mr. Wadsworth's employment agreement provides that if he is terminated by the Company without material breach by Mr. Wadsworth, he shall be entitled to 100% of his then-current salary in the year following termination and 50% of such annual compensation in the second and third year following termination and all rights under the stock options and other benefits described above.

                              CERTAIN TRANSACTIONS

     Prior to being employed by the Company as an executive officer, Mr. Wadsworth was paid fees aggregating $126,000 during fiscal years 1992 and 1993 for consulting services rendered to the Company in connection with its bid for the postal contract that was the subject of the ANET Litigation.


     Mr. Craig, a director of the Company, is of counsel to Burke, Wright & Keiffer, P.C., counsel to the Company. During fiscal years 1993, 1994, and 1995, the Company paid an aggregate of $533,786 to Burke, Wright & Keiffer, P.C. for legal services rendered.



     Although Kitty Hawk has no present intention to do so, it may in the future enter into other transactions and agreements incidental to its business with its directors, officers, and principal stockholders. The Company intends any such transactions and agreements to be on terms no less favorable to the Company than could be obtained from unaffiliated parties on an arms' length basis. Accordingly, the Company has adopted a policy that any such transaction in which the amount involved exceeds $50,000 or any such transactions in which the aggregate amount per director, officer, or 10% stockholder exceeds $100,000 per fiscal year must be approved by a majority of the Company's independent and disinterested directors. See "Management -- Compensation Committee Interlocks and Insider Participation."

                 PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER


     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of August 28, 1996 and as adjusted to reflect the sale of the shares offered hereby from (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Selling Stockholder, (iii) each director of the Company, (iv) each executive officer of the Company, and (v) all of the directors and executive officers of the Company as a group. See "Management" and "Certain Transactions" for a description of the Selling Stockholder's position, office, or other material relationship with the Company within the past three years.


     All shares shown in the table below are held with sole voting and investment power, subject to community property laws.

                                                 SHARES OWNED                        SHARES OWNED
                                              BENEFICIALLY BEFORE                 BENEFICIALLY AFTER
                                                   OFFERING           SHARES           OFFERING
                                              -------------------      BEING      -------------------
                    NAME                       NUMBER     PERCENT      SOLD        NUMBER     PERCENT
- --------------------------------------------  ---------   -------     -------     ---------   -------
M. Tom Christopher (1)......................  7,423,436     95.8%     300,000     7,123,436    68.2%
Tilmon J. Reeves (1)........................    234,424      3.0%           0       234,424     2.2%
Richard R. Wadsworth (1)....................     92,140      1.2%           0        92,140     0.9%
All directors and executive officers as a
  group.....................................  7,750,000    100.0%     300,000     7,450,000    71.3%

- ---------------

(1) The address for this stockholder is 1515 West 20th Street, P.O. Box 612787, Dallas/Fort Worth International Airport, Texas 75261.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of Kitty Hawk consists of (i) 25,000,000 shares of Common Stock, par value $.01 per share and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share. On August 15, 1996, there were three holders of record of Common Stock with 7,750,000 shares outstanding, and no shares of Preferred Stock were outstanding.


COMMON STOCK

     Holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor, subject to prior rights of any outstanding shares of any preferred stock. See "Dividend Policy." In the event of any dissolution, liquidation, or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in assets remaining after payment of all liabilities and liquidation preferences, if any.

     Except as otherwise required by law or the Certificate of Incorporation, the holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. The Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter. See
"Business -- Government Regulation."

     Holders of shares of Common Stock have no preemptive, cumulative voting, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to the rights, preferences, and privileges granted to the holders of any series of preferred stock which the Company may issue in the future.

PREFERRED STOCK

     The Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of fully authorized shares of preferred stock in classes or series and may, at the time of issuance, determine the powers, rights, preferences, and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of preferred stock would be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding up of the Company before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation and Bylaws of Kitty Hawk include certain provisions that could have anti-takeover effects. The provisions are intended to enhance the likelihood of continuity and stability in the composition of, and in the policies formulated by, the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by a surprise proposal from a third party that has acquired a block of Common Stock of the Company, will have sufficient time to review the proposal, to develop appropriate alternatives to the proposal, and to act in what the Board of Directors believes to be the best interests of the Company and its stockholders. These provisions of the Certificate of Incorporation may not be amended or repealed by the stockholders of the Company except upon the vote of the holders of at least two-thirds of the outstanding shares of each class of the Company's capital stock then entitled to vote thereon.

     The following is a summary of the provisions contained in the Company's Certificate of Incorporation and Bylaws and is qualified in its entirety by reference to such documents in the respective forms filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Amendment of Bylaw Provisions

     The Certificate of Incorporation provides that Bylaw provisions may be adopted, altered, amended, or repealed only by the affirmative vote of (i) at least two-thirds of the members of the Board of Directors who are elected by the holders of Common Stock or (ii) the holders of at least two-thirds of the outstanding shares of each class of the Company's capital stock then entitled to vote thereon.

  Classified Board of Directors

     The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

  Number of Directors; Filling Vacancies; Removal

     The Certificate of Incorporation provides that the Board of Directors will fix the number of members of the Board of Directors to consist of at least one member (plus such number of directors as may be elected from time to time pursuant to the terms of any series of preferred stock that may be issued and outstanding from time to time). The Company's Bylaws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the Board of Directors.

     Under the Delaware General Corporation Law (the "DGCL"), in the case of a corporation having a classified board, stockholders may remove a director only for cause (unless the certificate of incorporation provides otherwise). The Company's Certificate of Incorporation provides that a director may only be removed for cause. "Cause" is defined in the Certificate of Incorporation to mean that a director (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, (ii) has missed 12 consecutive meetings of the Board of Directors, or (iii) has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his duties to the corporation in a matter of substantial importance to the corporation, and such adjudication has become final and non-appealable. These provisions will preclude a stockholder from simultaneously removing incumbent directors without cause and gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  Special Meetings

     The Bylaws and Certificate of Incorporation provide that special meetings of stockholders may be called by a majority of the Board of Directors, the Chairman of the Board of Directors, or by any holder or holders of at least 25% of any class of the Company's outstanding capital stock then entitled to vote at the meeting.

  Advance Notice Requirements for Stockholder Proposals and Director Nominees

     The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a written notice of proposed stockholder business at any annual meeting must be received by the Secretary of the Company not more than 180 days nor less than 120 days before the first anniversary of the prior year's annual meeting or, in the event of a special meeting, not more than 10 days after the notice of the special meeting.

     Notice to Kitty Hawk from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nominating procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business has not been properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the foregoing procedures.

  Limitations on Directors' Liability

     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from gross negligence), except for liability (i) for any breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. This provision also will not limit the liability of directors under federal securities laws for violations not involving a breach of fiduciary duty. This elimination of liability for monetary damages permitted by Delaware law does not alter the standard of conduct with which directors must comply nor does it affect the availability of equitable relief to the Company and its stockholders.

  Restrictions on Foreign Directors, Officers and Voting

     The Company's Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter. Furthermore, the Bylaws do not permit non-U.S. citizens to serve as directors or officers of the Company.

DELAWARE STATUTE

     The Certificate of Incorporation of Kitty Hawk provides for the Company to be subject to Section 203 of the DGCL ("Section 203"). Under Section 203, certain transactions and business combinations between a corporation and an "interested stockholder" owning 15% or more of the corporation's outstanding voting stock are restricted, for a period of three years from the date the stockholder becomes an interested stockholder. Generally, Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the Company's capital stock unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, has been approved by the Board of Directors before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the Company in the same transaction that makes it an interested stockholder; or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the Board of Directors and by the holders of at least two-thirds of the Company's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, 10,450,000 shares of the Company's Common Stock will be outstanding. The 3,000,000 shares (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless acquired by "affiliates" of the Company. All of the remaining 7,450,000 shares (7,000,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock are deemed "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares") and may be resold only in compliance with (i) Rule 701 of the Securities Act or (ii) Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate," who has beneficially owned his or her shares for at least two years from the later of the date such Restricted Shares were acquired from the Company or (if applicable) the date they were acquired from an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 104,500 shares upon consummation of this offering) or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and has not been an affiliate of the Company for at least the prior three months, and who has owned shares for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares under Rule 144 without regard to the volume limitations and the other conditions described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.

     Any employee, officer, or director of Kitty Hawk who purchases his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates, subject to the limitations and requirements of Rule 701, to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations, or notice provisions of Rule 144 and permits affiliates, subject to the limitations and restrictions of Rule 701, to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days from the date of this Prospectus.

     The Company intends to file a registration statement under the Securities Act covering the 600,000 shares of Common Stock reserved for issuance under the Company's Omnibus Securities Plan, 401(k) Savings Plan, Annual Incentive Compensation Plan and Employee Stock Purchase Plan (the "Plans"). See "Management -- Employee Compensation Plans and Arrangements." As of the date hereof, no options or shares had been issued under any of these Plans. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market when issued pursuant to the Plans, subject to provisions of the Plans, including vesting, and the lock-up agreements described herein.

     The Company, its directors and executive officers (other than the Selling Stockholder, who has agreed to a period of 360 days) have agreed that for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer, or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company, except for the grant of options or other rights under the Company's Omnibus Securities Plan so long as such options do not vest within such 180 day period.

                                  UNDERWRITING

     Upon the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholder have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                UNDERWRITERS                           NUMBER OF SHARES
        -------------------------------------------------------------  ----------------
        Smith Barney Inc. ...........................................
        Alex. Brown & Sons Incorporated..............................
        Fieldstone FPCG Services, L.P. ..............................

                                                                       -------------
                  Total..............................................      3,000,000
                                                                       =============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such Shares are taken.

     The Underwriters, for whom Smith Barney Inc., Alex. Brown & Sons Incorporated and Fieldstone FPCG Services, L.P. are acting as the Representatives, propose to offer the Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession not in
excess of $          per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of
$          per share to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any Shares to any accounts over which they exercise discretionary authority.

     The Selling Stockholder has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the Shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of Shares set forth opposite each Underwriter's name in the preceding table bears to the total number of Shares listed in such table.

     The Company, its directors and executive officers (other than the Selling Stockholder who has agreed to a period of 360 days) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company, except for the grant of options or other rights under the Company's Omnibus Securities Plan so long as such options do not vest within such 180 day period.

     Prior to this offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the Shares of Common Stock included in this offering has been determined by negotiations between the Company, the Selling Stockholder, and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the U.S. economy and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The Company, the Selling Stockholder, and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     Fieldstone FPCG Services, L.P., one of the Underwriters, and its affiliates have provided investment banking services to the Company from time to time, for which it has received customary fees, including acting as financial advisor and placement agent in connection with the Company's issuance of senior secured debt.

                                 LEGAL MATTERS

     The validity of the shares offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholder by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Kitty Hawk, Inc., at August 31, 1994 and 1995 and at May 31, 1996, and for each of three years in the period ended August 31, 1995 and for the nine months ended May 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     Kitty Hawk has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules thereto. The Registration Statement (with exhibits and schedules thereto) can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 29549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


     Kitty Hawk intends to furnish to stockholders annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent auditors and quarterly reports for each of the first three quarters of each fiscal year containing unaudited condensed financial information.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.........................................................  F-2
Consolidated Balance Sheets as of August 31, 1994 and 1995 and May 31, 1995 (unaudited)
  and 1996.............................................................................  F-3
Consolidated Statements of Income for the years ended August 31, 1993, 1994 and 1995 and the nine months ended May 31, 1995 (unaudited) and 1996..........................  F-4
Consolidated Statements of Stockholder's Equity for the years ended August 31, 1993,
  1994 and 1995 and the nine months ended May 31, 1996.................................  F-5
Consolidated Statements of Cash Flows for the years ended August 31, 1993, 1994 and
  1995 and the nine months ended May 31, 1995 (unaudited) and 1996.....................  F-6
Notes to Consolidated Financial Statements.............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Stockholders
Kitty Hawk, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Kitty Hawk, Inc. and subsidiaries as of August 31, 1994 and 1995, and May 31, 1996 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended August 31, 1995 and the nine months ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kitty Hawk, Inc. and subsidiaries at August 31, 1994 and 1995, and May 31, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1995 and the nine months ended May 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
June 28, 1996

                       KITTY HAWK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   AUGUST 31,                     MAY 31,
                                           --------------------------    --------------------------
                                              1994           1995           1995           1996
                                           -----------    -----------    -----------    -----------
                                                                         (UNAUDITED)
                                              ASSETS
Current assets
  Cash and cash equivalents............... $ 4,838,363    $ 3,801,378    $ 3,770,170    $ 4,249,314
  Trade accounts receivable...............  15,640,873     12,967,734      7,892,621     12,662,398
  Receivables from affiliates.............     481,297             --        437,000             --
  Deferred income taxes...................     159,732         50,410        159,732      1,218,272
  Aircraft supplies.......................     121,671         98,386        293,615         36,163
  Prepaid expenses and other assets.......     265,132        797,825      1,309,753      1,143,722
                                           -----------    -----------    -----------    -----------
          Total current assets............  21,507,068     17,715,733     13,862,891     19,309,869
Property and equipment
  Aircraft................................  18,565,277     36,179,455     36,179,455     52,994,099
  Machinery and equipment.................   1,185,203      1,425,272      1,402,740      1,552,945
  Furniture and fixtures..................     240,922        251,349        251,349        252,601
  Transportation equipment................     111,625        176,057        144,182        222,259
                                           -----------    -----------    -----------    -----------
                                            20,103,027     38,032,133     37,977,726     55,021,904
  Less: accumulated depreciation and
     amortization.........................  (3,699,176)    (7,794,332)    (6,458,717)   (12,355,097)
                                           -----------    -----------    -----------    -----------
     Net property and equipment...........  16,403,851     30,237,801     31,519,009     42,666,807
                                           -----------    -----------    -----------    -----------
Total assets.............................. $37,910,919    $47,953,534    $45,381,900    $61,976,676
                                           ===========    ===========    ===========    ===========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable........................ $11,711,275    $ 9,327,109    $ 6,574,370    $ 7,274,750
  Accrued expenses........................   1,332,040      1,336,696      1,758,800      1,431,278
  Accrued maintenance reserves............     596,369      2,026,255      2,027,363      1,570,743
  Income taxes payable....................   1,883,898             --        120,260        235,890
  Current maturities of long-term debt....   1,760,799      3,278,553      2,655,483      4,346,924
                                           -----------    -----------    -----------    -----------
          Total current liabilities.......  17,284,381     15,968,613     13,136,276     14,859,585
Long-term debt............................   7,384,136     13,702,652     14,553,099     21,392,393
Deferred income taxes.....................     692,892      1,316,365        692,892      2,440,569
Commitments and contingencies
Stockholder's equity
  Preferred stock, $1 par value:
     Authorized shares -- 1,000,000, none
     issued...............................          --             --             --             --
  Common stock, $.01 par value: Authorized
     shares -- 25,000,000, issued and
     outstanding -- 7,423,436.............      74,234         74,234         74,234         74,234
  Additional paid-in capital..............          --             --             --      2,906,758
  Retained earnings.......................  12,475,276     16,891,670     16,925,399     20,303,137
                                           -----------    -----------    -----------    -----------
          Total stockholder's equity......  12,549,510     16,965,904     16,999,633     23,284,129
                                           -----------    -----------    -----------    -----------
Total liabilities and stockholder's
  equity.................................. $37,910,919    $47,953,534    $45,381,900    $61,976,676
                                           ===========    ===========    ===========    ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   YEAR ENDED AUGUST 31,             NINE MONTHS ENDED MAY 31,
                                         -----------------------------------------   --------------------------
                                            1993           1994           1995          1995           1996
                                         -----------   ------------   ------------   -----------   ------------
                                                                                     (UNAUDITED)
Revenues:
  Air freight carrier..................  $12,938,780   $ 28,284,894   $ 41,117,564   $30,768,148   $ 37,042,033
  Air logistics........................   52,840,224     79,414,952     62,592,819    47,403,641     70,083,930
                                         -----------   ------------   ------------   -----------   ------------
         Total revenues................   65,779,004    107,699,846    103,710,383    78,171,789    107,125,963
Costs of revenues:
  Air freight carrier..................    8,912,348     19,549,833     28,104,280    20,795,051     27,245,989
  Air logistics........................   46,288,250     73,401,606     57,428,344    43,566,922     62,488,433
                                         -----------   ------------   ------------   -----------   ------------
         Total costs of revenues.......   55,200,598     92,951,439     85,532,624    64,361,973     89,734,422
                                         -----------   ------------   ------------   -----------   ------------
Gross profit...........................   10,578,406     14,748,407     18,177,759    13,809,816     17,391,541
General and administrative expenses....    4,393,876      6,012,975      7,832,167     5,155,901      6,675,633
Non-qualified employee profit sharing
  expense..............................      250,000        731,862      1,000,957       771,919        901,074
Stock option grant to executive........           --             --             --            --      2,906,758
                                         -----------   ------------   ------------   -----------   ------------
Operating income.......................    5,934,530      8,003,570      9,344,635     7,881,996      6,908,076
Other income (expense):
  Interest expense.....................     (134,420)      (342,502)    (1,184,921)     (782,951)    (1,344,202)
  Contract settlement income, net......      724,683      1,177,742             --            --             --
  Other, net...........................      192,789       (431,957)      (600,667)       87,010        169,435
                                         -----------   ------------   ------------   -----------   ------------
Income before income taxes.............    6,717,582      8,406,853      7,559,047     7,186,055      5,733,309
Income taxes...........................    2,612,559      3,146,157      3,142,653     2,735,932      2,321,842
                                         -----------   ------------   ------------   -----------   ------------
Net income.............................  $ 4,105,023   $  5,260,696   $  4,416,394   $ 4,450,123   $  3,411,467
                                         ============  =============  =============  ============  =============
Net income per share...................  $      0.52   $       0.66   $       0.55   $      0.56   $       0.43
                                         ============  =============  =============  ============  =============
Weighted average common and common
  equivalent shares outstanding........    7,967,710      7,967,710      7,967,710     7,967,710      7,967,710
                                         ============  =============  =============  ============  =============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                ADDITIONAL
                                     COMMON      PAID-IN       RETAINED      TREASURY
                                     STOCK       CAPITAL       EARNINGS       STOCK         TOTAL
                                    --------    ----------    -----------    --------    -----------
Balance at August 31, 1992........  $106,048    $       --    $ 3,138,743    $(61,000)   $ 3,183,791
  Net income......................        --            --      4,105,023          --      4,105,023
                                    --------    ----------    -----------    --------    -----------
Balance at August 31, 1993........   106,048            --      7,243,766     (61,000)     7,288,814
  Retirement of treasury stock in
     connection with the Kitty
     Hawk, Inc. merger............   (31,814)           --        (29,186)     61,000             --
  Net income......................        --            --      5,260,696          --      5,260,696
                                    --------    ----------    -----------    --------    -----------
Balance at August 31, 1994........    74,234            --     12,475,276          --     12,549,510
  Net income......................        --            --      4,416,394          --      4,416,394
                                    --------    ----------    -----------    --------    -----------
Balance at August 31, 1995........    74,234            --     16,891,670          --     16,965,904
  Stock option grant to
     executive....................        --     2,906,758             --          --      2,906,758
  Net income......................        --            --      3,411,467          --      3,411,467
                                    --------    ----------    -----------    --------    -----------
Balance at May 31, 1996...........  $ 74,234    $2,906,758    $20,303,137    $     --    $23,284,129
                                    ========    ==========    ===========    ========    ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED AUGUST 31,              NINE MONTHS ENDED MAY 31,
                                        -----------------------------------------   ---------------------------
                                           1993           1994           1995           1995           1996
                                        -----------   ------------   ------------   ------------   ------------
                                                                                    (UNAUDITED)
Operating activities:
  Net income........................... $ 4,105,023   $  5,260,696   $  4,416,394   $  4,450,123   $  3,411,467
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization......     976,739      1,935,348      4,095,156      2,759,541      4,722,054
    (Gain) loss disposal of property
      and equipment....................     (41,860)        62,251             --             --             --
    Aircraft received in contract
      settlement.......................          --       (750,000)            --             --             --
    Deferred income taxes..............   1,186,728       (638,568)       732,795             --        (43,658)
    Stock option grant to executive....          --             --             --             --      2,906,758
    Deferred income....................     (83,333)            --             --             --             --
    Changes in operating assets and
      liabilities:
      Trade accounts receivable........  (3,159,203)    (8,036,613)     2,673,139      7,748,252        305,336
      Contract settlement receivable...  (3,500,000)     3,500,000             --             --             --
      Receivables from affiliates......    (123,476)       (53,035)       481,297         44,297             --
      Aircraft supplies................     (16,179)       (19,778)        23,285       (171,944)        62,223
      Prepaid expenses and other
         assets........................    (137,168)       283,342       (532,693)    (1,044,621)      (345,897)
      Accounts payable and accrued
         expenses......................   4,659,023      4,063,034     (2,379,510)    (4,710,145)    (1,957,777)
      Accrued maintenance reserves.....     190,333        379,535      1,429,886      1,430,994       (455,512)
      Income taxes payable.............     269,377      1,614,521     (1,883,898)    (1,763,638)       235,890
                                        -----------   ------------   ------------   ------------   ------------
Net cash provided by operating
  activities...........................   4,326,004      7,600,733      9,055,851      8,742,859      8,840,884
Investing activities
  Capital expenditures.................  (1,317,619)   (13,875,983)   (17,929,106)   (17,874,699)   (17,151,060)
  Proceeds from sale of property and
    equipment..........................   1,097,761             --             --             --             --
                                        -----------   ------------   ------------   ------------   ------------
Net cash used in investing
  activities...........................    (219,858)   (13,875,983)   (17,929,106)   (17,874,699)   (17,151,060)
Financing activities
  Proceeds from issuance of long-term
    debt...............................          --     10,916,656      9,911,240      9,401,826     11,225,000
  Repayments of long-term debt.........  (1,391,011)    (2,747,533)    (2,074,970)    (1,338,179)    (2,466,888)
                                        -----------   ------------   ------------   ------------   ------------
Net cash provided by (used in)
  financing activities.................  (1,391,011)     8,169,123      7,836,270      8,063,647      8,758,112
                                        -----------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and
  cash equivalents.....................   2,715,135      1,893,873     (1,036,985)    (1,068,193)       447,936
Cash and cash equivalents at beginning
  of period............................     229,355      2,944,490      4,838,363      4,838,363      3,801,378
                                        -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end
  of period............................ $ 2,944,490   $  4,838,363   $  3,801,378   $  3,770,170   $  4,249,314
                                        ===========   ============   ============   ============   ============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Kitty Hawk, Inc. and its subsidiaries (the "Company") provide air freight services through two related businesses: (i) an air freight carrier and (ii) an air logistics service provider, all primarily in North America. The Company provided air logistics services to one customer which accounted for approximately 55%, 63%, 47% and 39% of its revenues in fiscal years 1993, 1994 and 1995 and the nine months ended May 31, 1996, respectively. Related accounts receivable from this customer at August 31, 1994 and 1995 and May 31, 1996, were approximately $7,743,000, $5,089,000 and $4,310,000, respectively. The contract for these services is effective through May 31, 1997; however, such contract may be canceled by either party with 30 days notice. Another customer accounted for approximately 26%, 10%, 10% and 20% of the Company's revenues in fiscal years 1993, 1994 and 1995 and the nine months ended May 31, 1996, respectively. The Company generally sells on open accounts with 30-day terms and does not require collateral for credit sales.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Property and Equipment


     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives ranging from three to ten years. Convair and DC-9 airframes are depreciated over the period remaining to the next major airframe overhaul since the Company does not expect to perform major airframe overhauls on these aircraft. Boeing 727-200 airframes are depreciated over an estimated useful life of ten years.


     Costs relating to major airframe overhauls are capitalized as incurred and amortized over the estimated number of flight hours until the next overhaul (the deferral method). No major airframe overhauls have been performed to date.

     Estimated costs relating to periodic jet airframe maintenance are accrued over the flight hours remaining before such periodic maintenance must be performed. Costs relating to non-jet periodic airframe maintenance are expensed as incurred.

     With respect to aircraft engines, the estimated useful life is the period to the next required engine overhaul, as the Company currently anticipates the cost of overhauling its engines would exceed the cost of replacement.

  Income Taxes

     Income taxes have been provided using the liability method in accordance with the Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

  Revenue Recognition

     Revenues are recognized as services are provided.

  Net Income Per Share

     Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. The effect of options to purchase 390,707 and

                       KITTY HAWK, INC. AND SUBSIDIARIES

153,567 shares of the Company's common stock at $0.01 granted to certain executives in December 1995 and June 1996, respectively, have been included in the calculation of weighted average common and common equivalent shares for all periods presented. As a result of the merger, there was no financial change in basis of the Company.


  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and held in banks, money market funds, and other investments with original maturities of three months or less.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Reorganization

     In October 1994, Kitty Hawk, Inc. was organized as a wholly owned subsidiary of Kitty Hawk Group, Inc. ("Group"). Group subsequently merged with Kitty Hawk, Inc. with Kitty Hawk, Inc. being the surviving entity. In connection therewith, each outstanding share of Group common stock was exchanged for 106,049 shares of Kitty Hawk, Inc. common stock. Additionally, Group stock held in treasury was retired. The accompanying consolidated financial statements present the effects of the merger on a retroactive basis.

  Reclassifications

     Certain amounts from prior years have been reclassified to conform to current year presentation.

2. DEBT

     Long-term debt consists of the following:

                                                          AUGUST 31,    AUGUST 31,       MAY 31,
                                                             1994          1995           1996
                                                          ----------    -----------    -----------
(1)  Note payable, bearing interest at prime plus 1.75%
     (11.0% at May 31, 1996) payable in 48 monthly
     installments of $25,021 plus interest, with a
     maturity date of December 1996; secured by a
     Douglas DC-9 aircraft, with a carrying value of
     approximately $838,000 at May 31, 1996.............  $  675,562    $   350,291    $   125,104
(2)  Note payable, bearing interest at an adjusted
     Eurodollar rate plus 2.25% (7.723% at May 31, 1996)
     payable in 21 quarterly installments of $153,354
     plus interest, with a maturity date of September
     1999; secured by two Douglas DC-9 aircraft, with a
     carrying value of approximately $3,088,000 at May
     31, 1996...........................................   3,233,218      2,607,021      2,146,958
(3)  Note payable, bearing interest at an adjusted
     Eurodollar rate plus 2.25% (7.723% at May 31, 1996)
     payable in 71 monthly installments of $76,891 plus
     interest, with a maturity date of October 2000;
     secured by two Boeing 727-200 aircraft, with a
     carrying value of approximately $5,309,000 at May
     31, 1996...........................................   5,236,155      4,767,245      3,998,334

                       KITTY HAWK, INC. AND SUBSIDIARIES

                                                          AUGUST 31,    AUGUST 31,       MAY 31,
                                                             1994          1995           1996
                                                          -----------   -----------    -----------
(4)  Note payable, bearing interest at an adjusted
     Eurodollar rate plus 2.00% (7.473% at May 31, 1996)
     payable in 72 monthly installments of $60,517 plus
     interest, with a maturity date of March 2001;
     secured by two DC-9 aircraft, with a carrying value
     of approximately $4,366,000 at May 31, 1996........          --      4,054,641      3,509,988
(5)  Note payable, bearing interest at an adjusted
     Eurodollar rate plus 2.00% (7.473% at May 31, 1996)
     payable in 72 monthly installments of $59,077 plus
     interest, with a maturity date of July 2001;
     secured by two Boeing 727-200 aircraft, with a
     carrying value of approximately $5,027,000 at May
     31, 1996...........................................          --      4,201,507      3,733,433
(6)  Note payable, bearing interest at 9.75% payable in
     18 monthly installments of interest only and 42
     monthly installments of $28,212 plus interest
     beginning December 1996, with a maturity date of
     May 2000; secured by a Douglas DC-9 aircraft, with
     a carrying value of approximately $838,000 at May
     31, 1996...........................................          --      1,000,500      1,000,500
(7)  Note payable, bearing interest at an adjusted
     Eurodollar rate plus 1.50% to 2.50% based upon a
     debt-to-cash-flow ratio of the Company (7.0625% at
     May 31, 1996) payable in monthly installments of
     interest only through June 1996 and 28 quarterly
     installments of $400,893 plus interest beginning
     September 1996, with a maturity date of June 2003;
     secured by two Boeing 727-200 aircraft, with a
     carrying value of approximately $12,377,000 at May
     31, 1996...........................................          --             --     11,225,000
                                                          -----------   -----------    -----------
                                                           9,144,935     16,981,205     25,739,317
     Less current portion...............................   1,760,799      3,278,553      4,346,924
                                                          -----------   -----------    -----------
                                                          $7,384,136    $13,702,652    $21,392,393
                                                          ===========   ===========    ===========

     Maturities of long-term debt at May 31, 1996 are as follows:

        Three months ended August 31, 1996..............................  $   817,870
        1997............................................................    4,808,921
        1998............................................................    4,842,407
        1999............................................................    4,857,078
        2000............................................................    4,368,473
        2001............................................................    2,825,821
        Thereafter......................................................    3,218,747
                                                                          -----------
                                                                          $25,739,317
                                                                          ===========

     Certain notes subject the Company to financial covenants, including debt service coverage, cash flow and leverage ratios. These notes also prohibit the payment of dividends. The Company makes quarterly elections to have the borrowings under notes 2 and 3 bear interest at either the prime rate minus 0.25% or the adjusted

                       KITTY HAWK, INC. AND SUBSIDIARIES

Eurodollar rate plus 2.25% and notes 4 and 5 bear interest at either the prime rate or adjusted Eurodollar rate plus 2.00%.

     The Company has entered into two interest rate swap agreements to reduce the impact of changes in the floating interest rate on note 7 in the table above. At May 31, 1996 the Company has outstanding two interest rate swap agreements with the commercial bank to whom note 7 is payable, having a total notional principal amount of $9,225,000. These swap agreements effectively change the interest rate exposure on $9,225,000 of the total principal amount of note 7 to a fixed 7.75 percent. The notional principal amounts of the interest rate swaps reduce in proportion to required principal reductions on the related note. The Company is exposed to credit loss in the event of nonperformance by the other party in the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty. Based on a quote provided by the bank, these swap agreements, if terminated at May 31, 1996, would have resulted in a payment to the Company of approximately $395,000.

     The Company has a $3,000,000 revolving line of credit facility (the "Facility"), expiring June 30, 1996, which bears interest, at the Company's option, at the bank's prime rate or adjusted Eurodollar rate plus 1.95%. Borrowings are limited to a percentage of eligible accounts receivable. The Facility also subjects the Company to various financial covenants, including maintenance of various liquidity and net worth levels. At May 31, 1996, $3,000,000 was available to the Company under the Facility. The Company is negotiating an expansion of its line of credit.

     Based upon the variable interest rates provided for in the substantial majority of the Company's long-term debt, management believes the fair value of its long-term debt approximates its carrying value at May 31, 1996.

     The Company made cash interest payments of $127,262, $280,754, $1,088,928 and $1,374,285 during fiscal years ended 1993, 1994 and 1995, and the nine months ended May 31, 1996, respectively.

3. INCOME TAXES

     The provision for income taxes consists of the following:

                                                        YEAR ENDED AUGUST 31,            NINE MONTHS
                                                 ------------------------------------   ENDED MAY 31,
                                                    1993         1994         1995          1996
                                                 ----------   ----------   ----------   -------------
Current income tax:
  Federal......................................  $1,251,025   $3,434,725   $1,829,723    $ 1,961,075
  State........................................     174,806      350,000      580,135        404,425
                                                 ----------   ----------   ----------   -------------
          Total current income tax.............   1,425,831    3,784,725    2,409,858      2,365,500
                                                 ----------   ----------   ----------   -------------
Deferred income tax:
  Federal......................................   1,060,804     (608,460)     627,993        (37,806)
  State........................................     125,924      (30,108)     104,802         (5,852)
                                                 ----------   ----------   ----------   -------------
          Total deferred income tax............   1,186,728     (638,568)     732,795        (43,658)
                                                 ----------   ----------   ----------   -------------
                                                 $2,612,559   $3,146,157   $3,142,653    $ 2,321,842
                                                  =========    =========    =========     ==========

                       KITTY HAWK, INC. AND SUBSIDIARIES

     The differences between the provision for income taxes and the amount computed by applying the statutory federal tax rate to income before income taxes are as follows:

                                                      YEAR ENDED AUGUST 31,              NINE MONTHS
                                               ------------------------------------     ENDED MAY 31,
                                                  1993         1994         1995            1996
                                               ----------   ----------   ----------     -------------
Income tax computed at statutory rate........  $2,283,978   $2,858,330   $2,570,076      $ 1,949,325
State income taxes, net of federal benefit...     198,482      211,129      452,058          266,921
Other, net...................................     130,099       76,698      120,519          105,596
                                               ----------   ----------   ----------     -------------
          Total..............................  $2,612,559   $3,146,157   $3,142,653      $ 2,321,842
                                                =========    =========    =========       ==========

     The components of the net deferred tax liabilities recognized on the accompanying balance sheets are as follows:

                                                               AUGUST 31,
                                                        -------------------------       MAY 31,
                                                           1994          1995            1996
                                                        -----------   -----------     -----------
Deferred tax liabilities:
  Depreciation........................................  $  (996,335)  $(2,071,971)    $(3,026,169)
  Prepaid expenses....................................      (11,069)     (117,440)        (33,799)
                                                        -----------   -----------     -----------
          Total deferred tax liabilities..............   (1,007,404)   (2,189,411)     (3,059,968)
                                                        -----------   -----------     -----------
Deferred tax assets:
  Stock option grant to executive.....................           --            --       1,084,221
  Nondeductible accruals..............................      166,365       167,850         167,750
  Airframe reserves...................................      220,292       755,606         585,700
  Accrued bonuses.....................................        4,436            --              --
  State taxes.........................................       83,151            --              --
                                                        -----------   -----------     -----------
          Total deferred tax assets...................      474,244       923,456       1,837,671
                                                        -----------   -----------     -----------
Net deferred tax liability............................  $  (533,160)  $(1,265,955)    $(1,222,297)
                                                         ==========    ==========      ==========

     The Company made cash income tax payments of $1,133,985, $2,170,203, $4,552,371 and $2,078,673 during fiscal years 1993, 1994 and 1995, and the nine months ended May 31, 1996, respectively.

4. COMMITMENTS

     The Company leases its primary office and maintenance space under a non-cancelable operating lease which expires in fiscal year 1998 from a party who, effective October 1994, became a member of the Company's Board of Directors. Rent expense under this lease was $216,152, $260,970, $252,595 and $191,156 for fiscal years 1993, 1994 and 1995, and the nine months ended May 31, 1996, respectively. The minimum annual rental under the noncancelable operating lease is $63,000, $252,000 and $126,000 for the three months ended August 31, 1996, for fiscal year 1997, and for fiscal year 1998, respectively. Under the lease agreement, the Company has the option to purchase the office facilities and the landlord's interest in the associated ground lease at any time prior to March 1, 1997 for consideration of $2,200,000 less $5,000 for each monthly rental payment made after March 1, 1993.

     The Company leases its secondary maintenance space under a cancelable operating lease which expires in May 1999. The lease can be canceled by either party with 60 days notice. Rent expense under this lease was $59,853 and $136,250 in fiscal year 1995 and the nine months ended May 31, 1996. The minimum annual rental under this lease is $40,875, $163,500, $163,500 and $122,625 for the three months ended August 31, 1996, and fiscal year 1997, 1998 and 1999, respectively.

                       KITTY HAWK, INC. AND SUBSIDIARIES

5. CONTRACT SETTLEMENT

     In September 1992, the Company was awarded a contract by the United States Postal Service (the "USPS"). An unaffiliated air freight carrier (the "associated bidder") was associated with the Company in the successful bid. Prior to the commencement of the contract, competing bidders filed suit against the USPS seeking to set aside the award.

     In April 1993, to avoid the expense and uncertainty of continued litigation, the Company accepted a settlement. Under the settlement, the contract was terminated for convenience and re-awarded to the incumbent. Additionally, the Company received $12.7 million and the right to receive up to a total of $6.5 million over ten years in installments of $162,500 per quarter, contingent on the re-awarded contract remaining in effect. Appropriate releases were exchanged.

     At August 31, 1993, the Company and the associated bidder had not agreed upon the division of the settlement proceeds, which were held in escrow; but the Company reasonably estimated its share of the proceeds, exclusive of the $6.5 million to be paid in installments over ten years, to be at least $3.5 million. The Company therefore recorded the $3.5 million as a receivable in current assets and, net of contract-related expense, settlement income of $724,683 for fiscal year 1993.

     During fiscal year 1994, the Company and the associated bidder agreed to a division of the settlement proceeds and resolution of all their related claims. Under that agreement, the Company received from escrow approximately $3.5 million cash, obtained title to a Boeing 727-200 aircraft, independently valued and recorded by the Company at $750,000, and was relieved of $1.2 million of previously accrued transportation costs. Additionally, one-half of the contingent future quarterly installment payments were allocated to the Company's stockholder. As a result of this settlement, for fiscal year 1994, the Company recorded additional contract settlement income of $1,177,742, which is net of approximately $730,000 in additional settlement costs, principally legal fees. This amount also included both income and an offsetting expense of $677,239, representing the estimated fair value of the future quarterly installment payments that will be paid directly to the Company's sole stockholder.

6. LITIGATION

     The Company filed suit against Express One International, Inc. ("Express One") in July 1992 in Dallas County, Texas, claiming that Express One breached an aircraft charter agreement and seeking actual damages of approximately $60,000. Express One counterclaimed, asserting that the Company wrongfully repudiated the lease agreement and seeking damages of $356,718 for services performed, $1,140,000 for additional fees it would have received under the contract, punitive damages and its attorney's fees and costs.

     In February 1995, a jury verdict in the case granted the Company $25,000 in damages plus its attorneys fees and denied Express One's claims. The court entered judgment in favor of the Company for $25,000 in damages, for $148,115 in attorneys fees through trial and for additional attorneys fees if Express One appeals. Before expiration of the time for appeal, Express One filed a petition under Chapter 11 of the U.S. Bankruptcy Code. There is a dispute about whether Express One has preserved a right to appeal and whether the judgment has become final. Therefore, the judgment awarded to the Company has not been recorded in the financial statements. The Company does not expect the outcome to have a material adverse effect upon the Company's financial condition or results of operations.

     The USPS selected the Company's air freight carrier in September 1992 as the successful bidder on a contract for a multi-city network of air transportation services supporting the USPS Express Mail system. Two unsuccessful bidders sued the USPS to enjoin the award. The Company intervened. This litigation (the "ANET Litigation") was settled in April 1993 by agreements under which the USPS terminated the Company's contract for convenience and awarded the contract to the incumbent contractor, Emery Worldwide Airlines, Inc. ("Emery").

                       KITTY HAWK, INC. AND SUBSIDIARIES

     In March 1995, the Company was served with a complaint in a qui tam lawsuit filed on behalf of the U.S. Government by a third-party plaintiff seeking to share a recovery under the Federal False Claims Act (the "Act"). The suit, filed in May 1994, was filed under seal in accordance with the Act, to enable the U.S. Government to review the claim before its disclosure to the defendants. The U.S. Government declined to pursue the claim, but the third-party plaintiff chose to continue. The suit claimed that the Company and another defendant fraudulently failed to disclose to the USPS, both in the Company's successful bid and in the settlement of the ANET litigation, that some of the aircraft the Company proposed to purchase and use to perform the contract were aging aircraft with high use, and claimed that the Company and Emery similarly fraudulently conspired in connection with the settlement of the ANET litigation. The suit sought to recover treble the $10 million settlement payment made by the USPS in settling the ANET litigation, plus the third party plaintiff's costs and fees.

     The Company moved to dismiss the suit with prejudice on grounds that it was barred by the Act. The Company also sought to recover its attorneys' fees from the plaintiff and to obtain sanctions against the plaintiff's attorneys. The Company believes the suit was clearly frivolous because, among other things, the Company in the ANET bid identified each aircraft by serial number, age, hours and cycles, and made available use and maintenance records for each aircraft as required by the request for proposal, and that the USPS reviewed and inspected the aircraft, data and records and found them acceptable. In May 1996, the court dismissed the suit and awarded the Company its attorneys' fees and costs. The plaintiff has asked the court to reconsider its ruling. The Company does not expect the outcome of this matter to have a material adverse effect upon the Company's financial condition or results of operations.

     Additionally, in the normal course of business, the Company is a party to matters of litigation, none of which, in the opinion of management, will have a material adverse effect on the Company's financial condition or the results of operations.

7. STOCK OPTIONS

     In October 1994 the Company granted non-qualified options to two executives to purchase a total of 337,848 shares of common stock at $7.81 per share.

     In December 1995, the Company canceled 245,708 of the options outstanding and granted to an executive a non-qualified option to purchase 390,707 shares of common stock at $0.01 per share. The new option has a term of nine years and is fully vested. Based on an independent appraisal commissioned by the Company, the fair value of the option of $2,906,758 is reflected as a charge to earnings in the accompanying statement of income for the nine months ended May 31, 1996.


     In June 1996, the Company canceled the remaining 92,140 options outstanding and granted to another executive a non-qualifying option to purchase 153,567 shares of common stock at $0.01 per share. The new option has a term of nine years and is fully vested. Based on an independent appraisal commissioned by the Company, the fair value of the option of $1,325,446 will be reflected as a charge to earnings during the fourth fiscal quarter ending August 31, 1996.


8. RELATED PARTY TRANSACTIONS

     The Company provided maintenance and other services as well as cash advances to Martinaire East, Inc. ("Martinaire"), a company that is 50% owned by the Company's stockholder. Total sales to Martinaire for fuel and services were approximately $424,000, $235,000, $22,000 and $0 in fiscal years 1993, 1994 and
1995, and the nine months ended May 31, 1996, respectively. Martinaire also flies charter service for the Company. During fiscal years 1993, 1994 and 1995, and the nine months ended May 31, 1996, Martinaire provided the Company services in the amount of approximately $1,799,000, $982,000, $232,000 and $1,502,000, respec-

                       KITTY HAWK, INC. AND SUBSIDIARIES
tively. At August 31, 1994 and 1995, and May 31, 1996, approximately $481,000, $0 and $0, respectively, was due from Martinaire.

9. EMPLOYEE COMPENSATION PLANS AND ARRANGEMENTS

     The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code. Established effective September 1, 1993, the plan covers substantially all employees meeting minimum service requirements. Under the plan, contributions are voluntarily made by employees and the Company provides matching contributions based upon the employees contribution. The Company incurred $80,812, $121,217, and $123,993 in matching contributions related to this plan during fiscal year 1994 and 1995, and the nine months ended May 31, 1996, respectively.

     The Company has adopted:

     - An Omnibus Securities Plan (the Plan) under which 300,000 shares of its common stock are reserved for issuance to its employees. The Plan will be administered by the Company's Compensation Committee which may grant stock based and non-stock based compensation to the Plan participants.

     - An Annual Incentive Compensation Plan (the Compensation Plan) under which the Compensation Committee will determine and award semiannual bonuses to employees of the Company. The aggregate amount of bonuses available for award is limited to 10% of the Company's income before income taxes and the bonuses to be paid under the Compensation Plan. The Company may elect to pay the full amount of the bonuses in common stock, which is limited to total stock distributions of 200,000 shares of common stock.

     - An Employee Stock Purchase Plan covering up to 100,000 shares of the Company's common stock.

10. SUBSEQUENT EVENT

     On June 28, 1996 the Company approved a 1.2285391-for-1 stock split effected as a stock dividend. All references to common stock and per share data have been restated to give effect to the split.

                               [PICTURE OF KITTY
                                 HAWK BUILDING]


                       [PICTURE OF KITTY HAWK CONTAINERS]


                               [PICTURE OF KITTY
                                HAWK BOEING 727]

                                  [PICTURE OF
                              KITTY HAWK AIRCRAFT]

                               [PICTURE OF KITTY
                                 HAWK AIRCRAFT
                                 BEING LOADED]


                               [MAP OF KITTY HAWK


                         SCHEDULED PACIFIC RIM ROUTES]

================================================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER, OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
The Company...........................     7
Risk Factors..........................     8
Use of Proceeds.......................    16
Dividend Policy.......................    17
Dilution..............................    18
Capitalization........................    19
Selected Consolidated Financial and
  Operating Data......................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    30
Management............................    45
Certain Transactions..................    51
Principal Stockholders and Selling
  Stockholder.........................    52
Description of Capital Stock..........    53
Shares Eligible for Future Sale.......    56
Underwriting..........................    57
Legal Matters.........................    58
Experts...............................    58
Additional Information................    59
Index to Consolidated Financial
  Statements..........................   F-1


Until             , 1996 (25 days after the commencement of the offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                               3,000,000 SHARES

                               KITTY HAWK, INC.

                                 COMMON STOCK
                           [KITTY HAWK, INC. LOGO]
                                 ------------

                                  PROSPECTUS

                                           , 1996

                                 ------------
                              SMITH BARNEY INC.
                              ALEX. BROWN & SONS
                                 INCORPORATED
                                  FIELDSTONE
                             FPCG SERVICES, L.P.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses payable solely by the Company in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and expenses, are as follows:


        SEC registration fee..............................................  $ 19,034
        NASD filing fee...................................................     6,020
        Nasdaq application fee............................................    45,125
        Printing and engraving expenses...................................   150,000
        Legal fees and expenses...........................................   210,000
        Accounting fees and expenses......................................   135,000
        Blue sky fees and expenses........................................     5,000
        Transfer agent and registrar fees.................................    10,000
        Miscellaneous expenses............................................    84,821
                                                                            --------
                  Total...................................................  $665,000
                                                                            ========



ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware ("Delaware Code") nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of
Section 145 of the Delaware Code, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company granted certain options to Messrs. Reeves and Wadsworth in December of 1995 and June of 1996, respectively. See "Management -- Employee Compensation Plans and Arrangements." All such options were issued in connection with employment or consulting services rendered pursuant to Rule 701 and/or
Section 4(2) of the Securities Act of 1933, as amended and were exercised on June 27, 1996.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


       1.1***        -- Form of Underwriting Agreement.
       3.1           -- Certificate of Incorporation of Kitty Hawk, Inc. (the "Company"),
                        filed as Exhibit 3.1 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
       3.2           -- Bylaws of the Company, filed as Exhibit 3.2 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
       3.3           -- Amendment No. 1 to the Certificate of Incorporation of the Company,
                        filed as Exhibit 3.3 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
       3.4           -- Amendment No. 1 to the Bylaws of the Company, filed as Exhibit 3.4 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
       4.1***        -- Specimen Common Stock Certificate.
       5.1***        -- Opinion of Haynes and Boone, LLP, regarding legality of the Common
                        Stock being issued.
      10.1           -- Master Agreement for Air Charter Transportation Services ("GM
                        Agreement") dated as of June 4, 1990 by and between General Motors
                        Corp. ("GM") and Kitty Hawk Charters, Inc. ("Charters"), filed as
                        Exhibit 10.1 to the Registrant's previously filed Registration
                        Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.2           -- Addendum No. 1 to the GM Agreement dated as of August 9, 1990 by and between the Company and GM, filed as Exhibit 10.2 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.3           -- Addendum No. 1 to the GM Agreement dated as of June 4, 1991 by and between the Company and GM, filed as Exhibit 10.3 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.4           -- Addendum No. 2 to the GM Agreement dated as of October 1, 1990 by and between the Company and GM, filed as Exhibit 10.4 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

      10.5           -- Addendum No. 3 to the GM Agreement dated as of November 5, 1990 by and between the Company and GM, filed as Exhibit 10.5 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.6           -- Addendum No. 4 to the GM Agreement dated as of December 3, 1990 by and between the Company and GM, filed as Exhibit 10.6 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.7           -- Addendum No. 5 to the GM Agreement dated as of January 7, 1991 by and between the Company and GM, filed as Exhibit 10.7 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.8           -- Addendum No. 6 to the GM Agreement dated as of February 4, 1991 by and between the Company and GM, filed as Exhibit 10.8 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.9           -- Addendum No. 7 to the GM Agreement dated as of March 4, 1991 by and between the Company and GM, filed as Exhibit 10.9 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.10          -- Revision to Appendices and to Master Agreement for Air Charter
                        Transportation Services dated August 13, 1992 by and between the
                        Company and GM, filed as Exhibit 10.10 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.11          -- Addendum No. 5 to the GM Agreement dated as of May 1, 1994 by and between the Company and GM, filed as Exhibit 10.11 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.12          -- Aircraft Charter Agreement dated as of February 9, 1994 by and between the Company and DHL Airways, Inc., filed as Exhibit 10.13 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.13***       -- Agreement to Furnish Three (3) CV-600 Aircraft and Air Cargo Services
                        dated as of May 15, 1995 by and between the Company and Burlington
                        Air Express Inc. ("Burlington").
      10.14**        -- Agreement to Furnish Five (5) B727-200 Aircraft and Air Cargo
                        Services dated as of March 1, 1996 by and between the Company and
                        Burlington.
      10.15**        -- Aircraft Operating Lease dated as of March 14, 1995 by and between
                        Ting Hong Oceanic Enterprises Co., Ltd. ("Ting Hong") and the
                        Company.
      10.16**        -- Amendment and Extension of Aircraft Operating Lease dated April 24,
                        1996 by and between Ting Hong and the Company.
      10.17**        -- Aircraft Operating Lease dated April 19, 1996 by and between the
                        Company and Pacific East Asia Cargo Airlines, Inc.
      10.18          -- Settlement Agreement dated as of August 22, 1994 by and between the
                        Company, Aircargo, Leasing, M. Tom Christopher, American
                        International Airways, Inc., and Conrad Kalitta, filed as Exhibit
                        10.32 to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.19          -- Sublease Agreement dated as of March 1, 1993 by and between Robert F.
                        Grammer and M. Tom Christopher, filed as Exhibit 10.33 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

      10.20          -- Transfer and Assignment of Sublease Agreement dated as of October 26,
                        1994 by and between the Company, M. Tom Christopher and Robert F.
                        Grammer, filed as Exhibit 10.34 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
      10.21****      --
      10.22****      --
      10.23****      --
      10.24****      --
      10.25          -- Salary Continuation Agreement dated as of June 15, 1993 by and between the Company and M. Tom Christopher, filed as Exhibit 10.36 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.26          -- Split Dollar Insurance Agreement dated as of June 15, 1993 by and between the Company and James R. Craig, filed as Exhibit 10.37 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.27          -- Split Dollar Insurance Agreement dated as of June 15, 1993 by and between the Company and James R. Craig, filed as Exhibit 10.38 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.28***       -- Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan, dated as of September 3, 1996.
      10.29****      --
      10.30***       -- Kitty Hawk, Inc. Amended and Restated Employee Stock Purchase Plan,
                        dated as of September 3, 1996.
      10.31***       -- Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation
                        Plan, dated as of September 3, 1996.
      10.32          -- Kitty Hawk, Inc. 401(k) Savings Plan, filed as Exhibit 10.43 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.33          -- Employment Agreement dated as of October 27, 1994 by and between the
                        Company and M. Tom Christopher, filed as Exhibit 10.45 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.34*         -- Amended and Restated Employment Agreement dated as of June 12, 1996 by and between the Company and Richard R. Wadsworth.
      10.35*         -- Amended and Restated Employment Agreement dated as of December 31,
                        1995 by and between the Company and Tilmon J. Reeves.
      10.36****      --
      10.37****      --
      10.38****      --
      10.39****      --
      10.40          -- Request for written consent to expand ownership without management change dated as of October 26, 1994 granted by GM, filed as Exhibit
                        10.50 to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

      10.41          -- Request for written consent to certain disclosures of Master
                        Agreement and contractual relationship dated as of October 26, 1994 granted by GM, filed as Exhibit 10.51 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.42          -- Kavouras Customer Order Acknowledgment, filed as Exhibit 10.52 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.43          -- Kavouras Meteorological Services Agreement, filed as Exhibit 10.53 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.44          -- Computer Flight Plan and Weather Service Agreement dated as of June
                        11, 1992 by and between Aircargo and Jeppesen DataPlan, Inc., filed as Exhibit 10.54 to the Registrant's previously filed Registration
                        Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.45*****     -- Purchase Agreement between Federal Express Corporation and Postal
                        Air, Inc. (predecessor to the Company) dated as of October 22, 1992
                        (the "FEASI Agreement").
      10.46**        -- Amendment No. 1 dated November 17, 1992 to the FEASI Agreement.
      10.47**        -- Amendment No. 2 dated February 1993 to the FEASI Agreement.
      10.48**        -- Amendment No. 3 dated June 11, 1993 to the FEASI Agreement.
      10.49**        -- Amendment No. 4 dated May 10, 1994 to the FEASI Agreement.
      10.50**        -- Amendment No. 5 dated September 29, 1995 to the FEASI Agreement.
      10.51***       -- Amended and Restated Credit Agreement, dated as of August 14, 1996, by and among the Company, Wells Fargo Bank (Texas), National
                        Association, and Bank One, Texas, N.A.
      21.1***        -- Subsidiaries of the Registrant.
      23.1*          -- Consent of Ernst & Young LLP.
      23.2           -- Consent of Haynes and Boone, LLP (contained in legal opinion).
      24.1***        -- The power of attorney of officers and directors of the Company is set forth on the signature page hereto.
      27.1***        -- Financial Data Schedule.


- ---------------
    *Filed herewith.
   ** Previously filed and confidential treatment requested for certain portions pursuant to the Commission's Rule 406.
  ***Previously filed.
 ****Exhibit deleted because it is no longer applicable.

***** Filed herewith and confidential treatment requested for certain portions pursuant to the Commission's Rule 406.


     (b) Financial Statement Schedules and Auditors' Reports on Schedules:

               None

ITEM 17. UNDERTAKINGS

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of September, 1996.


                                          KITTY HAWK, INC.

                                          By: /s/  RICHARD R. WADSWORTH
                                              ----------------------------------
                                                  Richard R. Wadsworth
                                         Senior Vice President -- Finance, Chief
                                            Financial Officer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of September, 1996.


                    NAME                                          CAPACITIES
- ---------------------------------------------    --------------------------------------------
             /s/  M. TOM CHRISTOPHER*            Chairman of the Board of Directors, and
- ---------------------------------------------      Chief Executive Officer
             M. Tom Christopher
               /s/  TILMON J. REEVES*            President, Chief Operating Officer, and
- ---------------------------------------------      Director
              Tilmon J. Reeves
           /s/  RICHARD R. WADSWORTH             Senior Vice President -- Finance, Chief
- ---------------------------------------------      Financial Officer, Secretary, and
            Richard R. Wadsworth                   Director, and Principal Financial and
                                                   Accounting Officer
               /s/  TED J. COONFIELD*            Director
- ---------------------------------------------
              Ted J. Coonfield
                 /s/  JAMES R. CRAIG*            Director
- ---------------------------------------------
               James R. Craig
              /s/  ROBERT F. GRAMMER*            Director
- ---------------------------------------------
              Robert F. Grammer
                 /s/  LEWIS S. WHITE*            Director
- ---------------------------------------------
               Lewis S. White
        *   /s/  RICHARD R. WADSWORTH
- ---------------------------------------------
            Richard R. Wadsworth
        (As Attorney-in-Fact for each
            person as indicated)

                              INDEX TO EXHIBITS


      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
       1.1***        -- Form of Underwriting Agreement.
       3.1           -- Certificate of Incorporation of Kitty Hawk, Inc. (the "Company"),
                        filed as Exhibit 3.1 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
       3.2           -- Bylaws of the Company, filed as Exhibit 3.2 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
       3.3           -- Amendment No. 1 to the Certificate of Incorporation of the Company,
                        filed as Exhibit 3.3 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
       3.4           -- Amendment No. 1 to the Bylaws of the Company, filed as Exhibit 3.4 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
       4.1***        -- Specimen Common Stock Certificate.
       5.1***        -- Opinion of Haynes and Boone, LLP, regarding legality of the Common
                        Stock being issued.
      10.1           -- Master Agreement for Air Charter Transportation Services ("GM
                        Agreement") dated as of June 4, 1990 by and between General Motors
                        Corp. ("GM") and Kitty Hawk Charters, Inc. ("Charters"), filed as
                        Exhibit 10.1 to the Registrant's previously filed Registration
                        Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.2           -- Addendum No. 1 to the GM Agreement dated as of August 9, 1990 by and between the Company and GM, filed as Exhibit 10.2 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.3           -- Addendum No. 1 to the GM Agreement dated as of June 4, 1991 by and between the Company and GM, filed as Exhibit 10.3 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.4           -- Addendum No. 2 to the GM Agreement dated as of October 1, 1990 by and between the Company and GM, filed as Exhibit 10.4 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.5           -- Addendum No. 3 to the GM Agreement dated as of November 5, 1990 by and between the Company and GM, filed as Exhibit 10.5 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.6           -- Addendum No. 4 to the GM Agreement dated as of December 3, 1990 by and between the Company and GM, filed as Exhibit 10.6 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.7           -- Addendum No. 5 to the GM Agreement dated as of January 7, 1991 by and between the Company and GM, filed as Exhibit 10.7 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.

      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
      10.8           -- Addendum No. 6 to the GM Agreement dated as of February 4, 1991 by and between the Company and GM, filed as Exhibit 10.8 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.9           -- Addendum No. 7 to the GM Agreement dated as of March 4, 1991 by and between the Company and GM, filed as Exhibit 10.9 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No.
                        33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.10          -- Revision to Appendices and to Master Agreement for Air Charter
                        Transportation Services dated August 13, 1992 by and between the
                        Company and GM, filed as Exhibit 10.10 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.11          -- Addendum No. 5 to the GM Agreement dated as of May 1, 1994 by and between the Company and GM, filed as Exhibit 10.11 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.12          -- Aircraft Charter Agreement dated as of February 9, 1994 by and between the Company and DHL Airways, Inc., filed as Exhibit 10.13 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.13***       -- Agreement to Furnish Three (3) CV-600 Aircraft and Air Cargo Services
                        dated as of May 15, 1995 by and between the Company and Burlington
                        Air Express Inc. ("Burlington").
      10.14**        -- Agreement to Furnish Five (5) B727-200 Aircraft and Air Cargo
                        Services dated as of March 1, 1996 by and between the Company and
                        Burlington.
      10.15**        -- Aircraft Operating Lease dated as of March 14, 1995 by and between
                        Ting Hong Oceanic Enterprises Co., Ltd. ("Ting Hong") and the
                        Company.
      10.16**        -- Amendment and Extension of Aircraft Operating Lease dated April 24,
                        1996 by and between Ting Hong and the Company.
      10.17**        -- Aircraft Operating Lease dated April 19, 1996 by and between the
                        Company and Pacific East Asia Cargo Airlines, Inc.
      10.18          -- Settlement Agreement dated as of August 22, 1994 by and between the
                        Company, Aircargo, Leasing, M. Tom Christopher, American
                        International Airways, Inc., and Conrad Kalitta, filed as Exhibit
                        10.32 to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.19          -- Sublease Agreement dated as of March 1, 1993 by and between Robert F.
                        Grammer and M. Tom Christopher, filed as Exhibit 10.33 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.20          -- Transfer and Assignment of Sublease Agreement dated as of October 26,
                        1994 by and between the Company, M. Tom Christopher and Robert F.
                        Grammer, filed as Exhibit 10.34 to the Registrant's previously filed
                        Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of
                        December 1994, which exhibit is incorporated herein by reference.
      10.21****      --
      10.22****      --
      10.23****      --
      10.24****      --
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


      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
      10.25          -- Salary Continuation Agreement dated as of June 15, 1993 by and between the Company and M. Tom Christopher, filed as Exhibit 10.36 to the Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.26          -- Split Dollar Insurance Agreement dated as of June 15, 1993 by and between the Company and James R. Craig, filed as Exhibit 10.37 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.27          -- Split Dollar Insurance Agreement dated as of June 15, 1993 by and between the Company and James R. Craig, filed as Exhibit 10.38 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.28***       -- Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan, dated as of September 3, 1996.
      10.29****      --
      10.30***       -- Kitty Hawk, Inc. Amended and Restated Employee Stock Purchase Plan,
                        dated as of September 3, 1996.
      10.31***       -- Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation
                        Plan, dated as of September 3, 1996.
      10.32          -- Kitty Hawk, Inc. 401(k) Savings Plan, filed as Exhibit 10.43 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.33          -- Employment Agreement dated as of October 27, 1994 by and between the
                        Company and M. Tom Christopher, filed as Exhibit 10.45 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.34*         -- Amended and Restated Employment Agreement dated as of June 12, 1996 by and between the Company and Richard R. Wadsworth.
      10.35*         -- Amended and Restated Employment Agreement dated as of December 31,
                        1995 by and between the Company and Tilmon J. Reeves.
      10.36****      --
      10.37****      --
      10.38****      --
      10.39****      --
      10.40          -- Request for written consent to expand ownership without management change dated as of October 26, 1994 granted by GM, filed as Exhibit
                        10.50 to the Registrant's previously filed Registration Statement on
                        Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.41          -- Request for written consent to certain disclosures of Master
                        Agreement and contractual relationship dated as of October 26, 1994 granted by GM, filed as Exhibit 10.51 to the Registrant's previously filed Registration Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.42          -- Kavouras Customer Order Acknowledgment, filed as Exhibit 10.52 to the
                        Registrant's previously filed Registration Statement on Form S-1
                        (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.


      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
reference.10.44      -- Computer Flight Plan and Weather Service Agreement dated as of June
                        11, 1992 by and between Aircargo and Jeppesen DataPlan, Inc., filed as Exhibit 10.54 to the Registrant's previously filed Registration
                        Statement on Form S-1 (Reg. No. 33-85698) dated as of December 1994, which exhibit is incorporated herein by reference.
      10.45*****     -- Purchase Agreement between Federal Express Corporation and Postal
                        Air, Inc. (predecessor to the Company) dated as of October 22, 1992
                        (the "FEASI Agreement").
      10.46**        -- Amendment No. 1 dated November 17, 1992 to the FEASI Agreement.
      10.47**        -- Amendment No. 2 dated February 1993 to the FEASI Agreement.
      10.48**        -- Amendment No. 3 dated June 11, 1993 to the FEASI Agreement.
      10.49**        -- Amendment No. 4 dated May 10, 1994 to the FEASI Agreement.
      10.50**        -- Amendment No. 5 dated September 29, 1995 to the FEASI Agreement.
      10.51***       -- Amended and Restated Credit Agreement, dated as of August 14, 1996, by and among the Company, Wells Fargo Bank (Texas), National
                        Association, and Bank One, Texas, N.A.
      21.1***        -- Subsidiaries of the Registrant.
      23.1*          -- Consent of Ernst & Young LLP.
      23.2           -- Consent of Haynes and Boone, LLP (contained in legal opinion).
      24.1***        -- The power of attorney of officers and directors of the Company is set forth on the signature page hereto.
      27.1***        -- Financial Data Schedule.


- ---------------
    *Filed herewith.
   ** Previously filed and confidential treatment requested for certain portions pursuant to the Commission's Rule 406.
  ***Previously filed.
 ****Exhibit deleted because it is no longer applicable.

***** Filed herewith and confidential treatment requested for certain portions pursuant to the Commission's Rule 406.